Exhibit 10.1

EXECUTION COPY

AMENDED AND RESTATED RECEIVABLES PURCHASE AGREEMENT

dated as of October 24, 2006

among

AGC FUNDING CORPORATION,

as Seller,

AMERICAN GREETINGS CORPORATION,

as Servicer,

THE MEMBERS OF VARIOUS PURCHASER GROUPS

FROM TIME TO TIME PARTY HERETO

and

PNC BANK, NATIONAL ASSOCIATION,

as Administrator and as LC Bank

-i-

TABLE OF CONTENTS

(continued)

-ii-

TABLE OF CONTENTS

(continued)

		Page
Section 6.15	Purchaser Groups’ Liabilities	40

Section 6.16	Call Option	40

EXHIBIT I	Definitions
EXHIBIT II	Conditions of Purchases
EXHIBIT III	Representations and Warranties
EXHIBIT IV	Covenants
EXHIBIT V	Termination Events

SCHEDULE 1.2(b)	Purchase Payment Accounts
SCHEDULE I	Credit and Collection Policy
SCHEDULE II	Lock-Box Banks and Lock-Box Accounts
SCHEDULE III	Trade Names

ANNEX A	Form of Information Package
ANNEX B	Form of Purchase Notice
ANNEX C	Form of Assumption Agreement
ANNEX D	Form of Transfer Supplement
ANNEX E	Form of Paydown Notice
ANNEX F	Form of Letter of Credit Application

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This AMENDED AND RESTATED RECEIVABLES PURCHASE AGREEMENT (as amended, supplemented or otherwise modified from time to time, this “Agreement”) is entered into as of October 24, 2006, among AGC FUNDING CORPORATION, a Delaware corporation, as seller (the “Seller”), AMERICAN GREETINGS CORPORATION, an Ohio corporation (“Greetings”), as servicer (in such capacity, together with its successors and permitted assigns in such capacity, the “Servicer”), THE MEMBERS OF VARIOUS PURCHASER GROUPS FROM TIME TO TIME PARTIES HERETO, PNC BANK, NATIONAL ASSOCIATION (“PNC”), as Administrator for each Purchaser Group (in such capacity, the “Administrator”) and as issuer of Letters of Credit (in such capacity, together with its successors and permitted assigns in such capacity, the “LC Bank”), and each of the other members of each Purchaser Group party hereto or that become parties hereto by executing an Assumption Agreement or a Transfer Supplement.

PRELIMINARY STATEMENTS. Certain terms that are capitalized and used throughout this Agreement are defined in Exhibit I. References in the Exhibits hereto to the “Agreement” refer to this Agreement, as amended, supplemented or otherwise modified from time to time.

The Seller (i) desires to sell, transfer and assign an undivided variable percentage interest in a pool of receivables, and the Purchasers desire to acquire such undivided variable percentage interest, as such percentage interest shall be adjusted from time to time based upon, in part, reinvestment payments that are made by such Purchasers and (ii) may, subject to the terms and conditions hereof, request that the LC Bank issue or cause the issuance of Letters of Credit.

This Agreement amends and restates in its entirety, as of the Closing Date, the Receivables Purchase Agreement, dated as of August 7, 2001 (as amended, restated, supplemented or otherwise modified prior to the date hereof, the “Original Agreement”), among the Seller, the Servicer, the financial institutions party thereto from time to time and the Administrator. Notwithstanding the amendment and restatement of the Original Agreement by this Agreement, the Seller and Servicer shall continue to be liable to PNC, each of the financial institutions party to the Original Agreement from time to time or any other Indemnified Party or Affected Person (as such terms are defined in the Original Agreement) for fees and expenses which are accrued and unpaid under the Original Agreement on the date hereof, as notified by each Purchaser Agent to the Seller and the Servicer (collectively, the “Original Agreement Outstanding Amounts”), and all agreements to indemnify such parties in connection with events or conditions arising or existing prior to the effective date of this Agreement. Upon the effectiveness of this Agreement, PNC as LC Bank shall become a party to this Agreement and each reference to the Original Agreement in any other document, instrument or agreement shall mean and be a reference to this Agreement. Nothing contained herein, unless expressly herein stated to the contrary, is intended to amend, modify or otherwise affect any other instrument, document or agreement executed and/or delivered in connection with the Original Agreement.

In consideration of the mutual agreements, provisions and covenants contained herein, the parties hereto agree as follows:

ARTICLE I

AMOUNTS AND TERMS OF THE PURCHASES

Section 1.1 Purchase Facility.

(a) On the terms and subject to the conditions hereof, the Seller may, from time to time before the Facility Termination Date, request that the Conduit Purchasers, or, only if a Conduit Purchaser denies such request or is unable to fund (and provides notice of such denial or inability to the Seller, the Administrator and its Purchaser Agent), ratably request that the Related Committed Purchasers, make purchases of and reinvestments in and, if so requested in accordance with and subject to the terms of this Agreement, the LC Bank hereby agrees to issue Letters of Credit in return for undivided percentage ownership interests with regard to the Purchased Interest from the Seller from time to time from the date hereof to the Facility Termination Date. Subject to Section 1.4(b), concerning reinvestments, at no time will a Conduit Purchaser that is not also a Related Committed Purchaser have any obligation to make a Purchase. Each Related Committed Purchaser severally hereby agrees, on the terms and subject to the conditions hereof, to make Purchases before the Facility Termination Date, based on the applicable Purchaser Group’s Ratable Share of each purchase requested pursuant to Section 1.2(a) (each a “Purchase”) (and, in the case of each Related Committed Purchaser, its Commitment Percentage of its Purchaser Group’s Ratable Share of such Purchase) to the extent its Investment would not thereby exceed its Commitment and the Aggregate Investment would not (after giving effect to all Purchases on such date) exceed the Purchase Limit.

The Seller may, subject to the remainder of this paragraph (a) and the other requirements and conditions herein, use the proceeds of any purchase or reinvestment by the Purchasers hereunder to satisfy its Reimbursement Obligation to the LC Bank pursuant to Section 1.14 below.

In addition, in the event the Seller fails to reimburse the LC Bank for the full amount of any drawing under any Letter of Credit on the applicable Drawing Date (out of its own funds available therefor, or otherwise, at such time), pursuant to Section 1.14 below, then the Seller shall, automatically (and without the requirement of any further action on the part of any Person hereunder), be deemed to have requested a new Purchase from the Purchasers on such date, pursuant to the terms hereof, in an amount equal to the amount of such Reimbursement Obligation that is due and owing at such time. Subject to the limitations on funding set forth in the remainder of this paragraph (a) below (and the other requirements and conditions herein), the Purchasers shall fund such deemed purchase request and deliver the proceeds thereof directly to the Administrator to be immediately distributed to the LC Bank in satisfaction of the Seller’s Reimbursement Obligation pursuant to Section 1.14 below, to the extent of the amounts permitted to be funded by the Purchasers, at such time, hereunder.

Notwithstanding anything set forth in this paragraph (a) or otherwise herein to the contrary, under no circumstances shall any Purchaser make any such purchase or

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reinvestment (including, without limitation, any deemed purchases by the Purchasers pursuant to the immediately preceding paragraphs of this Section 1.1(a)), or issue any Letter of Credit, as applicable, if, after giving effect to such purchase, reinvestment or issuance, (i) the aggregate outstanding amount of the Investment funded by such Purchaser shall exceed (A) its Purchaser Group’s Group Commitment, as the same may be reduced from time to time pursuant to Section 1.1(b), minus (B) in the case of the LC Bank, the face amount of any outstanding Letters of Credit or (ii) the Aggregate Investment plus the LC Amount would exceed the Purchase Limit.

(b) The Seller may, upon at least 60 days’ written notice to the Administrator and each Purchaser Agent terminate the purchase facility provided for in this Section in whole or, upon 30 days’ written notice to the Administrator and each Purchaser Agent, from time to time, irrevocably reduce in part the unfunded portion of the Purchase Limit (but not below the amount which would cause the Investment of any Purchaser Group to exceed its Group Commitment (after giving effect to such reduction)); provided that each partial reduction shall be in the amount of at least $10,000,000, or an integral multiple of $1,000,000 in excess thereof and unless terminated in whole, the Purchase Limit shall in no event be reduced below $50,000,000. Such reduction shall, at the option of the Seller, be applied to reduce the Group Commitment of the Purchaser Group to which Liberty Street Funding Corporation is a member. The Administrator shall promptly advise the Purchaser Agents of any notice received by it pursuant to this Section 1.1(b); it being understood that (in addition to and without limiting any other requirements for termination, prepayment and/or funding of the LC Collateral Account hereunder) no such termination or reduction shall be effective unless and until (i) in the case of a termination, the amount on deposit in the LC Collateral Account is at least equal to the then outstanding LC Amount and (ii) in the case of a partial reduction, the amount on deposit in the LC Collateral Account is at least equal to the positive difference between the then outstanding LC Amount minus the Purchase Limit as so reduced by such partial reduction.

Section 1.2 Making Purchases.

(a) Each Funded Purchase (but not reinvestment) of undivided percentage ownership interests with regard to the Purchased Interest hereunder shall be made upon the Seller’s irrevocable written notice in the form of Annex B delivered to the Administrator and each Purchaser Agent in accordance with Section 6.2 (which notice must be received by the Administrator and each Purchaser Agent before 11:00 a.m., New York City time) at least two Business Days before the requested Purchase Date, which notice shall specify: (A) solely in the case of a Funded Purchase to be made by a Conduit Purchaser or a Related Committed Purchaser, the amount requested to be paid to the Seller (such amount, which shall not be less than $300,000 (or an integral multiple of $100,000 in excess thereof), or such lesser amount as is agreed to by the Administrator and each Purchaser Agent, with respect to each Purchaser Group, being the aggregate of the Investments of each Purchaser within such Purchaser Group, relating to the undivided percentage ownership interest then being purchased), (B) the date of such Funded Purchase (which shall be a Business Day), and (C) a pro forma calculation of the Purchased Interest after giving effect to the increase in the Aggregate

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Investment. If the Purchase is requested from a Conduit Purchaser and such Conduit Purchaser determines, in its sole discretion, to make the requested Purchase, such Conduit Purchaser shall transfer to the account of the Seller described in Section 1.2(b), below (the “Disbursement Account”), an amount equal to such Conduit Purchaser’s Purchaser Group Ratable Share of such Purchase by no later than 4:00 p.m. (New York time) on the requested Purchase Date. If the Purchase is requested from the Related Committed Purchasers for a Purchaser Group (in the case where the related Conduit Purchaser determined not to or was unable to make such Purchase), subject to the terms and conditions hereof, such Related Committed Purchasers for a Purchaser Group shall transfer the applicable Purchaser Group’s Ratable Share of each Purchase (and, in the case of each Related Committed Purchaser, its Commitment Percentage of its Purchaser Group’s Ratable Share of such Purchase) into the Disbursement Account by no later than 4:00 p.m. (New York time) on the requested Purchase Date.

(b) On the date of each Funded Purchase (but not reinvestment or issuance of a Letter of Credit) of undivided percentage ownership interests with regard to the Purchased Interest hereunder, each Purchaser (or the related Purchaser Agent on its behalf) shall make available to the Seller, at or prior to the time set forth above, in same day funds, in the bank account set forth on Schedule 1.2(b), an amount equal to the proceeds of such Purchase.

(c) Effective on the date of each Funded Purchase pursuant to this Section 1.2 and each reinvestment pursuant to Section 1.4, the Seller hereby sells and assigns to the Administrator for the benefit of the applicable Purchasers (ratably, according to each such Purchaser’s Investment plus the LC Amount outstanding at such time) an undivided percentage ownership interest in: (i) each Pool Receivable then existing, (ii) all Related Security with respect to such Pool Receivables, and (iii) all Collections with respect to, and other proceeds of, such Pool Receivables and Related Security.

(d) To secure all of the Seller’s obligations (monetary or otherwise) under this Agreement and the other Transaction Documents to which it is a party, whether now or hereafter existing or arising, due or to become due, direct or indirect, absolute or contingent, the Seller hereby grants to the Administrator for the benefit of the Purchasers a security interest in all of the Seller’s right, title and interest (including any undivided interest of the Seller) in, to and under all of the following, whether now or hereafter owned, existing or arising: (i) all Pool Receivables, (ii) all Related Security with respect to such Pool Receivables, (iii) all Collections with respect to such Pool Receivables, (iv) the Lock-Box Accounts and all amounts on deposit therein, and all certificates and instruments, if any, from time to time evidencing such Lock-Box Accounts and amounts on deposit therein, (v) all books and records of each Pool Receivable, and all Transaction Documents to which the Seller is a party, together with all rights (but none of the obligations) of the Seller thereunder and (vi) all proceeds and products of, and all amounts received or receivable under any or all of, the foregoing (collectively, the “Pool Assets”). The Administrator, for the benefit of the Purchasers, shall have, with respect to the Pool Assets, and in addition to all the other rights and remedies available to the Administrator and the Purchasers, all the rights and remedies of a secured party under any applicable UCC.

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(e) Whenever the LC Bank issues a Letter of Credit pursuant to Section 1.12 hereof, the LC Bank shall, automatically and without further action of any kind being required on the effective date of issuance of such Letter of Credit, irrevocably be deemed to have made a Funded Purchase hereunder in the event that such Letter of Credit is subsequently drawn and such drawn amount shall not have been reimbursed pursuant to Section 1.14 upon such draw. All such Funded Purchases shall comprise Base Rate Portions of Investment in an amount equal to the amount of such draw (without regard to the numerical requirements set forth in Section 1.2(a)) and shall accrue Discount from the date of such draw. In the event that any Letter of Credit expires or is surrendered without being drawn (in whole or in part) then, in such event, the LC Bank’s commitment to make Funded Purchases shall expire with respect to such Letter of Credit and the LC Amount shall automatically reduce by the amount of the Letter of Credit which is no longer outstanding.

(f) The Seller may, with the written consent of the Administrator and each Purchaser Agent, add additional Persons as Purchasers (either to an existing Purchaser Group or by creating new Purchaser Groups) or cause an existing Purchaser to increase its Commitment in connection with a corresponding increase in the Purchase Limit; provided, however, that the Commitment of any Purchaser may only be increased with the consent of such Purchaser. Each new Purchaser (or Purchaser Group) and each Purchaser increasing its Commitment shall become a party hereto or increase its Commitment, as the case may be, by executing and delivering to the Administrator and the Seller an Assumption Agreement in the form of Annex C hereto (which Assumption Agreement shall, in the case of any new Purchaser or Purchasers, be executed by each Person in such new Purchaser’s Purchaser Group).

(g) Each Related Committed Purchaser’s obligation hereunder shall be several, such that the failure of any Related Committed Purchaser to make a payment in connection with any Funded Purchase hereunder shall not relieve any other Related Committed Purchaser of its obligation hereunder to make payment for any Purchase. Further, in the event any Related Committed Purchaser fails to satisfy its obligation to make a Funded Purchase as required hereunder, upon receipt of notice of such failure from the Administrator (or any relevant Purchaser Agent), subject to the limitations set forth herein, the non-defaulting Related Committed Purchasers in such defaulting Related Committed Purchaser’s Purchaser Group shall purchase the defaulting Related Committed Purchaser’s Commitment Percentage of the related Purchase pro rata in proportion to their relative Commitment Percentages (determined without regard to the Commitment Percentage of the defaulting Related Committed Purchaser; it being understood that a defaulting Related Committed Purchaser’s Commitment Percentage of any Purchase shall be first put to the Related Committed Purchasers in such defaulting Related Committed Purchaser’s Purchaser Group and thereafter if there are no other Related Committed Purchasers in such Purchaser Group or if such other Related Committed Purchasers are also defaulting Related Committed Purchasers, then such defaulting Related Committed Purchaser’s Commitment Percentage of such Funded Purchase shall be put to each other Purchaser Group ratably and applied in accordance with this paragraph (g)). Notwithstanding anything in this paragraph (g) to the contrary, no Related Committed Purchaser shall be required to make a Purchase pursuant to this

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paragraph for an amount which would cause (i) the Investment of such Related Committed Purchaser (after giving effect to such Funded Purchase) to exceed its Commitment or (ii) the sum of the aggregate Investments of all Purchasers in the Purchaser Group of such Related Committed Purchaser (after giving effect to such Funded Purchase) to exceed the sum of the Commitments of all of the Purchasers in such Purchaser Group.

Section 1.3 Purchased Interest Computation. The Purchased Interest shall be initially computed on the date of the initial Purchase hereunder. Thereafter, until the Facility Termination Date, such Purchased Interest shall be automatically recomputed (or deemed to be recomputed) on each Business Day other than a Termination Day. From and after the occurrence of any Termination Day, the Purchased Interest shall (until the event(s) giving rise to such Termination Day are satisfied or are waived by the Administrator and the Majority Purchaser Agents) be deemed to be 100%. The Purchased Interest shall become zero when the Aggregate Investment thereof and Aggregate Discount thereon shall have been paid in full, an amount equal to 100% of the LC Amount has been deposited in the LC Collateral Account, all the amounts owed by the Seller, each Originator, Greetings and the Servicer hereunder or under any other Transaction Document to each Purchaser, each Purchaser Agent, the Administrator and any other Indemnified Party or Affected Person are paid in full, and the Servicer shall have received the accrued Servicing Fee thereon.

Section 1.4 Settlement Procedures.

(a) The collection of the Pool Receivables shall be administered by the Servicer in accordance with this Agreement. The Seller shall provide to the Servicer on a timely basis all information needed for such administration, including notice of the occurrence of any Termination Day and current computations of the Purchased Interest.

(b) The Servicer shall, on each day on which Collections of Pool Receivables are received (or deemed received) by the Seller or the Servicer:

(i) set aside and hold in trust (and shall, at the request of the Administrator (with the consent or at the direction of the Majority Purchaser Agents), segregate in a separate account approved by the Administrator if, at the time of such request, there exists an Unmatured Termination Event or a Termination Event (or if the failure to so segregate reasonably could be expected to cause a Material Adverse Effect)) for the benefit of each Purchaser Group, out of the Purchasers’ Share of such Collections, first, an amount equal to the Aggregate Discount accrued through such day for each Portion of Investment and not previously set aside, second, an amount equal to the fees set forth in each Purchaser Group Fee Letter accrued and unpaid through such day, and third, to the extent funds are available therefor, an amount equal to the aggregate of each Purchaser Group’s Ratable Share of the Purchasers’ Share of the Servicing Fee accrued through such day and not previously set aside,

(ii) subject to Section 1.4(f), if such day is not a Termination Day, remit to the Seller, ratably, on behalf of each Purchaser Group, the remainder of

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the Purchasers’ Share of such Collections. Such remainder shall, to the extent representing a return on the Aggregate Investment, ratably, according to each Purchaser’s Investment, be automatically reinvested in Pool Receivables, and in the Related Security, Collections and other proceeds with respect thereto; provided, however, that if the Purchased Interest would exceed 100%, then the Servicer shall not reinvest, but shall set aside and hold in trust for the benefit of the Purchasers (and shall, at the request of the Administrator (with the consent or at the direction of the Majority Purchaser Agents), segregate in a separate account approved by the Administrator if, at the time of such request, there exists an Unmatured Termination Event or a Termination Event (or if the failure to so segregate reasonably could be expected to cause a Material Adverse Effect)) a portion of such Collections that, together with the other Collections set aside pursuant to this paragraph, shall equal the amount necessary to reduce the Purchased Interest to 100%; provided, further, that in the case of any Purchaser that has provided notice (an “Exiting Notice”) to its Purchaser Agent of its refusal, pursuant to Section 1.20, to extend its Commitment hereunder (an “Exiting Purchaser”), then such Purchaser’s ratable share of such Collections based on its Investment shall not be reinvested and shall instead be held in trust for the benefit of such Purchaser and applied in accordance with clause (iii) below,

(iii) if such day is a Termination Day (or any day following the provision of an Exiting Notice), set aside, segregate and hold in trust (and shall, at the request of the Administrator (with the consent or at the direction of the Majority Purchaser Agents), segregate in a separate account approved by the Administrator) for the benefit of each Purchaser Group the entire remainder of the Purchasers’ Share of the Collections (or in the case of an Exiting Purchaser an amount equal to such Purchaser’s ratable share of such Collections based on its Investment; provided, that solely for the purpose of determining such Purchaser’s ratable share of such Collections, such Purchaser’s Investment shall be deemed to remain constant from the date of the provision of an Exiting Notice until the date such Purchaser’s Investment has been paid in full; it being understood that if such day is also a Termination Day, such Exiting Purchaser’s Investment shall be recalculated taking into account amounts received by such Purchaser in respect of this parenthetical and thereafter Collections shall be set aside for such Purchaser ratably in respect of its Investment (as recalculated)); provided, that if amounts are set aside and held in trust on any Termination Day of the type described in clause (a) of the definition of “Termination Day” (or any day following the provision of an Exiting Notice) and, thereafter, the conditions set forth in Section 2 of Exhibit II are satisfied or waived by the Administrator and the Majority Purchaser Agents (or in the case of an Exiting Notice, such Exiting Notice has been revoked by the related Exiting Purchaser, and written notice thereof has been provided to the Administrator, the related Purchaser Agent and the Servicer), such previously set-aside amounts shall, to the extent representing a return on Aggregate Investment (or the Investment of the Exiting Purchaser) and ratably in accordance with each Purchaser’s Investment, be reinvested in accordance with

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clause (ii) on the day of such subsequent satisfaction or waiver of conditions or revocation of Exiting Notice, and

(iv) release to the Seller (subject to Section 1.4(f)) for its own account any Collections in excess of: (w) amounts required to be reinvested in accordance with clause (ii) or the proviso to clause (iii) plus (x) the amounts that are required to be set aside pursuant to clause (i) and the provisos to clause (ii) and clause (iii) plus (y) the Seller’s Share of the Servicing Fee accrued and unpaid through such day and all reasonable and appropriate out-of-pocket costs and expenses of the Servicer for servicing, collecting and administering the Pool Receivables plus (z) all other amounts then due and owing by the Seller under this Agreement to the applicable Conduit Purchaser, the LC Bank, the Administrator and any other Indemnified Party or Affected Person.

(c) The Servicer shall, in accordance with the priorities set forth in Section 1.4(d), below, deposit into each applicable Purchaser’s account (or such other account designated by such applicable Purchaser or its Purchaser Agent), on each Settlement Date, Collections held for each Purchaser with respect to such Purchaser’s Portion(s) of Investment pursuant to clause (b)(i) or (f) of Section 1.4 plus the amount of Collections then held for such Purchaser pursuant to clauses (b)(ii) and (iii) of Section 1.4; provided, that if Greetings, any Originator, AGSC or an Affiliate thereof is the Servicer, such day is not a Termination Day and the Administrator has not notified Greetings, AGSC or such Originator (or such Affiliate) that such right is revoked, Greetings, AGSC or such Originator (or such Affiliate) may retain the portion of the Collections set aside pursuant to clause (b)(i) that represents the aggregate of each Purchaser Group’s Ratable Share of the Purchasers’ Share of the Servicing Fee. On or before the last day of each Yield Period with respect to any Portion of Investment, the applicable Purchaser Agent will notify the Servicer by facsimile of the amount of the Discount accrued with respect to each such Portion of Investment during the related Yield Period then ending.

(d) The Servicer shall distribute the amounts described (and at the times set forth) in Section 1.4(c), as follows:

(i) if such distribution occurs on a day that is not a Termination Day and the Purchased Interest does not exceed 100%, first to each Purchaser Agent ratably according to the Discount accrued during such Yield Period (for the benefit of the relevant Purchasers within such Purchaser Agent’s Purchaser Group) in payment in full of all accrued Discount and fees (other than Servicing Fees) with respect to each Portion of Investment maintained by such Purchasers; it being understood that each Purchaser Agent shall distribute such amounts to the Purchasers within its Purchaser Group ratably according to Discount with respect to each Portion of Investment maintained by such Purchaser, and second, if the Servicer has set aside amounts in respect of the Servicing Fee pursuant to clause (b)(i) and has not retained such amounts pursuant to clause (c), to the Servicer’s own account (payable in arrears on each Settlement Date) in payment in full of

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the aggregate of each Purchaser Group’s Ratable Share of the Purchasers’ Share of accrued Servicing Fees so set aside, and

(ii) if such distribution occurs on a Termination Day or on a day when the Purchased Interest exceeds 100%, first if Greetings, AGSC or any Originator or an Affiliate thereof is not the Servicer, to the Servicer’s own account in payment in full of all accrued Servicing Fees, second to each Purchaser Agent ratably according to Discount (for the benefit of the relevant Purchasers within such Purchaser Agent’s Purchaser Group) in payment in full of all accrued Discount with respect to each Portion of Investment funded or maintained by the Purchasers within such Purchaser Agent’s Purchaser Group, third to each Purchaser Agent ratably according to the aggregate of the Investment of each Purchaser in each such Purchaser Agent’s Purchaser Group (for the benefit of the relevant Purchasers within such Purchaser Agent’s Purchaser Group) in payment in full of each Purchaser’s Investment (or, if such day is not a Termination Day, the amount necessary to reduce the Purchased Interest to 100%) and to the LC Collateral Account for the benefit of the LC Bank, until the amount of cash collateral held in such LC Collateral Account equals the aggregate outstanding amount of the LC Amount, fourth, it being understood that each Purchaser Agent shall distribute the amounts described in the second and third clauses of this Section 1.4(d)(ii) to the Purchasers within its Purchaser Group ratably according to Discount and Investment, respectively, fifth, if the Aggregate Investment and accrued Aggregate Discount with respect to each Portion of Investment for all Purchaser Groups have been reduced to zero or if such day is not a Termination Day, the Purchased Interest is reduced to 100%, and all accrued Servicing Fees payable to the Servicer (if other than Greetings, AGSC or any Originator or an Affiliate thereof) have been paid in full, to each Purchaser Group ratably (for the benefit of the Purchasers within such Purchaser Group) in accordance with its Ratable Share, the Administrator and any other Indemnified Party or Affected Person in payment in full of any other amounts owed thereto by the Seller or Servicer hereunder and, sixth, to the Servicer’s own account (if the Servicer is Greetings, AGSC or any Originator or an Affiliate thereof) in payment in full of the aggregate of each Purchaser Group’s Ratable Share of all accrued Servicing Fees.

After the Aggregate Investment, Aggregate Discount, fees payable pursuant to each Purchaser Group Fee Letter and Servicing Fees with respect to the Purchased Interest, and any other amounts payable by the Seller and the Servicer to each Purchaser Group, the Administrator or any other Indemnified Party or Affected Person hereunder, have been paid in full, and (on and after a Termination Day) after an amount equal to 100% of the LC Amount has been deposited in the LC Collateral Account, all additional Collections with respect to the Purchased Interest shall be paid to the Seller for its own account.

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(e) For the purposes of this Section 1.4:

(i) if on any day the Outstanding Balance of any Pool Receivable is reduced or adjusted as a result of any defective, rejected, returned, repossessed or foreclosed goods or services, or any revision, cancellation, allowance, discount or other adjustment made by the Seller or any Affiliate of the Seller, or the Servicer or any Affiliate of the Servicer, or any setoff or dispute between the Seller or any Affiliate of the Seller, or the Servicer or any Affiliate of the Servicer and an Obligor, the Seller shall be deemed to have received on such day a Collection of such Pool Receivable in the amount of such reduction or adjustment; provided that Seller shall be deemed to have received a Collection due to a reduction or adjustment made to the Outstanding Balance of a Seasonal Receivable in connection with the return of unsold goods only to the extent Seller shall have a claim under Section 3.3(c) of the Sale and Contribution Agreement in connection with such Seasonal Receivable.

(ii) if on any day any of the representations or warranties in Section 1(g) or (n) of Exhibit III is not true with respect to any Pool Receivable, the Seller shall be deemed to have received on such day a Collection of such Pool Receivable in full;

(iii) except as provided in clause (i) or (ii), or as otherwise required by applicable law or the relevant Contract, all Collections received from an Obligor of any Receivable shall be applied to the Receivables of such Obligor in the order of the age of such Receivables, starting with the oldest such Receivable, unless such Obligor designates in writing its payment for application to specific Receivables; and

(iv) if and to the extent the Administrator, any Purchaser Agent or any Purchaser shall be required for any reason to pay over to an Obligor (or any trustee, receiver, custodian or similar official in any Insolvency Proceeding) any amount received by it hereunder, such amount shall be deemed not to have been so received by such Person but rather to have been retained by the Seller and, accordingly, such Person shall have a claim against the Seller for such amount, payable when and to the extent that any distribution from or on behalf of such Obligor is made in respect thereof.

(f) If at any time the Seller shall wish to cause the reduction of the Aggregate Investment (but not to commence the liquidation, or reduction to zero, of the entire Aggregate Investment), the Seller may do so as follows:

(i) the Seller shall give the Administrator, each Purchaser Agent and the Servicer (A) at least two Business Days’ prior written notice thereof for any reduction of Aggregate Investment less than or equal to $10,000,000 and (B) at least ten Business Days’ prior written notice thereof for any reduction of Aggregate Investment greater than $10,000,000 (in each case such notice shall

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include the amount of such proposed reduction and the proposed date on which such reduction will commence);

(ii) on the proposed date of commencement of such reduction and on each day thereafter, the Servicer shall cause Collections not to be reinvested until the amount thereof not so reinvested shall equal the desired amount of reduction; and

(iii) the Servicer shall hold such Collections in trust for the benefit of each Purchaser ratably according to its Investment, for payment to each such Purchaser (or its related Purchaser Agent for the benefit of such Purchaser) on the (i) next Settlement Date with respect to any Portions of Investment maintained by such Purchaser immediately following the related current Yield Period or (ii) such other date approved by the Administrator, and the Aggregate Investment (together with the Investment of any related Purchaser) shall be deemed reduced in the amount to be paid to such Purchaser (or its related Purchaser Agent for the benefit of such Purchaser) only when in fact finally so paid;

provided, that:

(A) the amount of any such reduction shall be not less than $1,000,000 for each Purchaser Group and shall be an integral multiple of $100,000, and the entire Aggregate Investment after giving effect to such reduction shall be an integral multiple of $1,000,000 (unless the Aggregate Investment shall have been reduced to zero); and

(B) with respect to any Portion of Investment, the Seller shall choose a reduction amount, and the date of commencement thereof, so that to the extent practicable such reduction shall commence and conclude in the same Yield Period.

Section 1.5 Fees. The Seller shall pay to each Purchaser Agent for the benefit of the related Purchasers certain fees in the amounts and on the dates set forth in letters, dated the date hereof (or dated the date that the Purchasers in the related Purchaser Group become party to this Agreement; each such letter, as amended, supplemented, or otherwise modified from time to time, a “Purchaser Group Fee Letter”) in each case among the Seller, the Servicer and the related Purchaser Agent.

Section 1.6 Payments and Computations, Etc. All amounts to be paid or deposited by the Seller or the Servicer hereunder shall be made without reduction for offset or counterclaim and shall be paid or deposited no later than noon (New York City time) on the day when due in same day funds to the applicable Purchaser’s account (as such account is identified in the related Purchaser Group Fee Letter). All amounts received after noon (New York City time) will be deemed to have been received on the next Business Day.

(a) The Seller or the Servicer, as the case may be, shall, to the extent permitted by law, pay interest on any amount not paid or deposited by the Seller or the Servicer, as the case may be, when due hereunder, at an interest rate equal to the Base Rate, payable on demand.

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(b) All computations of interest under clause (b) and all computations of Discount, fees and other amounts hereunder shall be made on the basis of a year of 360 (or 365 or 366, as applicable, with respect to Discount or other amounts calculated by reference to the Base Rate) days for the actual number of days elapsed. Whenever any payment or deposit to be made hereunder shall be due on a day other than a Business Day, such payment or deposit shall be made on the next Business Day and such extension of time shall be included in the computation of such payment or deposit.

(c) Each Affected Person will notify Seller and the applicable Purchaser Agent promptly after it has actual knowledge of any event which will entitle such Affected Person to such additional amounts as compensation pursuant to Section 1.7. and Section 1.8. Such additional amounts shall accrue from the date as to which such Affected Person becomes subject to such additional costs as a result of such event (or if such notice of such event is not given to Seller by such Affected Person within 90 days after such Affected Person has actual knowledge of such event, from the date which is 90 days prior to the date such notice is given to Seller by such Affected Person).

Section 1.7 Increased Costs.

(a) If any Purchaser Agent, Purchaser, Liquidity Provider, the Administrator or any other Program Support Provider or any of their respective Affiliates (each an “Affected Person”) reasonably determines that the existence of or compliance with: (i) any law, rule or regulation (including any applicable law, rule or regulation regarding capital adequacy) or any change therein or in the interpretation or application thereof, in each case adopted, issued or occurring after the date hereof, or (ii) any request, guideline or directive from Financial Accounting Standards Board (“FASB”), or any central bank or other Governmental Authority (whether or not having the force of law) issued or occurring after the date of this Agreement, affects or would affect the amount of capital required or expected to be maintained by such Affected Person, and such Affected Person determines that the amount of such capital is increased by or based upon the existence of any commitment to make purchases of (or otherwise to maintain the investment in) Pool Receivables or to issue any Letter of Credit, in each case, related to this Agreement or any related liquidity facility, credit enhancement facility or other commitments of the same type, then, upon demand by such Affected Person (with a copy to the Administrator), the Seller shall promptly pay to the Administrator, for the account of such Affected Person, from time to time as specified by such Affected Person, additional amounts sufficient to compensate such Affected Person in the light of such circumstances, to the extent that such Affected Person reasonably determines such increase in capital to be allocable to the existence of any of such commitments. For the avoidance of doubt, if the issuance of FASB Interpretation No. 46, or any other change in accounting standards or the issuance of any other pronouncement, release or interpretation, guideline or directive from FASB or any central bank or other Governmental Authority (whether or not having the force of law), causes or requires the consolidation of all or a portion of the assets and liabilities of the Seller or the applicable Conduit Purchaser with the assets and liabilities of such Affected Person, and such consolidation affects or would affect the amount of capital required or expected to be maintained by such Affected Person, such event shall constitute a circumstance on

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which such Person may base a claim for reimbursement under this Section 1.7. A certificate as to such amounts submitted to the Seller and the Administrator by such Affected Person shall be conclusive and binding for all purposes, absent manifest error.

(b) If, due to either: (i) the introduction of or any change in or in the interpretation of any law or regulation or (ii) compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to any Affected Person of agreeing to purchase or purchasing, or maintaining the ownership of, the Purchased Interest or any portion thereof in respect of which Discount is computed by reference to the Euro-Rate, then, upon demand by such Affected Person, the Seller shall promptly pay to such Affected Person, from time to time as specified by such Affected Person, additional amounts sufficient to compensate such Affected Person for such increased costs. A certificate as to such amounts submitted to the Seller and the Administrator by such Affected Person shall be conclusive and binding for all purposes, absent manifest error.

(c) If such increased costs affect the related Affected Person’s portfolio of financing transactions, such Affected Person shall use reasonable averaging and attribution methods to allocate such increased costs to the transactions contemplated by this Agreement.

Section 1.8 Requirements of Law. If any Affected Person reasonably determines that the existence of or compliance with: (a) any law, rule or regulation or any change therein or in the interpretation or application thereof, in each case adopted, issued or occurring after the date hereof, or (b) any request, guideline or directive from any central bank or other Governmental Authority (whether or not having the force of law) issued or occurring after the date of this Agreement:

(i) does or shall subject such Affected Person to any tax of any kind whatsoever with respect to this Agreement, any increase in the Purchased Interest or any portion thereof or in the amount of such Person’s Investment relating thereto, or does or shall change the basis of taxation of payments to such Affected Person on account of Collections, Discount or any other amounts payable hereunder (excluding, in each case, taxes imposed on the overall pre-tax net income of such Affected Person, and franchise taxes imposed on such Affected Person, by the jurisdiction under the laws of which such Affected Person is organized or a political subdivision thereof),

(ii) does or shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, or deposits or other liabilities in or for the account of, purchases, advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Affected Person that are not otherwise included in the determination of the Euro-Rate or the Base Rate hereunder, or

(iii) does or shall impose on such Affected Person any other condition,

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and the result of any of the foregoing is: (A) to increase the cost to such Affected Person of acting as Administrator or as a Purchaser Agent, or of agreeing to purchase or purchasing or maintaining the ownership of undivided percentage ownership interests with regard to, or issuing any Letter of Credit in respect of, the Purchased Interest (or interests therein) or any Portion of Investment, or (B) to reduce any amount receivable hereunder (whether directly or indirectly), then, in any such case, upon written demand by such Affected Person, the Seller shall promptly pay to such Affected Person additional amounts necessary to compensate such Affected Person for such additional cost or reduced amount receivable. All such amounts shall be payable as incurred. A certificate from such Affected Person to the Seller and the Administrator certifying, in reasonably specific detail, the basis for, calculation of, and amount of such additional costs or reduced amount receivable shall be conclusive and binding for all purposes, absent manifest error; provided, however, that no Affected Person shall be required to disclose any confidential or tax planning information in any such certificate.

Section 1.9 Inability to Determine Euro-Rate.

(a) If the Administrator (or any Purchaser Agent) determines before the first day of any Yield Period (which determination shall be final and conclusive) that, by reason of circumstances affecting the interbank eurodollar market generally, deposits in dollars (in the relevant amounts for such Yield Period) are not being offered to banks in the interbank eurodollar market for such Yield Period, or adequate means do not exist for ascertaining the Euro-Rate for such Yield Period, then the Administrator shall give notice thereof to the Seller. Thereafter, until the Administrator or such Purchaser Agent notifies the Seller that the circumstances giving rise to such suspension no longer exist, (a) no Portion of Investment shall be funded at the Yield Rate determined by reference to the Euro-Rate and (b) the Discount for any outstanding Portions of Investment then funded at the Yield Rate determined by reference to the Euro-Rate shall, on the last day of the then current Yield Period, be converted to the Yield Rate determined by reference to the Base Rate.

(b) If, on or before the first day of any Yield Period, the Administrator shall have been notified by any Purchaser, Purchaser Agent or Liquidity Provider that, such Person has determined (which determination shall be final and conclusive) that, any enactment, promulgation or adoption of or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by a Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by such Person with any guideline, request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall make it unlawful or impossible for such Person to fund or maintain any Portion of Investment at the Yield Rate and based upon the Euro-Rate, the Administrator shall notify the Seller thereof. Upon receipt of such notice, until the Administrator notifies the Seller that the circumstances giving rise to such determination no longer apply, (a) no Portion of Investment shall be funded at the Yield Rate determined by reference to the Euro-Rate and (b) the Discount for any outstanding Portions of Investment then funded at the Yield Rate determined by reference to the Euro-Rate shall be converted to the Yield Rate determined by reference to the Base Rate either (i) on the last day of the then current Yield Period if such Person

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may lawfully continue to maintain such Portion of Investment at the Yield Rate determined by reference to the Euro-Rate to such day, or (ii) immediately, if such Person may not lawfully continue to maintain such Portion of Investment at the Yield Rate determined by reference to the Euro-Rate to such day.

Section 1.10 Taxes. The Seller agrees that any and all payments by the Seller under this Agreement shall be made free and clear of and without deduction for any and all current or future taxes, stamp or other taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding overall income or franchise taxes, in either case, imposed on the Person receiving such payment by the Seller hereunder by the jurisdiction under whose laws such Person is organized or any political subdivision thereof (all such nonexcluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”). If the Seller shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to any Affected Person, then the sum payable shall be increased by the amount necessary to yield to such Person (after payment of all Taxes) an amount equal to the sum it would have received had no such deductions been made. Whenever any Taxes are payable by the Seller, the Seller agrees that, as promptly as possible thereafter, the Seller shall send to the Administrator for its own account or for the account of any Affected Person, as the case may be, a certified copy of an original official receipt showing payment thereof or such other evidence of such payment as may be available to the Seller and acceptable to the taxing authorities having jurisdiction over such Person. If the Seller fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to the Administrator the required receipts or other required documentary evidence, the Seller shall indemnify the Administrator and/or any other Affected Person, as applicable, for any incremental taxes, interest or penalties that may become payable by such party as a result of any such failure.

Section 1.11 Letters of Credit. Subject to the terms and conditions hereof, the LC Bank shall issue or cause the issuance of Letters of Credit (“Letters of Credit”) on behalf of Seller (and, if applicable, on behalf of, or for the account of, Greetings, as the Originator under the Sale and Contribution Agreement, in favor of such beneficiaries as Greetings, as the Originator under the Sale and Contribution Agreement, may elect); provided, however, that the LC Bank will not be required to issue or cause to be issued any Letters of Credit to the extent that the issuance of such Letters of Credit would then cause either (a) the sum of (i) the Aggregate Investment plus (ii) the LC Amount to exceed the Purchase Limit or (b) the Investment for Purchasers in the LC Bank’s Purchaser Group to exceed the Group Commitment for such Purchaser Group. The LC Amount shall not exceed in the aggregate, at any time, the aggregate of the Commitments of the Purchaser Group of which the LC Bank is a member. All amounts drawn upon Letters of Credit shall accrue Discount until reimbursed through a deemed Purchase or otherwise. Letters of Credit that have not been drawn upon shall not accrue Discount.

Section 1.12 Issuance of Letters of Credit.

(a) The Seller may request the LC Bank, upon two (2) Business Days’ prior written notice submitted on or before 11:00 a.m., New York time, to issue a Letter of Credit by delivering to the Administrator, the LC Bank’s form of Letter of Credit Application (the “Letter of Credit Application”), substantially in the form of Annex F attached hereto, completed to the satisfaction of the Administrator and the LC Bank;

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and, such other certificates, documents and other papers and information as the Administrator may reasonably request. The Seller also has the right to give instructions and make agreements with respect to any Letter of Credit Application and the disposition of documents, and to agree with the Administrator upon any amendment, extension or renewal of any Letter of Credit.

(b) Each Letter of Credit shall, among other things, (i) provide for the payment of sight drafts or other written demands for payment when presented for honor thereunder in accordance with the terms thereof and when accompanied by the documents described therein and (ii) have an expiry date not later than twelve (12) months after such Letter of Credit’s date of issuance. Each Letter of Credit shall be subject either to the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500, and any amendments or revisions thereof adhered to by the LC Bank (“UCP 500”) or the International Standby Practices (ISP98-International Chamber of Commerce Publication Number 590), and any amendments or revisions thereof adhered to by the LC Bank (the “ISP98 Rules”), as determined by the LC Bank.

(c) The Administrator shall promptly notify the LC Bank, at its address for notices hereunder, of the request by the Seller for a Letter of Credit hereunder, and shall provide the LC Bank with the Letter of Credit Application delivered to the Administrator by the Seller pursuant to paragraph (a), above, by the close of business on the day received or if received on a day that is not a Business Day or on any Business Day after 11:00 a.m., New York time, on the next Business Day.

Section 1.13 Requirements For Issuance of Letters of Credit. The Seller shall authorize and direct the LC Bank to name the Seller as the “Applicant” or “Account Party” of each Letter of Credit.

Section 1.14 Disbursements, Reimbursement. In the event of any request for a drawing under a Letter of Credit by the beneficiary or transferee thereof, the LC Bank will promptly notify the Administrator and the Seller of such request. Provided that it shall have received such notice prior to 12:00 p.m., New York time, on the Drawing Date, the Seller shall reimburse (such obligation to reimburse the LC Bank shall sometimes be referred to as a “Reimbursement Obligation”) the LC Bank prior to 1:00 p.m., New York time, on each date that an amount is paid by the LC Bank under any Letter of Credit (each such date, a “Drawing Date”) in an amount equal to the amount so paid by the LC Bank. In the event the Seller fails to reimburse the LC Bank for the full amount of any drawing under any Letter of Credit by 1:00 p.m., New York time, on the Drawing Date, the Seller shall be deemed to have requested that a Funded Purchase be made by Purchasers in the Purchaser Group for the LC Bank to be disbursed on the Drawing Date under such Letter of Credit, subject to the amount of the unutilized portion of the Group Commitment for such Purchaser Group.

Section 1.15 Documentation. The Seller agrees to be bound by the terms of the Letter of Credit Application and by the LC Bank’s interpretations of any Letter of Credit issued for the Seller and by the LC Bank’s written regulations and customary practices relating to letters of credit, though the LC Bank’s interpretation of such regulations and practices may be different

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from the Seller’s own. In the event of a conflict between the Letter of Credit Application and this Agreement, this Agreement shall govern. It is understood and agreed that, except in the case of gross negligence or willful misconduct by the LC Bank, the LC Bank shall not be liable for any error, negligence and/or mistakes, whether of omission or commission, in following the Seller’s instructions or those contained in the Letters of Credit or any modifications, amendments or supplements thereto.

Section 1.16 Determination to Honor Drawing Request. In determining whether to honor any request for drawing under any Letter of Credit by the beneficiary thereof, the LC Bank shall be responsible only to determine that the documents and certificates required to be delivered under such Letter of Credit have been delivered and that they comply on their face with the requirements of such Letter of Credit and that any other drawing condition appearing on the face of such Letter of Credit has been satisfied in the manner so set forth.

Section 1.17 Nature of Reimbursement Obligations. The obligations of the Seller to reimburse the LC Bank upon a draw under a Letter of Credit, shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Article I under all circumstances, including the following circumstances:

(i) any set-off, counterclaim, recoupment, defense or other right which the Seller may have against the LC Bank, the Administrator, any Purchaser or any other Person for any reason whatsoever;

(ii) the failure of the Seller or any other Person to comply with the conditions set forth in this Agreement for the making of a purchase, reinvestments, requests for Letters of Credit or otherwise, it being acknowledged that such conditions are not required for the making of participation advances hereunder;

(iii) any lack of validity or enforceability of any Letter of Credit;

(iv) any claim of breach of warranty that might be made by the Seller or the LC Bank against the beneficiary of a Letter of Credit, or the existence of any claim, set-off, defense or other right which the Seller or the LC Bank may have at any time against a beneficiary, any successor beneficiary or any transferee of any Letter of Credit or the proceeds thereof (or any Persons for whom any such transferee may be acting), the Administrator, any Purchaser or any other Person, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between the Seller or any Subsidiaries of the Seller or any Affiliates of the Seller and the beneficiary for which any Letter of Credit was procured);

(v) the lack of power or authority of any signer of, or lack of validity, sufficiency, accuracy, enforceability or genuineness of, any draft, demand, instrument, certificate or other document presented under any Letter of Credit, or any such draft, demand, instrument, certificate or other document proving to be forged, fraudulent, invalid, defective or insufficient in any respect or any

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statement therein being untrue or inaccurate in any respect, even if the Administrator or the LC Bank has been notified thereof;

(vi) payment by the LC Bank under any Letter of Credit against presentation of a demand, draft or certificate or other document which does not comply with the terms of such Letter of Credit other than as a result of the gross negligence or willful misconduct of the LC Bank;

(vii) the solvency of, or any acts or omissions by, any beneficiary of any Letter of Credit, or any other Person (other than the LC Bank) having a role in any transaction or obligation relating to a Letter of Credit, or the existence, nature, quality, quantity, condition, value or other characteristic of any property or services relating to a Letter of Credit;

(viii) any failure by the LC Bank or any of the LC Bank’s Affiliates to issue any Letter of Credit in the form requested by the Seller, unless the LC Bank has received written notice from the Seller of such failure within three Business Days after the LC Bank shall have furnished the Seller a copy of such Letter of Credit and such error is material and no drawing has been made thereon prior to receipt of such notice;

(ix) any Material Adverse Effect on the Seller, any Originator or any Affiliates thereof;

(x) any breach of this Agreement or any Transaction Document by any party thereto;

(xi) the occurrence or continuance of an Insolvency Proceeding with respect to the Seller, any Originator or any Affiliate thereof (other than a Permitted Holder);

(xii) the fact that a Termination Event or an Unmatured Termination Event shall have occurred and be continuing;

(xiii) the fact that this Agreement or the obligations of Seller or Servicer hereunder shall have been terminated; and

(xiv) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

Section 1.18 Indemnity. In addition to other amounts payable hereunder, the Seller hereby agrees to protect, indemnify, pay and save harmless the Administrator, the LC Bank and any of the LC Bank’s Affiliates that have issued a Letter of Credit from and against any and all claims, demands, liabilities, damages, taxes, penalties, interest, judgments, losses, costs, charges and expenses (including Attorney Costs) which the Administrator, the LC Bank or any of their respective Affiliates may incur or be subject to as a consequence, direct or indirect, of the issuance of any Letter of Credit, except to the extent resulting from (a) the gross negligence or willful misconduct of the party to be indemnified as determined by a final judgment of a court of

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competent jurisdiction or (b) the wrongful dishonor by the LC Bank of a proper demand for payment made under any Letter of Credit, except if such dishonor resulted from any act or omission, whether rightful or wrongful, of any present or future de jure or de facto Governmental Authority (all such acts or omissions herein called “Governmental Acts”).

Section 1.19 Liability for Acts and Omissions. As between the Seller, on the one hand, and the Administrator, the LC Bank and the other Purchasers, on the other, the Seller assumes all risks of the acts and omissions of, or misuse of the Letters of Credit by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, none of the Administrator, the LC Bank or any other Purchaser shall be responsible for: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for an issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged (even if the LC Bank shall have been notified thereof); (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) the failure of the beneficiary of any such Letter of Credit, or any other party to which such Letter of Credit may be transferred, to comply fully with any conditions required in order to draw upon such Letter of Credit or any other claim of the Seller against any beneficiary of such Letter of Credit, or any such transferee, or any dispute between or among the Seller and any beneficiary of any Letter of Credit or any such transferee; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of the Administrator, the LC Bank and any Conduit Purchaser, including any Governmental Acts, and none of the above shall affect or impair, or prevent the vesting of, any of the LC Bank’s rights or powers hereunder. Nothing in Sections 1.17, 1.18 or 1.19 of this Agreement shall relieve the LC Bank from liability for its gross negligence or willful misconduct, as determined by a final non-appealable judgment of a court of competent jurisdiction, in connection with actions or omissions described in such Sections. In no event shall the Administrator, the LC Bank, any Conduit Purchaser or their respective Affiliates, be liable to the Seller or any other Person for any indirect, consequential, incidental, punitive, exemplary or special damages or expenses (including without limitation Attorney Costs), or for any damages resulting from any change in the value of any property relating to a Letter of Credit.

Without limiting the generality of the foregoing, the Administrator, the LC Bank and any Conduit Purchaser and each of their respective Affiliates (i) may rely on any written communication believed in good faith by such Person to have been authorized or given by or on behalf of the applicant for a Letter of Credit; (ii) may honor any presentation if the documents presented appear on their face to comply with the terms and conditions of the relevant Letter of Credit; (iii) may honor a previously dishonored presentation under a Letter of Credit where such dishonor is the subject of disagreement, dispute or litigation, whether such dishonor was pursuant to a court order, to settle or compromise any claim of wrongful dishonor, or otherwise, and shall be entitled to reimbursement to the same extent as if such presentation had initially

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been honored, together with any interest paid by the LC Bank or its Affiliates; (iv) may honor any drawing that is payable upon presentation of a statement advising negotiation or payment, upon receipt of such statement (even if such statement indicates that a draft or other document is being delivered separately), and shall not be liable for any failure of any such draft or other document to arrive, or to conform in any way with the relevant Letter of Credit; (v) may pay any paying or negotiating bank claiming that it rightfully honored under the laws or practices of the place where such bank is located; and (vi) may settle or adjust any claim or demand made on the Administrator, the LC Bank, any Conduit Purchaser or their respective Affiliates, in any way related to any order issued at the applicant’s request to an air carrier, a letter of guarantee or of indemnity issued to a carrier or any similar document (each an “Order”) and may honor any drawing in connection with any Letter of Credit that is the subject of such Order, notwithstanding that any drafts or other documents presented in connection with such Letter of Credit fail to conform in any way with such Letter of Credit.

In furtherance and extension and not in limitation of the specific provisions set forth above, any action taken or omitted by the LC Bank under or in connection with the Letters of Credit issued by it or any documents and certificates delivered thereunder, if taken or omitted in good faith and without gross negligence or willful misconduct, as determined by a final non-appealable judgment of a court of competent jurisdiction, shall not put the LC Bank under any resulting liability to the Seller or any other Person.

Section 1.20 Extension of Termination Date. The Seller may advise the Administrator and each Purchaser Agent in writing of its desire to extend the Facility Termination Date, provided such request is made not more than 90 days prior to, and not less than 60 days prior to, the then current Facility Termination Date. In the event that the Purchaser Agents are all agreeable to such extension, the Administrator shall so notify the Seller in writing (it being understood that the Purchaser Agents may accept or decline such a request in their sole discretion and on such terms as they may elect) not less than 30 days prior to the then current Facility Termination Date and the Seller, the Administrator, the Purchaser Agents and the Purchasers shall enter into such documents as the Purchasers may deem necessary or appropriate to reflect such extension, and all reasonable costs and expenses incurred by the Purchasers, the Administrator and the Purchaser Agents in connection therewith (including reasonable Attorney Costs) shall be paid by the Seller. In the event the Purchaser Agents decline the request for such extension, the Administrator shall so notify the Seller of such determination; provided, however, that the failure of the Administrator to notify the Seller of the determination to decline such extension shall not affect the understanding and agreement that the Purchaser Agents shall be deemed to have refused to grant the requested extension in the event the Administrator fails to affirmatively notify the Seller, in writing, of their agreement to accept the requested extension.

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ARTICLE II

REPRESENTATIONS AND WARRANTIES; COVENANTS;

TERMINATION EVENTS

Section 2.1 Representations and Warranties; Covenants. Each of the Seller, Greetings and the Servicer hereby makes the representations and warranties, and hereby agrees to perform and observe the covenants, applicable to it set forth in Exhibits III and IV, respectively.

Section 2.2 Termination Events. If any of the Termination Events set forth in Exhibit V shall occur, the Administrator may (with the consent of the Majority Purchaser Agents) or shall (at the direction of the Majority Purchaser Agents), by notice to the Seller, declare the Facility Termination Date to have occurred (in which case the Facility Termination Date shall be deemed to have occurred); provided, that automatically upon the occurrence of any event described in paragraph (f) of Exhibit V or upon the occurrence of the event described in paragraph (i) of Exhibit V (upon the expiration of the period set forth therein), the Facility Termination Date shall occur. Upon any such declaration, occurrence or deemed occurrence of the Facility Termination Date, the Administrator, each Purchaser Agent and each Purchaser shall have, in addition to the rights and remedies that they may have under this Agreement, all other rights and remedies provided after default under the New York UCC and under other applicable law, which rights and remedies shall be cumulative.

ARTICLE III

INDEMNIFICATION

Section 3.1 Indemnities by the Seller. Without limiting any other rights that any Purchaser Agent, Purchaser, Liquidity Provider, the Administrator or any Program Support Provider or any of their respective Affiliates, employees, officers, directors, agents, counsel, successors, transferees or assigns (each, an “Indemnified Party”) may have hereunder or under applicable law, the Seller hereby agrees to indemnify each Indemnified Party from and against any and all claims, damages, expenses, costs, losses, liabilities, penalties and Taxes (including Attorney Costs) (all of the foregoing being collectively referred to as “Indemnified Amounts”) arising out of or resulting from this Agreement (whether directly or indirectly), the use of proceeds of Purchases or reinvestments, the ownership of the Purchased Interest, or any interest therein, or in respect of any Receivable, Related Security or Contract, excluding, however: (a) Indemnified Amounts to the extent resulting from gross negligence or willful misconduct on the part of such Indemnified Party or its officers, directors, agents or counsel, (b) recourse with respect to any Receivable to the extent that such Receivable is uncollectible on account of the insolvency, bankruptcy or lack of credit worthiness of the related Obligor, or (c) any overall net income taxes or franchise taxes imposed on such Indemnified Party by the jurisdiction under the laws of which such Indemnified Party is organized or otherwise is considered doing business (unless the Indemnified Party would not be considered doing business in such jurisdiction, but for having entered into, or engaged in the transactions in connection with this Agreement or any other Transaction Document) or any political subdivision thereof. Without limiting or being limited by the foregoing, and subject to the exclusions set forth in the preceding sentence, the

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Seller shall pay on written demand (which demand shall be accompanied by documentation of the Indemnified Amounts, in reasonable detail) to each Indemnified Party any and all amounts necessary to indemnify such Indemnified Party from and against any and all Indemnified Amounts relating to or resulting from any of the following:

(i) the failure of any Receivable included in the calculation of the Net Receivables Pool Balance as an Eligible Receivable to be an Eligible Receivable, the failure of any information contained in an Information Package to be true and correct, or the failure of any other information provided to such Indemnified Party by the Seller or Servicer with respect to Receivables or this Agreement to be true and correct,

(ii) the failure of any representation, warranty or statement made or deemed made by the Seller (or any of its officers) under or in connection with this Agreement to have been true and correct as of the date made or deemed made in all respects when made,

(iii) the failure by the Seller to comply with any applicable law, rule or regulation with respect to any Pool Receivable or the related Contract, or the failure of any Pool Receivable or the related Contract to conform to any such applicable law, rule or regulation,

(iv) the failure to vest in the Administrator (for the benefit of the Purchasers) a valid and enforceable: (A) perfected undivided percentage ownership interest, to the extent of the Purchased Interest, in the Receivables in, or purporting to be in, the Receivables Pool and the other Pool Assets, or (B) first priority perfected security interest in the Pool Assets, in each case, free and clear of any Adverse Claim,

(v) the failure to have filed, or any delay in filing, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other applicable laws with respect to any Receivables in, or purporting to be in, the Receivables Pool and the other Pool Assets, whether at the time of any purchase or reinvestment or at any subsequent time,

(vi) any dispute, claim, offset or defense (other than any reduction, revision or discharge in bankruptcy of or other Insolvency Event in respect of the Obligor) of the Obligor to the payment of any Receivable in, or purporting to be in, the Receivables Pool (including a defense (not connected with any Insolvency Event) based on such Receivable or the related Contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of the goods or services related to such Receivable or the furnishing or failure to furnish such goods or services or relating to collection activities with respect to such Receivable,

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(vii) any failure of the Seller, any Affiliate of the Seller or the Servicer to perform its duties or obligations in accordance with the provisions hereof or under the Contracts,

(viii) any products liability or other claim, investigation, litigation or proceeding arising out of or in connection with merchandise, insurance or services that are the subject of any Contract,

(ix) the commingling of Collections at any time with other funds,

(x) the use of proceeds of purchases or reinvestments or the issuance of any Letter of Credit, or

(xi) any reduction in the Aggregate Investment as a result of the distribution of Collections pursuant to Section 1.4(d), if all or a portion of such distributions shall thereafter be rescinded or otherwise must be returned for any reason.

Section 3.2 Indemnities by the Servicer. Without limiting any other rights that any Indemnified Party may have hereunder or under applicable law, the Servicer hereby agrees to indemnify each Indemnified Party from and against any and all Indemnified Amounts arising out of or resulting from (whether directly or indirectly): (a) the failure of any information contained in an Information Package to be true and correct, or the failure of any other information provided to such Indemnified Party by, or on behalf of, the Servicer to be true and correct, (b) the failure of any representation, warranty or statement made or deemed made by the Servicer (or any of its officers) under or in connection with this Agreement or any other Transaction Document to which it is a party to have been true and correct as of the date made or deemed made in all respects when made, (c) the failure by the Servicer to comply with any applicable law, rule or regulation with respect to any Pool Receivable or the related Contract, (d) any dispute, claim, offset or defense of the Obligor to the payment of any Receivable in, or purporting to be in, the Receivables Pool resulting from or related to the collection activities with respect to such Receivable, (e) any failure of the Servicer to perform its duties or obligations in accordance with the provisions hereof or any other Transaction Document to which it is a party in its capacity as Servicer, (f) the failure to have filed, or any delay in filing, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other applicable laws with respect to any Receivables in, or purporting to be in, the Receivables Pool and the other Pool Assets, whether at the time of any purchase or reinvestment or at any subsequent time, or (g) any commingling by the Servicer of Collections at any time with other funds.

ARTICLE IV

ADMINISTRATION AND COLLECTIONS

Section 4.1 Appointment of the Servicer.

(a) The servicing, administering and collection of the Pool Receivables shall be conducted by the Person so designated from time to time as the Servicer in accordance with this Section. Until the Administrator gives notice to Greetings (in

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accordance with this Section 4.1) of the designation of a new Servicer, Greetings is hereby designated as, and hereby agrees to perform the duties and obligations of, the Servicer pursuant to the terms hereof. Upon the occurrence of a Termination Event, the Administrator may (with the consent of the Majority Purchaser Agents) or shall (at the direction of the Majority Purchaser Agents) designate as Servicer any Person (including itself) to succeed Greetings or any successor Servicer, on the condition in each case that any such Person so designated shall agree to perform the duties and obligations of the Servicer pursuant to the terms hereof.

(b) Upon the designation of a successor Servicer as set forth in clause (a), Greetings agrees that it will terminate its activities as Servicer hereunder in a manner that the Administrator determines will facilitate the transition of the performance of such activities to the new Servicer, and Greetings shall cooperate with and assist such new Servicer. Such cooperation shall include access to and transfer of related records (including all Contracts) and use by the new Servicer of all licenses, hardware or software necessary or desirable to collect the Pool Receivables and the Related Security.

(c) Greetings acknowledges that, in making their decision to execute and deliver this Agreement, the Administrator and each Purchaser Group have relied on Greetings’ agreement to act as Servicer hereunder. Accordingly, Greetings agrees that it will not voluntarily resign as Servicer without the consent of the Majority Purchaser Agents.

(d) The Servicer may delegate its duties and obligations hereunder to any subservicer (each a “Sub-Servicer”); provided, that, in each such delegation: (i) such Sub-Servicer shall agree in writing to perform the duties and obligations of the Servicer pursuant to the terms hereof, (ii) the Servicer shall remain primarily liable for the performance of the duties and obligations so delegated, (iii) the Seller, the Administrator and each Purchaser Group shall have the right to look solely to the Servicer for performance, and (iv) the terms of any agreement with any Sub-Servicer shall provide that the Administrator may terminate such agreement upon the termination of the Servicer hereunder by giving notice of its desire to terminate such agreement to the Servicer (and the Servicer shall provide appropriate notice to each such Sub-Servicer); provided, however, that if any such delegation is to any Person other than an Originator or an Affiliate thereof, the Administrator and the Majority Purchaser Agents shall have consented in writing in advance to such delegation; provided further that the parties agree that AGSC and each Originator shall serve as initial Sub-Servicers.

Section 4.2 Duties of the Servicer.

(a) The Servicer shall take or cause to be taken all such action as may be necessary or advisable to administer and collect each Pool Receivable from time to time, all in accordance with this Agreement and all applicable laws, rules and regulations, with reasonable care and diligence, and in accordance with the Credit and Collection Policies. The Servicer shall set aside, for the account of each Purchaser Group, the amount of the Collections to which each such Purchaser Group is entitled in accordance with Article I. The Servicer may, in accordance with the applicable Credit and

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Collection Policy, take such action as the Servicer may determine to be appropriate to maximize Collections thereof or reflect adjustments required under the applicable Contract; provided, however, that: (i) such action shall not change the number of days such Pool Receivable has remained unpaid from the date of the original due date related to such Pool Receivable and (ii) such action shall not alter the status of such Pool Receivable as a Delinquent Receivable or a Defaulted Receivable or limit the rights of the Administrator or any Purchaser Group under this Agreement. The Seller shall deliver to the Servicer and the Servicer shall hold for the benefit of the Seller and the Administrator (individually and for the benefit of each Purchaser Group), in accordance with their respective interests, all records and documents (including computer tapes or disks) with respect to each Pool Receivable. Notwithstanding anything to the contrary contained herein, the Administrator may direct the Servicer (whether the Servicer is Greetings, AGSC, any Originator or any other Person) to commence or settle any legal action to enforce collection of any Pool Receivable or to foreclose upon or repossess any Related Security; provided, however, that no such direction may be given unless either: (A) a Termination Event has occurred or (B) the Administrator believes in good faith that failure to commence, settle or effect such legal action, foreclosure or repossession could adversely affect Receivables constituting a material portion of the Pool Receivables.

(b) The Servicer shall, as soon as practicable following actual receipt of collected funds, turn over to the Seller the collections of any indebtedness that is not a Pool Receivable, less, if Greetings, AGSC, any Originator or an Affiliate thereof is not the Servicer, all reasonable and appropriate out-of-pocket costs and expenses of such Servicer of servicing, collecting and administering such collections. The Servicer, if other than Greetings, AGSC, any Originator or an Affiliate thereof, shall, as soon as practicable upon demand, deliver to the Seller all records in its possession that evidence or relate to any indebtedness that is not a Pool Receivable, and copies of records in its possession that evidence or relate to any indebtedness that is a Pool Receivable.

(c) The Servicer’s obligations hereunder shall terminate on the later of: (i) the Facility Termination Date, (ii) the date on which no Investment of or Discount in respect of the Purchased Interest shall be outstanding, (iii) the date on which an amount equal to 100% of the LC Amount has been deposited in the LC Collateral Account and (iv) the date on which all amounts required to be paid to the Purchaser Agents, each Purchaser, the Administrator and any other Indemnified Party or Affected Person hereunder shall have been paid in full.

After such termination, if Greetings, AGSC, any Originator or an Affiliate thereof was not the Servicer on the date of such termination, the Servicer shall promptly deliver to the Seller all books, records and related materials that the Seller previously provided to the Servicer, or that have been obtained by the Servicer, in connection with this Agreement.

Section 4.3 Lock-Box Account Arrangements. On the Closing Date, the Seller shall have entered into Lock-Box Agreements with all of the Lock-Box Banks and delivered original counterparts of each to the Administrator and each Purchaser Agent. Upon the occurrence of a Termination Event, the Administrator may (with the consent of the Majority Purchaser Agents)

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or shall (upon the direction of the Majority Purchaser Agents) at any time thereafter give notice to each Lock-Box Bank that the Administrator is exercising its rights under the Lock-Box Agreements to do any or all of the following: (a) to have the exclusive ownership and control of the Lock-Box Accounts transferred to the Administrator (for the benefit of the Purchasers) and to exercise exclusive dominion and control over the funds deposited therein, (b) to have the proceeds that are sent to the respective Lock-Box Accounts redirected pursuant to the Administrator’s instructions rather than deposited in the applicable Lock-Box Account, and (c) to take any or all other actions permitted under the applicable Lock-Box Agreement. The Seller hereby agrees that if the Administrator at any time takes any action set forth in the preceding sentence, the Administrator shall have exclusive control (for the benefit of the Purchasers) of the proceeds (including Collections) of all Pool Receivables and the Seller hereby further agrees to take any other action that the Administrator or any Purchaser Agent may reasonably request to transfer such control. Any proceeds of Pool Receivables received by the Seller or the Servicer thereafter shall be sent immediately to the Administrator. The parties hereto hereby acknowledge that if at any time the Administrator takes control of any Lock-Box Account, the Administrator shall not have any rights to the funds therein in excess of the unpaid amounts due to the Administrator, the Purchaser Groups, any Indemnified Party or any other Person hereunder, and the Administrator shall distribute or cause to be distributed such funds in accordance with Section 4.2(b) and Article I (in each case as if such funds were held by the Servicer thereunder).

Section 4.4 Enforcement Rights.

(a) At any time following the occurrence of a Termination Event:

(i) the Administrator may (with the consent or at the direction of the Majority Purchaser Agents) direct the Obligors that payment of all amounts payable under any Pool Receivable is to be made directly to the Administrator or its designee,

(ii) the Administrator may (with the consent or at the direction of the Majority Purchaser Agents) instruct the Seller or the Servicer to give notice of the Purchaser Groups’ interest in Pool Receivables to each Obligor, which notice shall direct that payments be made directly to the Administrator or its designee (on behalf of such Purchaser Groups), and the Seller or the Servicer, as the case may be, shall give such notice at the expense of the Seller or the Servicer, as the case may be; provided, that if the Seller or the Servicer, as the case may be, fails to so notify each Obligor, the Administrator (at the Seller’s or the Servicer’s, as the case may be, expense) may so notify the Obligors, and

(iii) the Administrator may (with the consent or at the direction of the Majority Purchaser Agents) request the Servicer to, and upon such request the Servicer shall: (A) assemble all of the records necessary or desirable to collect the Pool Receivables and the Related Security, and transfer or license to a successor Servicer the use of all software necessary or desirable to collect the Pool Receivables and the Related Security, and make the same available to the Administrator or its designee (for the benefit of the Purchasers) at a place selected

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by the Administrator, and (B) segregate all cash, checks and other instruments received by it from time to time constituting Collections in a manner acceptable to the Administrator and, promptly upon receipt, remit all such cash, checks and instruments, duly endorsed or with duly executed instruments of transfer, to the Administrator or its designee.

(b) The Seller hereby authorizes the Administrator (on behalf of each Purchaser Group), and irrevocably appoints the Administrator as its attorney-in-fact with full power of substitution and with full authority in the place and stead of the Seller, which appointment is coupled with an interest, to take any and all steps in the name of the Seller and on behalf of the Seller necessary or desirable, in the determination of the Administrator, after the occurrence of a Termination Event, to collect any and all amounts or portions thereof due under any and all Pool Assets, including endorsing the name of the Seller on checks and other instruments representing Collections and enforcing such Pool Assets. Notwithstanding anything to the contrary contained in this subsection, none of the powers conferred upon such attorney-in-fact pursuant to the preceding sentence shall subject such attorney-in-fact to any liability if any action taken by it shall prove to be inadequate or invalid, nor shall they confer any obligations upon such attorney-in-fact in any manner whatsoever.

Section 4.5 Responsibilities of the Seller.

(a) Anything herein to the contrary notwithstanding, the Seller shall: (i) perform all of its obligations, if any, under the Contracts related to the Pool Receivables to the same extent as if interests in such Pool Receivables had not been transferred hereunder, and the exercise by the Administrator, the Purchaser Agents or the Purchasers of their respective rights hereunder shall not relieve the Seller from such obligations, and (ii) pay when due any taxes, including any sales taxes payable in connection with the Pool Receivables and their creation and satisfaction. The Administrator, the Purchaser Agents or any of the Purchasers shall not have any obligation or liability with respect to any Pool Asset, nor shall any of them be obligated to perform any of the obligations of the Seller, Servicer, Greetings, AGSC or the Originators thereunder.

(b) Greetings hereby irrevocably agrees that if at any time it shall cease to be the Servicer hereunder, it shall act, and shall cause any former or current Sub-Servicers to act, (if the then-current Servicer so requests) as the data-processing agent of the Servicer and, in such capacity, Greetings shall conduct, and shall cause the former or current Sub-Servicers to conduct, the data-processing functions of the administration of the Pool Receivables and the Collections thereon in substantially the same way that Greetings conducted such data-processing functions while it acted as the Servicer.

Section 4.6 Servicing Fee.

(a) Subject to clause (b), the Servicer shall be paid a fee (the “Servicing Fee”) equal to the lesser of (i) 1.00% per annum on the daily average aggregate Outstanding Balance of the Pool Receivables and (ii) 110% of the aggregate reasonable

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costs and expenses incurred by Servicer in connection with the performance of its obligations as Servicer. The aggregate of each Purchaser Group’s Ratable Share of such fee shall be paid through the distributions contemplated by Section 1.4(d), and the Seller’s Share of such fee shall be paid by the Seller.

(b) If the Servicer ceases to be Greetings or an Affiliate thereof, the servicing fee shall be the greater of: (i) the amount calculated pursuant to clause (a), and (ii) an alternative amount specified by the successor Servicer not to exceed 110% of the aggregate reasonable costs and expenses incurred by such successor Servicer in connection with the performance of its obligations as Servicer.

ARTICLE V

THE AGENTS

Section 5.1 Appointment and Authorization.

(a) Each Purchaser and Purchaser Agent hereby irrevocably designates and appoints PNC as the “Administrator” hereunder and authorizes the Administrator to take such actions and to exercise such powers as are delegated to the Administrator hereby and to exercise such other powers as are reasonably incidental thereto. The Administrator shall hold, in its name, for the benefit of each Purchaser, ratably, the Purchased Interest. The Administrator shall not have any duties other than those expressly set forth herein or any fiduciary relationship with any Purchaser or Purchaser Agent, and no implied obligations or liabilities shall be read into this Agreement, or otherwise exist, against the Administrator. The Administrator does not assume, nor shall it be deemed to have assumed, any obligation to, or relationship of trust or agency with, the Seller or Servicer. Notwithstanding any provision of this Agreement or any other Transaction Document to the contrary, in no event shall the Administrator ever be required to take any action which exposes the Administrator to personal liability or which is contrary to the provision of any Transaction Document or applicable law. The appointment and authority of the Administrator hereunder shall terminate on the later of (i) the Facility Termination Date, (ii) the date on which no Investment of or Discount in respect of the Purchased Interest shall be outstanding, (iii) the date on which an amount equal to 100% of the LC Amount has been deposited in the LC Collateral Account and (iv) the date on which all amounts required to be paid by the Seller under this Agreement to any Purchaser, the Administrator and any other Indemnified Party or Affected Person shall have been paid in full.

(b) Each Purchaser hereby irrevocably designates and appoints the respective institution identified as the Purchaser Agent for such Purchaser’s Purchaser Group on the signature pages hereto or in the Assumption Agreement or Transfer Supplement pursuant to which such Purchaser becomes a party hereto, and each authorizes such Purchaser Agent to take such action on its behalf under the provisions of this Agreement and to exercise such powers and perform such duties as are expressly delegated to such Purchaser Agent by the terms of this Agreement, if any, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary

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elsewhere in this Agreement, no Purchaser Agent shall have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Purchaser or other Purchaser Agent or the Administrator, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on the part of such Purchaser Agent shall be read into this Agreement or otherwise exist against such Purchaser Agent.

(c) Except as otherwise specifically provided in this Agreement, the provisions of this Article V are solely for the benefit of the Purchaser Agents, the Administrator and the Purchasers, and none of the Seller or Servicer shall have any rights as a third-party beneficiary or otherwise under any of the provisions of this Article V, except that this Article V shall not affect any obligations which any Purchaser Agent, the Administrator or any Purchaser may have to the Seller or the Servicer under the other provisions of this Agreement. Furthermore, no Purchaser shall have any rights as a third-party beneficiary or otherwise under any of the provisions hereof in respect of a Purchaser Agent which is not the Purchaser Agent for such Purchaser.

(d) In performing its functions and duties hereunder, the Administrator shall act solely as the agent of the Purchasers and the Purchaser Agents and does not assume nor shall be deemed to have assumed any obligation or relationship of trust or agency with or for the Seller or Servicer or any of their successors and assigns. In performing its functions and duties hereunder, each Purchaser Agent shall act solely as the agent of its respective Purchaser and does not assume nor shall be deemed to have assumed any obligation or relationship of trust or agency with or for the Seller, the Servicer, any other Purchaser, any other Purchaser Agent or the Administrator, or any of their respective successors and assigns.

Section 5.2 Delegation of Duties. The Administrator may execute any of its duties through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrator shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

Section 5.3 Exculpatory Provisions. None of the Purchaser Agents, the Administrator or any of their directors, officers, agents or employees shall be liable for any action taken or omitted (i) with the consent or at the direction of the Majority Purchaser Agents (or in the case of any Purchaser Agent, the Purchasers within its Purchaser Group that have a majority of the Group Commitment of such Purchaser Group) or (ii) in the absence of such Person’s gross negligence or willful misconduct. The Administrator shall not be responsible to any Purchaser, Purchaser Agent or other Person for (i) any recitals, representations, warranties or other statements made by the Seller, Servicer, or any of their Affiliates, (ii) the value, validity, effectiveness, genuineness, enforceability or sufficiency of any Transaction Document, (iii) any failure of the Seller, AGSC, any Originator, Greetings or any of their Affiliates to perform any obligation or (iv) the satisfaction of any condition specified in Exhibit II. The Administrator shall not have any obligation to any Purchaser or Purchaser Agent to ascertain or inquire about the observance or performance of any agreement contained in any Transaction Document or to inspect the properties, books or records of the Seller, Greetings, Servicer, AGSC, any Originator or any of their Affiliates.

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Section 5.4 Reliance by Agents.

(a) Each Purchaser Agent and the Administrator shall in all cases be entitled to rely, and shall be fully protected in relying, upon any document or other writing or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person and upon advice and statements of legal counsel (including counsel to the Seller), independent accountants and other experts selected by the Administrator. Each Purchaser Agent and the Administrator shall in all cases be fully justified in failing or refusing to take any action under any Transaction Document unless it shall first receive such advice or concurrence of the Majority Purchaser Agents (or in the case of any Purchaser Agent, the Purchasers within its Purchaser Group that have a majority of the Group Commitment of such Purchaser Group), and assurance of its indemnification, as it deems appropriate.

(b) The Administrator shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement in accordance with a request of the Majority Purchaser Agents or the Purchaser Agents, and such request and any action taken or failure to act pursuant thereto shall be binding upon all Purchasers, the Administrator and Purchaser Agents.

(c) The Purchasers within each Purchaser Group with a majority of the Group Commitment of such Purchaser Group shall be entitled to request or direct the related Purchaser Agent to take action, or refrain from taking action, under this Agreement on behalf of such Purchasers. Such Purchaser Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement in accordance with a request of such majority Purchasers, and such request and any action taken or failure to act pursuant thereto shall be binding upon all of such Purchaser Agent’s Purchasers.

(d) Unless otherwise advised in writing by a Purchaser Agent or by any Purchaser on whose behalf such Purchaser Agent is purportedly acting, each party to this Agreement may assume that (i) such Purchaser Agent is acting for the benefit of each of the Purchasers in respect of which such Purchaser Agent is identified as being the “Purchaser Agent” in the definition of “Purchaser Agent” hereto, as well as for the benefit of each assignee or other transferee from any such Person, and (ii) each action taken by such Purchaser Agent has been duly authorized and approved by all necessary action on the part of the Purchasers on whose behalf it is purportedly acting. Each Purchaser Agent and its Purchaser(s) shall agree amongst themselves as to the circumstances and procedures for removal, resignation and replacement of such Purchaser Agent.

Section 5.5 Notice of Termination Events. Neither any Purchaser Agent nor the Administrator shall be deemed to have knowledge or notice of the occurrence of any Termination Event or Unmatured Termination Event unless such Administrator has received notice from any Purchaser, Purchaser Agent, the Servicer or the Seller stating that a Termination Event or Unmatured Termination Event has occurred hereunder and describing such Termination Event or Unmatured Termination Event. In the event that the Administrator receives such a

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notice, it shall promptly give notice thereof to each Purchaser Agent whereupon each such Purchaser Agent shall promptly give notice thereof to its Purchasers. In the event that a Purchaser Agent receives such a notice (other than from the Administrator), it shall promptly give notice thereof to the Administrator. The Administrator shall take such action concerning a Termination Event or Unmatured Termination Event as may be directed by the Majority Purchaser Agents unless such action otherwise requires the consent of all Purchasers and/or the LC Bank, but until the Administrator receives such directions, the Administrator may (but shall not be obligated to) take such action, or refrain from taking such action, as the Administrator deems advisable and in the best interests of the Purchasers and Purchaser Agents.

Section 5.6 Non-Reliance on Administrator, Purchaser Agents and Other Purchasers. Each Purchaser expressly acknowledges that none of the Administrator, the Purchaser Agents nor any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Administrator, or any Purchaser Agent hereafter taken, including any review of the affairs of the Seller, Greetings, Servicer, AGSC or any Originator, shall be deemed to constitute any representation or warranty by the Administrator or such Purchaser Agent, as applicable. Each Purchaser represents and warrants to the Administrator and the Purchaser Agents that, independently and without reliance upon the Administrator, Purchaser Agents or any other Purchaser and based on such documents and information as it has deemed appropriate, it has made and will continue to make its own appraisal of and investigation into the business, operations, property, prospects, financial and other conditions and creditworthiness of the Seller, Greetings, AGSC, Servicer or the Originators, and the Receivables and its own decision to enter into this Agreement and to take, or omit, action under any Transaction Document. Except for items specifically required to be delivered hereunder, the Administrator shall not have any duty or responsibility to provide any Purchaser Agent with any information concerning the Seller, Greetings, AGSC, Servicer or the Originators or any of their Affiliates that comes into the possession of the Administrator or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

Section 5.7 Administrators and Affiliates. Each of the Purchasers and the Administrator and their Affiliates may extend credit to, accept deposits from and generally engage in any kind of banking, trust, debt, equity or other business with the Seller, Greetings, AGSC, Servicer or any Originator or any of their Affiliates and PNC may exercise or refrain from exercising its rights and powers as if it were not the Administrator. With respect to the acquisition of the Eligible Receivables pursuant to this Agreement, each of the Purchaser Agents and the Administrator, to the extent they are also a Purchaser, shall have the same rights and powers under this Agreement as any Purchaser and may exercise the same as though it were not such an agent, and the terms “Purchaser” and “Purchasers” shall include each of the Purchaser Agents and the Administrator in their individual capacities.

Section 5.8 Indemnification. Each Purchaser Group shall indemnify and hold harmless the Administrator (but solely in its capacity as Administrator) and the LC Bank and the officers, directors, employees, representatives and agents of the Administrator and the LC Bank (to the extent not reimbursed by the Seller, Greetings, AGSC, the Servicer or any Originator and without limiting the obligation of the Seller, Greetings, AGSC, the Servicer or the Originators to do so), ratably in accordance with its Ratable Share from and against any and all liabilities, obligations, losses, damages, penalties, judgments, settlements, costs, expenses and

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disbursements of any kind whatsoever (including in connection with any investigative or threatened proceeding, whether or not the Administrator, the LC Bank or such Person shall be designated a party thereto) that may at any time be imposed on, incurred by or asserted against the Administrator, the LC Bank or such Person as a result of, or related to, any of the transactions contemplated by the Transaction Documents or the execution, delivery or performance of the Transaction Documents or any other document furnished in connection therewith (but excluding any such liabilities, obligations, losses, damages, penalties, judgments, settlements, costs, expenses or disbursements resulting solely from the Administrator’s, the LC Bank’s or such Person’s gross negligence or willful misconduct, as determined by a court of competent jurisdiction); provided, that in the case of each Purchaser that is a commercial paper conduit, such indemnity shall be provided solely to the extent of amounts received by such Purchaser under this Agreement which exceed the amounts required to repay such Purchaser’s outstanding Notes. Notwithstanding anything in this Section 5.8 to the contrary, each of the Administrator, each Purchaser Agent and each Purchaser hereby covenants and agrees that it shall not institute against, or join any other Person in instituting against, any Conduit Purchaser any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding or other proceedings under any federal or state bankruptcy or similar law, for one year and a day after the latest maturing Note issued by such Conduit Purchaser is paid in full.

Section 5.9 Successor Administrator. The Administrator may, upon at least five (5) days notice to the Seller and each Purchaser and Purchaser Agent, resign as Administrator. Such resignation shall not become effective until a successor agent is appointed by the Majority Purchaser Agents and has accepted such appointment. Upon such acceptance of its appointment as Administrator hereunder by a successor Administrator, such successor Administrator shall succeed to and become vested with all the rights and duties of the retiring Administrator, and the retiring Administrator shall be discharged from its duties and obligations under the Transaction Documents. After any retiring Administrator’s resignation hereunder, the provisions of Sections 3.1 and 3.2 and this Article V shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrator.

Section 5.10 Covenant of the Administrator. The Administrator covenants and agrees that it will not consent to any addition of a new Person as Originator under Section 1.6 of the Receivables Sale Agreement without the consent of the Majority Purchaser Agents.

ARTICLE VI

MISCELLANEOUS

Section 6.1 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Transaction Document (including, but not limited to, the addition of any Originator under the Receivables Sale Agreement), or consent to any departure by the Seller or the Servicer therefrom, shall be effective unless in a writing signed by the Administrator and each of the Majority Purchaser Agents, and, in the case of any amendment, by the other parties thereto and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment or waiver shall (i) waive any Termination Event arising from an Insolvency Proceeding with respect to Seller, the Servicer or any Originator without the prior written

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consent of the LC Bank, (ii) amend, modify or otherwise affect the rights or duties of the Administrator or the LC Bank hereunder without the prior written consent of the Administrator or the LC Bank, as the case may be, or (iii) without the consent of each affected Purchaser, (A) extend the date of any payment or deposit of Collections by the Seller or the Servicer, (B) reduce the rate or extend the time of payment of Yield, (C) reduce any fees payable to the Administrator, any Purchaser Agent or any Purchaser pursuant to the applicable Purchaser Group Fee Letter, (D) change (except as contemplated by Section 1.4) the amount of Investment of any Purchaser, any Purchaser’s pro rata share of the Purchased Interest or (except as contemplated by Section 1.2(g)) any Related Committed Purchaser’s Commitment, (E) amend, modify or waive any provision of the definition of “Majority Purchaser Agents” or this Section 6.1, (F) consent to or permit the assignment or transfer by the Seller of any of its rights and obligations under this Agreement, (G) change the definition of “Concentration Percentage,” “Specifically Reserved Dilution Amount,” “Sales Based Loss Reserve Percentage,” “Receivables Based Loss Reserve Percentage,” “Eligible Receivable,” “Loss Reserve,” “Loss Reserve Percentage,” “Dilution Reserve,” “Dilution Reserve Percentage,” “Termination Event,” “Total Reserve,” “Yield Reserve,” or “Yield Reserve Percentage”, (H) amend or modify any defined term (or any defined term used directly or indirectly in such defined term) used in clauses (A) through (G) above in a manner that would circumvent the intention of the restrictions set forth in such clauses, or (I) otherwise materially and adversely affect the rights of any such Purchaser hereunder; provided further, however, that, if required by any Conduit Purchaser, no such material amendment shall be effective until both Moody’s and Standard & Poor’s have notified the related Purchaser Agent in writing that such action will not result in a reduction or withdrawal of the rating of any Notes. The Administrator hereby agrees to provide executed copies of any material amendment to or waiver of any provision of this Agreement to the Rating Agencies. No failure on the part of the Purchasers or the Administrator to exercise, and no delay in exercising any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.

Section 6.2 Notices, Etc. All notices and other communications hereunder shall, unless otherwise stated herein, be in writing (which shall include facsimile communication) and be sent or delivered to each party hereto at its address set forth under its name on the signature pages hereof (or in any Assumption Agreement pursuant to which it became a party hereto) or at such other address as shall be designated by such party in a written notice to the other parties hereto. Notices and communications by facsimile shall be effective when sent (and shall be followed by hard copy sent by first class mail), and notices and communications sent by other means shall be effective when received.

Section 6.3 Successors and Assigns; Participations; Assignments.

(a) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Except as otherwise provided herein, the Seller may not assign or transfer any of its rights or delegate any of its duties hereunder or under any Transaction Document without the prior consent of the Administrator and the Purchaser Agents.

(b) Participations. Any Purchaser may sell to one or more Persons (each a “Participant”) participating interests in the interests of such Purchaser hereunder;

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provided, however, that no Purchaser shall grant any participation under which the Participant shall have rights to approve any amendment to or waiver of this Agreement or any other Transaction Document. Such Purchaser shall remain solely responsible for performing its obligations hereunder, and the Seller, each Purchaser Agent and the Administrator shall continue to deal solely and directly with such Purchaser in connection with such Purchaser’s rights and obligations hereunder. A Purchaser shall not agree with a Participant to restrict such Purchaser’s right to agree to any amendment hereto, except amendments that require the consent of all Purchasers.

(c) Assignments by Certain Related Committed Purchasers. Any Related Committed Purchaser may assign to one or more Persons (each a “Purchasing Related Committed Purchaser”), reasonably acceptable to the related Purchaser Agent in its sole discretion, any portion of its Commitment pursuant to a supplement hereto, substantially in the form of Annex D with any changes as have been approved by the parties thereto (a “Transfer Supplement”), executed by each such Purchasing Related Committed Purchaser, such selling Related Committed Purchaser and such related Purchaser Agent. Any such assignment by a Related Committed Purchaser cannot be for an amount less than $10,000,000. Upon (i) the execution of the Transfer Supplement, (ii) delivery of an executed copy thereof to the Seller, such related Purchaser Agent and the Administrator and (iii) payment by the Purchasing Related Committed Purchaser to the selling Related Committed Purchaser of the agreed purchase price, such selling Related Committed Purchaser shall be released from its obligations hereunder to the extent of such assignment and such Purchasing Related Committed Purchaser shall for all purposes be a Related Committed Purchaser party hereto and shall have all the rights and obligations of a Related Committed Purchaser hereunder to the same extent as if it were an original party hereto. The amount of the Commitment of the selling Related Committed Purchaser allocable to such Purchasing Related Committed Purchaser shall be equal to the amount of the Commitment of the selling Related Committed Purchaser transferred regardless of the purchase price paid therefor. The Transfer Supplement shall be an amendment hereof only to the extent necessary to reflect the addition of such Purchasing Related Committed Purchaser as a “Related Committed Purchaser” and any resulting adjustment of the selling Related Committed Purchaser’s Commitment.

(d) Replaceable Related Committed Purchaser. If any Related Committed Purchaser (a “Replaceable Related Committed Purchaser”) shall (i) petition the Seller for any amounts under Section 1.7 or 1.8 or (ii) cease to have a short-term debt rating of “A-1” by Standard & Poor’s and “P-1” by Moody’s (if such a rating is required by the related Purchaser’s securitization program), the related Purchaser Agent or the Administrator may designate a replacement financial institution (a “Replacement Related Committed Purchaser”), to which such Replaceable Related Committed Purchaser shall, subject to its receipt of an amount equal to the aggregate outstanding principal balance of its Investment and accrued and unpaid Discount thereon (and, if applicable, its receipt (unless a later date for the remittance thereof shall be agreed upon by the Seller and such Replaceable Related Committed Purchaser) of all amounts claimed under Section 1.7 and/or 1.8), promptly assign all of its rights, obligations and Commitment hereunder, together with all of its right, title and interest in, to and under the Purchased Interest allocable to it, to the Replacement Related Committed Purchaser

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in accordance with Section 6.3(c), above. Once such assignment becomes effective, the Replacement Related Committed Purchaser shall be deemed to be a “Related Committed Purchaser” for all purposes hereof and such Replaceable Related Committed Purchaser shall cease to be a “Related Committed Purchaser” for all purposes hereof and shall have no further rights or obligations hereunder.

(e) Assignment by Conduit Purchasers. Each party hereto agrees and consents (i) to any Conduit Purchaser’s assignment, participation, grant of security interests in or other transfers of any portion of, or any of its beneficial interest in, the Purchased Interest (or portion thereof), including without limitation to any Liquidity Provider or to any collateral agent in connection with its commercial paper program and (ii) to the complete assignment by any Conduit Purchaser of all of its rights and obligations hereunder to any other Person, and upon such assignment such Conduit Purchaser shall be released from all obligations and duties, if any, hereunder; provided, however, that such Conduit Purchaser may not, without the prior consent of its Related Committed Purchasers, make any such transfer of its rights hereunder unless the assignee (i) is principally engaged in the purchase of assets similar to the assets being purchased hereunder, (ii) has as its Purchaser Agent the Purchaser Agent of the assigning Conduit Purchaser and (iii) issues commercial paper or other Notes with credit ratings substantially comparable to the ratings of the assigning Conduit Purchaser. Any assigning Conduit Purchaser shall deliver to any assignee a supplement hereto, substantially in the form of Annex D with any changes as have been approved by the parties thereto (also, a “Transfer Supplement”), duly executed by such Conduit Purchaser, assigning any portion of its interest in the Purchased Interest to its assignee. Such Conduit Purchaser shall promptly (i) notify each of the other parties hereto of such assignment and (ii) take all further action that the assignee reasonably requests in order to evidence the assignee’s right, title and interest in such interest in the Purchased Interest and to enable the assignee to exercise or enforce any rights of such Conduit Purchaser hereunder. Upon the assignment of any portion of its interest in the Purchased Interest, the assignee shall have all of the rights hereunder with respect to such interest (except that the Discount therefor shall thereafter accrue at the rate, determined with respect to the assigning Conduit Purchaser unless the Seller, the related Purchaser Agent and the assignee shall have agreed upon a different Discount).

(f) Opinions of Counsel. If required by the Administrator or the applicable Purchaser Agent or to maintain the ratings of any Conduit Purchaser, each Transfer Supplement must be accompanied by an opinion of counsel of the assignee as to such matters as the Administrator or such Purchaser Agent may reasonably request.

Section 6.4 Costs, Expenses and Taxes. In addition to the rights of indemnification granted under Section 3.1, the Seller agrees to pay on written demand (which demand shall be accompanied by documentation thereof in reasonable detail) all reasonable costs and expenses in connection with the preparation, execution, delivery and administration (including periodic internal audits by the Administrator of Pool Receivables) of this Agreement, the other Transaction Documents and the other documents and agreements to be delivered hereunder (and all reasonable costs and expenses in connection with any amendment, waiver or modification of any thereof), including: (i) Attorney Costs for the Administrator, each Purchaser Group and their

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respective Affiliates and agents with respect thereto, as the case may be, and with respect to advising the Administrator, each Purchaser Group or their respective Affiliates and agents as to their rights and remedies under this Agreement and the other Transaction Documents, and (ii) all reasonable costs and expenses (including Attorney Costs), if any, of the Administrator, each Purchaser Group or their respective Affiliates and agents, as the case may be, in connection with the enforcement of this Agreement and the other Transaction Documents.

(a) In addition, the Seller shall pay on written demand any and all stamp and other taxes and fees payable in connection with the execution, delivery, filing and recording of this Agreement or the other documents or agreements to be delivered hereunder, and agrees to save each Indemnified Party harmless from and against any liabilities with respect to or resulting from any delay in paying or omission to pay such taxes and fees.

Section 6.5 No Proceedings; Limitation on Payments.

(a) Each of the Seller, Greetings, the Servicer, the Administrator, the Purchaser Agents, the Purchasers, each assignee of the Purchased Interest or any interest therein, and each Person that enters into a commitment to purchase the Purchased Interest or interests therein, hereby covenants and agrees that it will not institute against, or join any other Person in instituting against, any Conduit Purchaser any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding, or other proceeding under any federal or state bankruptcy or similar law, for one year and one day after the latest maturing Note issued by such Conduit Purchaser is paid in full. The provision of this Section 6.5 shall survive any termination of this Agreement.

(b) Notwithstanding any provisions contained in this Agreement to the contrary, no Conduit Purchaser shall be obligated to pay any amount, if any, payable by it pursuant to this Agreement or any other Transaction Document unless (i) it has received funds which may be used to make such payment and which funds are not required to repay the Notes when due and (ii) after giving effect to such payment, either (x) it could issue Notes to refinance all outstanding Notes (assuming such outstanding Notes matured at such time) in accordance with the program documents governing its securitization program or (y) all Notes are paid in full. Any amount which a Conduit Purchaser does not pay pursuant to the operation of the preceding sentence shall not constitute a claim (as defined in §101 of the Bankruptcy Code) against or company obligation of the applicable Conduit Purchaser for any such insufficiency unless and until the applicable Conduit Purchaser satisfies the provisions of clauses (i) and (ii) above. The provisions of this paragraph shall survive any termination of this Agreement.

Section 6.6 Confidentiality.

(a) Unless otherwise required by applicable law, each of the Seller and the Servicer agrees to maintain the confidentiality of this Agreement and the other Transaction Documents (and all drafts thereof) in communications with third parties and otherwise; provided, that this Agreement and the other Transaction Documents may be

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disclosed: (i) to third parties to the extent such disclosure is made pursuant to a written agreement of confidentiality in form and substance reasonably satisfactory to the Administrator and each Purchaser Agent, (ii) to the Seller’s legal counsel, accountants and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such documents and be instructed to keep such documents confidential), (iii) in connection with any legal proceeding arising out of or in connection with this Agreement or any other Transaction Document or the preservation or maintenance of that party’s rights hereunder or thereunder, (iv) if required to do so by a court of competent jurisdiction whether in pursuance of any procedure for discovering documents or otherwise, (v) pursuant to any law in accordance with which that party is required or accustomed to act (including applicable SEC requirements), (vi) to any Governmental Authority and (vii) to any Person in connection with any credit agreement or other financing transaction. The restrictions in the preceding sentence shall not apply to disclosures to any party to this Agreement by any other party hereto, information already known to a recipient otherwise than in breach of this Section, information also received from another source on terms not requiring it to be kept confidential, or information that is or becomes publicly available otherwise than in breach of this Section.

(b) Each of the Administrator, each Purchaser Agent, the LC Bank and each Purchaser agrees to maintain the confidentiality of the Confidential Information, except that Confidential Information may be disclosed (i) to its Affiliates and its Affiliates’ directors, officers, employees and agents, including accountants, auditors, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Confidential Information and be instructed to keep such Confidential Information confidential), (ii) to the extent requested by any regulatory authority or required by applicable laws or regulations (including applicable SEC requirements) or by any subpoena or similar legal process, provided that unless specifically prohibited by applicable law, regulation or court order, each of the Administrator, each Purchaser Agent, the LC Bank and each Purchaser, as applicable, shall make reasonable efforts to notify Greetings of any such request or requirement prior to disclosure of such information (other than any request in connection with any examination of the financial condition or other routine examination of the Administrator, the LC Bank, such Purchaser Agent or such Purchaser by such Governmental Authority), (iii) to any other party to this Agreement, (iv) subject to an agreement containing provisions substantially the same as those of this Section, to any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement, (v) with the consent of Greetings, (vi) to (A) third parties to the extent such disclosure is made pursuant to a written agreement of confidentiality in form and substance reasonably satisfactory to Greetings, (B) if applicable, the rating agencies rating the Notes of the applicable Conduit Purchaser (it being understood that the Person making such disclosure shall give Greetings prompt notice thereof and the Persons to whom such disclosure is made will be informed of the confidential nature of such Confidential Information and be instructed to keep such Confidential Information confidential), (C) any Program Support Provider or potential Program Support Provider (it being understood that the Person making such disclosure shall give Greetings prompt notice thereof and the Persons to whom such disclosure is

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made will be informed of the confidential nature of such Confidential Information and be instructed to keep such Confidential Information confidential), (D) any placement agency placing the Notes (it being understood that the Person making such disclosure shall give Greetings prompt notice thereof and the Persons to whom such disclosure is made will be informed of the confidential nature of such Confidential Information and be instructed to keep such Confidential Information confidential) and (E) any regulatory authorities or Governmental Authority having jurisdiction over the Administrator, any Purchaser, any Program Support Provider or any Liquidity Provider, (vii) to the extent such Confidential Information (A) is or becomes publicly available other than as a result of a breach of this Section, or (B) becomes available to the Administrator, any Purchaser Agent, any Purchaser or the LC Bank on a non-confidential basis from a source other than Greetings, the Seller or any Originator and (viii) not otherwise in violation of this Section.

(c) As used in this Section, “Confidential Information” shall mean all information received from Greetings, any of its Subsidiaries or The Hatchery LLC relating to such Person or its business, other than any such information that is available to the Administrator, the LC Bank, any Purchaser Agent or any Purchaser on a non-confidential basis prior to disclosure by such Person; provided, however, that, in the case of information received from such Person after the Closing Date, such information is clearly identified at the time of delivery as confidential.

(d) Any Person required to maintain the confidentiality of Confidential Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Confidential Information as such Person would accord to its own confidential information. The Seller, the Servicer, AGSC and each Originator hereby agree that the failure of the Administrator, the LC Bank, any Purchaser Agent or any Purchaser to comply with the provisions of this Section shall not relieve the Seller, Greetings, AGSC or any Originator of any of its obligations under this Agreement or any of the other Transaction Documents.

Section 6.7 GOVERNING LAW AND JURISDICTION.

(a) THIS AGREEMENT SHALL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING FOR SUCH PURPOSE SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK) EXCEPT TO THE EXTENT THAT THE VALIDITY OR PERFECTION OF A SECURITY INTEREST OR REMEDIES HEREUNDER, IN RESPECT OF ANY PARTICULAR COLLATERAL ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK.

(b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK; AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH

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OF THE PARTIES HERETO CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES, TO THE MAXIMUM EXTENT PERMITTED BY LAW, ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, THAT IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS AGREEMENT OR ANY DOCUMENT RELATED HERETO. EACH OF THE PARTIES HERETO WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH SERVICE MAY BE MADE BY ANY OTHER MEANS PERMITTED BY NEW YORK LAW.

Section 6.8 Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which, when so executed, shall be deemed to be an original, and all of which, when taken together, shall constitute one and the same agreement.

Section 6.9 Survival of Termination. The provisions of Sections 1.7, 1.8, 3.1, 3.2, 6.4, 6.5, 6.7, 6.10 and 6.15 shall survive any termination of this Agreement.

Section 6.10 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO WAIVES THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR PARTIES, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS OR OTHERWISE. EACH OF THE PARTIES HERETO AGREES THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, EACH OF THE PARTIES HERETO FURTHER AGREES THAT ITS RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING THAT SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR ANY PROVISION HEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT.

Section 6.11 Sharing of Recoveries. Each Purchaser (other than the LC Bank) agrees that if it receives any recovery, through set-off, judicial action or otherwise, on any amount payable or recoverable hereunder in a greater proportion than should have been received hereunder or otherwise inconsistent with the provisions hereof, then the recipient of such recovery shall purchase for cash an interest in amounts owing to the other Purchasers (as return of Investment or otherwise), without representation or warranty except for the representation and warranty that such interest is being sold by each such other Purchaser free and clear of any Adverse Claim created or granted by such other Purchaser, in the amount necessary to create proportional participation by the Purchaser in such recovery. If all or any portion of such

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amount is thereafter recovered from the recipient, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

Section 6.12 Right of Setoff. During a Termination Event, each Purchaser is hereby authorized (in addition to any other rights it may have) to setoff, appropriate and apply (without presentment, demand, protest or other notice which are hereby expressly waived) any deposits and any other indebtedness held or owing by such Purchaser (including by any branches or agencies of such Purchaser) to, or for the account of, the Seller against amounts owing by the Seller hereunder (even if contingent or unmatured).

Section 6.13 Entire Agreement. This Agreement and the other Transaction Documents embody the entire agreement and understanding between the parties hereto, and supersede all prior or contemporaneous agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof and thereof.

Section 6.14 Headings. The captions and headings of this Agreement and any Exhibit, Schedule or Annex hereto are for convenience of reference only and shall not affect the interpretation hereof or thereof.

Section 6.15 Purchaser Groups’ Liabilities. The obligations of each Purchaser Agent and each Purchaser under the Transaction Documents are solely the corporate obligations of such Person. Except with respect to any claim arising out of the willful misconduct or gross negligence of the Administrator, any Purchaser Agent or any Purchaser, no claim may be made by the Seller or the Servicer or any other Person against the Administrator, any Purchaser Agent or any Purchaser or their respective Affiliates, directors, officers, employees, attorneys or agents for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by the Agreement or any other Transaction Document, or any act, omission or event occurring in connection therewith; and each of Seller and Servicer hereby waives, releases, and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

Section 6.16 Call Option. The Seller shall have the right to repurchase the Purchased Interest from the Purchasers on any Settlement Date on the terms hereinafter set forth in this Section 6.16. The Seller shall give the Administrator at least ten Business Days’ prior written notice of such repurchase and upon payment of the repurchase price for the Purchased Interest, as hereinafter provided, the Purchasers shall be deemed to have reconveyed the Purchased Interest to the Seller without recourse, representation or warranty except for a representation from each Purchaser that the Purchased Interest assigned is (or concurrently with the Administrator’s receipt of such repurchase price shall become) free of any Adverse Claim created by such Purchaser. The Seller shall pay such repurchase price for the Purchased Interest in immediately available funds to the Administrator (for the benefit of the Purchasers or the Administrator, as the case may be) in an amount equal to the sum of (i) the aggregate of the Aggregate Discount accrued for each Portion of Investment for each Purchaser accrued to and including the repurchase date, (ii) the Aggregate Investment for each Purchaser, (iii) the amounts payable pursuant to Sections 1.5, 1.7 and 1.8, or Article III (of which the Seller has notice) related to the Purchased Interest accrued to and including the repurchase date, (iv) all other

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obligations that are then due and payable and (v) if Greetings is not the Servicer, the Servicing Fee allocated to the Purchased Interest that has accrued to and including the repurchase date.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

AGC FUNDING CORPORATION, as Seller

By:	/s/ Stephen J. Smith
Name:	Stephen J. Smith
Title:	Treasurer

Address:
AGC Funding Corporation
One American Road
Cleveland, OH 44144
Attention: Treasurer
Telephone: (216) 252-7300
Facsimile: (216) 252-6791

AMERICAN GREETINGS CORPORATION, as Servicer

By:	/s/ Stephen J. Smith
Name:	Stephen J. Smith
Title:	Vice President, Treasurer and Investor Relations

Address:
American Greetings Corporation
One American Road
Cleveland, OH 44144
Attention: Treasurer
Telephone: (216) 252-7300
Facsimile: (216) 252-6791

S-1	American Greetings Amended and Restated RPA

PNC BANK, NATIONAL ASSOCIATION,
as Administrator

By:	/s/ John T. Smathers
Name:	John T. Smathers
Title:	Vice President

Address:
PNC Bank, National Association
One PNC Plaza
249 Fifth Avenue
Pittsburgh, Pennsylvania 15222-2707
Attention: John Smathers
Telephone No.: (412) 762-6440
Facsimile No.: (412) 762-9184

S-2	American Greetings Amended and Restated RPA

PURCHASERS:

MARKET STREET FUNDING LLC, as a Conduit Purchaser and as a Related Committed Purchaser

By:	/s/ Doris J. Hearn
Name:	Doris J. Hearn
Title:	Vice President

Address:
Market Street Funding LLC c/o AMACAR Group LLC
6525 Morrison Blvd., Suite 318
Charlotte, North Carolina 28211
Attention: Douglas K. Johnson
Telephone No.: (704) 365-0569
Facsimile No.: (704) 365-1362

With a copy to:
PNC Bank, National Association
One PNC Plaza
249 Fifth Avenue
Pittsburgh, Pennsylvania 15222-2707
Attention: John Smathers
Telephone No.: (412) 762-6440
Facsimile No.: (412) 762-9184

S-3	American Greetings Amended and Restated RPA

PNC BANK, NATIONAL ASSOCIATION,
as Purchaser Agent for Market Street Funding LLC

By:	/s/ John T. Smathers
Name:	John T. Smathers
Title:	Vice President

Address:
PNC Bank, National Association
One PNC Plaza
249 Fifth Avenue
Pittsburgh, Pennsylvania 15222-2707
Attention: John Smathers
Telephone No.: (412) 762-6440
Facsimile No.: (412) 762-9184

Commitment: $100,000,000

S-4	American Greetings Amended and Restated RPA

PNC BANK, NATIONAL ASSOCIATION,
as Administrator

By:	/s/ John T. Smathers
Name:	John T. Smathers
Title:	Vice President

Address:
PNC Bank, National Association
One PNC Plaza, 26th Floor
249 Fifth Avenue
Pittsburgh, PA 15222-2707
Attention: John T. Smathers
Telephone No.: 412-762-6440
Facsimile No.: 412-762-9184

PNC BANK, NATIONAL ASSOCIATION,
as the LC Bank

By:	/s/ Joseph G. Moran
Name:	Joseph G. Moran
Title:	Managing Director

Address:
PNC Bank, National Association
One PNC Plaza, 26th Floor
249 Fifth Avenue
Pittsburgh, PA 15222-2707
Attention: John Smathers
Telephone No.: 412-762-6440
Facsimile No.: 412-762-9184

Commitment: $100,000,000
Pro Rata Share: 100%

S-5	American Greetings Amended and Restated RPA

THE BANK OF NOVA SCOTIA,
as a Related Committed Purchaser and as Purchaser Agent for itself and Liberty Street Funding Corp.

By:	/s/ Norman Lasi
Name:	Norman Lasi
Title:	Managing Director

Commitment: $50,000,000

LIBERTY STREET FUNDING CORP., as a Conduit Purchaser

By:	/s/ Bernard J. Angelo
Name:	Bernard J. Angelo
Title:	Vice President

S-6	American Greetings Amended and Restated RPA

EXHIBIT I

DEFINITIONS

As used in the Agreement (including its Exhibits, Schedules and Annexes), the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined). Unless otherwise indicated, all Section, Annex, Exhibit and Schedule references in this Exhibit are to Sections of and Annexes, Exhibits and Schedules to the Agreement.

“Administrator” has the meaning set forth in the preamble to the Agreement.

“Administrator’s Account” means the account (account number 1002422076 ABA 043000096) of the Administrator maintained at the office of PNC at One PNC Plaza, 249 Fifth Avenue, Pittsburgh, Pennsylvania 15222-2707, or such other account as may be so designated in writing by the Administrator to the Servicer.

“Adverse Claim” means a lien, security interest or other charge or encumbrance, or any other type of preferential arrangement; it being understood that any thereof in favor of the Administrator (for the benefit of the Purchasers) shall not constitute an Adverse Claim.

“Affected Person” has the meaning set forth in Section 1.7 of the Agreement.

“Affiliate” means, as to any Person: (a) any Person that, directly or indirectly, is in control of, is controlled by or is under common control with such Person, or (b) who is a director or officer: (i) of such Person or (ii) of any Person described in clause (a), except that, in the case of each Conduit Purchaser, Affiliate shall mean the holder of its capital stock. For purposes of this definition, control of a Person shall mean the power, direct or indirect: (x) to vote 25% or more of the securities having ordinary voting power for the election of directors of such Person, or (y) to direct or cause the direction of the management and policies of such Person, in either case whether by ownership of securities, contract, proxy or otherwise.

“Aggregate Discount” at any time, means the sum of the aggregate for each Purchaser of the accrued and unpaid Discount with respect to each such Purchaser’s Investment at such time.

“Aggregate Investment” means the amount paid to the Seller in connection with Funded Purchases in respect of the Purchased Interest or portion thereof by all Purchasers pursuant to the Agreement, as reduced from time to time by Collections distributed and applied on account of such Aggregate Investment pursuant to Section 1.4(d) of the Agreement; provided, that if such Aggregate Investment shall have been reduced by any distribution, and thereafter all or a portion of such distribution is rescinded or must otherwise be returned for any reason, such Aggregate Investment shall be increased by the amount of such rescinded or returned distribution as though it had not been made.

“Agreement” has the meaning set forth in the preamble to the Agreement.

“AGSC” means American Greetings Services Corporation.

Exh. I - 1

“Assumption Agreement” means an agreement substantially in the form set forth in Annex C to the Agreement.

“Attorney Costs” means and includes all reasonable fees and disbursements of any law firm or other external counsel.

“Bankruptcy Code” means the United States Bankruptcy Reform Act of 1978 (11 U.S.C. § 101, et seq.), as amended from time to time.

“Base Rate” means, for any day, (i) in the case of the Purchaser Group including Market Street, the Market Street Base Rate and (ii) in the case of each other Purchaser Group, shall mean the rate set forth as the Base Rate for such Purchaser Group in the related Purchaser Group Fee Letter.

“BBA” means the British Bankers’ Association.

“Benefit Plan” means any employee benefit pension plan as defined in Section 3(2) of ERISA in respect of which the Seller, any Originator, Greetings, AGSC or any ERISA Affiliate is, or at any time during the immediately preceding six years was, an “employer” as defined in Section 3(5) of ERISA.

“Business Day” means any day (other than a Saturday or Sunday) on which: (a) banks are not authorized or required to close in New York City, New York or Pittsburgh, Pennsylvania and (b) if this definition of “Business Day” is utilized in connection with the Euro-Rate, dealings are carried out in the London interbank market.

“Change in Control” means (i) with respect to Seller, that at any time Greetings shall fail to own, directly or indirectly through one or more wholly-owned Subsidiaries free and clear of any Adverse Claim, 100% of the shares of outstanding voting stock of the Seller on a fully diluted basis, (ii) with respect to AGSC, that at any time Greetings shall fail to own, directly or indirectly through one or more wholly-owned Subsidiaries, free and clear of any Adverse Claim (other than the pledge of such Person’s stock under the Credit Agreement and the related documents), 100% of the shares of outstanding voting stock of AGSC on a fully-diluted basis, (iii) with respect to any Originator other than Greetings, that at any time Greetings shall fail to own, directly or indirectly through one or more wholly-owned Subsidiaries, free and clear of any Adverse Claim (other than the pledge of such Person’s stock under the Credit Agreement and the related documents), 100% of the share of outstanding voting stock of such Originator on a fully diluted basis, and (iv) with respect to Greetings, the acquisition by any Person or its Affiliates of more than 33% of the stock (or equivalent ownership or controlling interest) having by the terms thereof ordinary voting power to elect a majority of the directors of Greetings (irrespective of whether or not at the time the stock of any class or classes of Greetings will have or might have voting power by reason of the happening or any contingency) provided, that the foregoing restriction shall not apply to the Permitted Holders so long as the acquisition by the Permitted Holders of such voting power shall not result, directly or indirectly, in a “going private transaction” within the meaning of the Exchange Act of 1934.

“Closing Date” means October 24, 2006.

Exh. I - 2

“Collections” means, with respect to any Pool Receivable: (a) all funds that are received by any Originator, Greetings, the Seller or the Servicer in payment of any amounts owed in respect of such Receivable (including purchase price, finance charges, interest and all other charges), or that are applied to amounts owed in respect of such Receivable (including insurance payments and net proceeds of the sale or other disposition of repossessed goods or other collateral or property of the related Obligor or any other Person directly or indirectly liable for the payment of such Pool Receivable and available to be applied thereon), (b) all amounts deemed to have been received pursuant to Section 1.4(e) of the Agreement and (c) all other proceeds of such Pool Receivable.

“Commitment” means, as to each Related Committed Purchaser, that dollar amount set forth as the “Commitment” under the name of its Purchaser Agent on the signature pages to the Agreement or in the Assumption Agreement pursuant to which it became a Purchaser, as such amount may be modified in connection with any subsequent assignment pursuant to the Agreement.

“Commitment Percentage” means, for each Related Committed Purchaser in a Purchaser Group, such Related Committed Purchaser’s Commitment divided by the total of all Commitments of all Related Committed Purchasers in such Purchaser Group.

“Company Note” means “Sale and Contribution Note” as such term is defined in Section 3.1 of the Sale and Contribution Agreement.

“Concentration Percentage” means, at any time, the percentages set forth below:

Obligor	Concentration Percentage
Target Corporation, so long as it is a Group A Obligor	40%
Any Group A Obligor other than Target	23%
Any Group B Obligor	23%
Sum of the two (2) largest Group C Obligors	23%
Any other Group C Obligor	5%
Sum of the four (4) largest Group D Obligors	23%
Any other Group D Obligor	5%

“Conduit Purchasers” means each commercial paper conduit that is a party to the Agreement, as a purchaser, or that becomes a party to the Agreement, as a purchaser pursuant to an Assumption Agreement.

“Contract” means, with respect to any Receivable, any and all contracts, instruments, agreements, leases, invoices, notes or other writings pursuant to which such Receivable arises or that evidence such Receivable or under which an Obligor becomes or is obligated to make payment in respect of such Receivable.

Exh. I - 3

“CP Rate” for any Yield Period for any Portion of Investment (i) in the case of the Purchaser Group including Market Street, means the Market Street CP Rate, and (ii) in the case of each other Purchaser Group, shall mean the rate set forth as the CP Rate for such Purchaser Group in the related Purchaser Group Fee Letter.

“Credit Agreement” means the Credit Agreement dated as of April 4, 2006 among American Greetings Corporation, as Borrower, the foreign subsidiaries from time to time party thereto, as Foreign Subsidiary Borrowers, the financial institutions named therein, as Lenders, National City Bank, as Global Agent and Collateral Agent, UBS Securities LLC, as Syndication Agent, and KeyBank National Association, JPMorgan Chase Bank, N.A. and LaSalle Bank National Association, as Co-Documentation Agents, as it may be amended, amended and restated, supplemented or otherwise modified from time to time; provided that, if such Credit Agreement shall cease to be effective or shall be terminated, all references herein and in the other Transaction Documents shall be references to the Credit Agreement, as in effect for purposes of this Agreement and the other Transaction Documents, immediately prior to such failure to be effective or termination.

“Credit and Collection Policy” means, as the context may require, those receivables credit and collection policies and practices of the Originators in effect on the date of the Agreement and described in Schedule I to the Agreement, as modified in compliance with the Agreement.

“Days’ Sales Outstanding” means, at any time, an amount computed as of the last day of each calendar month equal to: (a) the average of the Outstanding Balance of all Pool Receivables as of the last day of each of the three most recent calendar months ended on the last day of such calendar month divided by (b)(i) the aggregate credit sales made by the Originator during the three calendar months ended on or before the last day of such calendar month divided by (ii) 90.

“Debt” means: (a) indebtedness for borrowed money, (b) obligations evidenced by bonds, debentures, notes or other similar instruments, (c) obligations to pay the deferred purchase price of property or services, (d) obligations as lessee under leases that shall have been or should be, in accordance with generally accepted accounting principles, recorded as capital leases, and (e) obligations under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (a) through (d); provided, however, that no trade payables, deferred revenue, taxes or other similar accrued expenses, in each case, arising out of the ordinary course of business, obligations in respect of insurance policies or performance or surety bonds that themselves are not guarantees of Debt (nor drafts, acceptances or similar instruments evidencing the same nor obligations in respect of letters of credit supporting the payment of same) or obligations to pay royalty fees or other payments under license agreements, shall constitute Debt.

“Defaulted Receivable” means a Receivable:

(a) as to which any payment, or part thereof, remains unpaid for more than 150 days, in each case from the due date for such payment, or

Exh. I - 4

(b) without duplication (i) as to which an Insolvency Proceeding shall have occurred with respect to the Obligor thereof or any other Person obligated thereon or owning any Related Security with respect thereto, (ii) that has been charged-off as uncollectible or (iii) that should have been charged-off as uncollectible pursuant to the Credit and Collection Policy.

“Delinquency Ratio” means the ratio (expressed as a percentage and rounded to the nearest 1/100 of 1%, with 5/1000th of 1% rounded upward) computed as of the last day of each calendar month by dividing: (a) the aggregate Outstanding Balance of all Pool Receivables that were Delinquent Receivables on such day by (b) the aggregate Outstanding Balance of all Pool Receivables on such day.

“Delinquent Receivable” means a Receivable (a) as to which any payment, or part thereof, remains unpaid for more than 90 days from the due date for such payment or (b) without duplication, which has been (or consistent with the Credit and Collection Policy, would be) classified as a Delinquent Receivable by the applicable Originator.

“Dilution Ratio” means the ratio (expressed as a percentage and rounded to the nearest 1/100th of 1%, with 5/1000th of 1% rounded upward), computed as of the last day of each calendar month by dividing: (a) the aggregate amount of payments made or owed by the Seller pursuant to Section 1.4(e)(i) of the Agreement (other than Specifically Reserved Dilution Amounts) during such calendar month, by (b) the aggregate credit sales made by the Originators during the calendar months that are two and three months prior to such calendar month.

“Dilution Reserve” means, on any day, an amount equal to: (a) the sum of the Aggregate Investment and the LC Amount at the close of business of the Servicer on such date multiplied by (b) (i) the Dilution Reserve Percentage on such date, divided by (ii) 100% minus the Dilution Reserve Percentage on such date.

“Dilution Reserve Percentage” means, on any date, the greater of (a) 8%, or (b) the percentage determined by the following formula:

(2.0 x ED) + ((DS-ED) x DS/ED)) x DHR + (0.02 x CS)

ED	=	the “Expected Dilution,” which shall be equal to the 12-month rolling average Dilution Ratio, expressed as a percentage;

DS	=	the “Dilution Spike,” which shall be equal to the highest one month Dilution Ratio over the immediately preceding 12 months, expressed as a percentage;

CS	=	the aggregate credit sales made by the Originators during the most recent calendar month divided by the Net Receivables Pool Balance as of the last day of such calendar month, expressed as a percentage; and

DHR	=	the “Dilution Horizon Ratio,” which shall be equal to the aggregate credit sales made by the Originators during the two preceding calendar months

Exh. I - 5

divided by the Net Receivables Pool Balance as of the last day of the most recent calendar month, expressed as a percentage.

“Discount” means with respect to any Purchaser:

(a) for any Portion of Investment for any Yield Period with respect to any Purchaser to the extent such Portion of Investment will be funded by such Purchaser during such Yield Period through the issuance of Notes:

CPR x I x ED/360

(b) for any Portion of Investment for any Yield Period with respect to any Purchaser to the extent such Portion of Investment will not be funded by such Purchaser during such Yield Period through the issuance of Notes or, to the extent the LC Bank has made a Funded Purchase, in connection with any drawing under a Letter of Credit that has not been reimbursed pursuant to Section 1.14 of the Agreement, which accrues Discount pursuant to Section 1.2(e) of the Agreement:

YR x I x ED/Year + TF

where:

YR	=	the Yield Rate, as applicable, for such Portion of Investment for such Yield Period with respect to such Purchaser,

I	=	the Investment with respect to such Portion of Investment during such Yield Period with respect to such Purchaser,

CPR	=	the CP Rate for the Portion of Investment for such Yield Period with respect to such Purchaser,

ED	=	the actual number of days during such Yield Period,

Year	=	if such Portion of Investment is funded based upon: (i) the Euro-Rate, 360 days, and (ii) the Base Rate, 365 or 366 days, as applicable, and

TF	=	the Termination Fee, if any, for the Portion of Investment for such Yield Period with respect to such Purchaser;

provided, that no provision of the Agreement shall require the payment or permit the collection of Discount in excess of the maximum permitted by applicable law; and provided further, that Discount for any Portion of Investment shall not be considered paid by any distribution to the extent that at any time all or a portion of such distribution is rescinded or must otherwise be returned for any reason.

“Disputed Default Ratio” means the ratio (expressed as a percentage and rounded to the nearest 1/100th of 1% with 5/1000th of 1% rounded upwards) computed as of the last day of

Exh. I - 6

each calendar month by dividing: (a) the aggregate Outstanding Balance of all Pool Receivables identified by the Seller or Servicer on the most recent Information Package as Receivables relating to amounts categorized as “deductions” or “recharges” that became Defaulted Receivables during such month, by (b) the aggregate Outstanding Balance of all Pool Receivables as of the last day of the sixth calendar month prior to such month.

“Drawing Date” has the meaning set forth in Section 1.14 of the Agreement.

“Eligible Assignee” means any bank or financial institution acceptable to the LC Bank and the Administrator.

“Eligible Foreign Obligor” means an Obligor which is a resident (i) of any country (other than the United States of America) that has a foreign currency rating of at least “A” by Standard & Poor’s and “A2” by Moody’s or (ii) of a territory of the United States.

“Eligible Receivable” means, at any time, a Pool Receivable:

(a) the Obligor of which is (i) a United States resident or an Eligible Foreign Obligor, (ii) not subject to any action of the type described in paragraph (f) of Exhibit V to the Agreement and (iii) not an Affiliate of Greetings,

(b) that is denominated and payable only in U.S. dollars in the United States,

(c) that is either a Seasonal Sale or a Receivable in which the Obligor is Target Corporation or a Governmental Entity, or does not have a stated maturity which is more than 68 days after the original invoice date of such Receivable.

(d) that arises under a duly authorized Contract for the sale and delivery of goods and services in the ordinary course of an Originator’s business,

(e) that arises under a duly authorized Contract that is in full force and effect and that is a legal, valid and binding obligation of the related Obligor, enforceable against such Obligor in accordance with its terms,

(f) that conforms in all material respects with all applicable laws, rulings and regulations in effect,

(g) that is not the subject of any asserted dispute or offset (but only to the extent of the disputed or offset amount, and only to the extent such amount has not been deemed a Collection pursuant to Section 1.4(e)) or any hold back defense, Adverse Claim or other similar claim (provided that, solely for calculating and reporting this item in connection with an Information Package, the Seller and/or Servicer may calculate and report such amounts relating to this item based on a methodology satisfactory to the Administrator),

(h) that satisfies all applicable requirements of the applicable Credit and Collection Policy,

Exh. I - 7

(i) that has not been modified, waived or restructured since its creation, except as permitted pursuant to Section 4.2 of the Agreement and Section 2(d) of Exhibit IV to the Agreement,

(j) in which the Seller owns good and marketable title, free and clear of any Adverse Claims, and that is freely assignable by the Seller (including without any consent of the related Obligor),

(k) for which the Administrator (for the benefit of each Purchaser) shall have a valid and enforceable undivided percentage ownership or security interest, to the extent of the Purchased Interest, and a valid and enforceable first priority perfected security interest therein and in the Related Security and Collections with respect thereto, in each case free and clear of any Adverse Claim,

(l) that constitutes an account as defined in the UCC, and that is not evidenced by instruments or chattel paper,

(m) that is not a Defaulted Receivable or a Delinquent Receivable,

(n) for which none of the Originator thereof, the Seller and the Servicer has established any offset arrangements with the related Obligor,

(o) for which Defaulted Receivables of the related Obligor do not exceed 35% of the Outstanding Balance of all such Obligor’s Receivables; provided that solely for purposes of making such determination, amounts that would otherwise be considered Defaulted Receivables which are the subject of disputes between the Obligor and the Seller or Servicer which continue to be investigated and negotiated, shall not be considered Defaulted Receivables, and

(p) that represents amounts earned and payable by the Obligor that are not subject to the performance of additional services by the Originator or Servicer thereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of ERISA also refer to any successor sections.

“ERISA Affiliate” means: (a) any corporation that is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Internal Revenue Code) as the Seller, any Originator, AGSC or Greetings, (b) a trade or business (whether or not incorporated) under common control (within the meaning of Section 414(c) of the Internal Revenue Code) with the Seller, any Originator, AGSC or Greetings, or (c) a member of the same affiliated service group (within the meaning of Section 414(m) of the Internal Revenue Code) as Greetings, the Seller, any Originator, AGSC, any corporation described in clause (a) or any trade or business described in clause (b).

“Euro-Rate” means with respect to any Yield Period, the interest rate per annum determined by the Administrator by dividing (the resulting quotient rounded upwards, if

Exh. I - 8

necessary, to the nearest 1/100th of 1% per annum) (i) the rate of interest determined by the applicable Purchaser Agent in accordance with its usual procedures (which determination shall be conclusive absent manifest error) to be the average of the London interbank market offered rates for U.S. dollars quoted by the BBA as set forth on Dow Jones Markets Service (formerly known as Telerate) (or appropriate successor or, if BBA or its successor ceases to provide display page 3750 (or such other display page on the Dow Jones Markets Service system as may replace display page 3750) at or about 11:00 a.m. (London time) on the Business Day which is two (2) Business Days prior to the first day of such Yield Period for an amount comparable to the Portion of Investment to be funded at the Yield Rate and based upon the Euro-Rate during such Yield Period by (ii) a number equal to 1.00 minus the Euro-Rate Reserve Percentage. The Euro-Rate may also be expressed by the following formula:

Euro-Rate =	Average of London interbank offered rates quoted by BBA as shown on Dow Jones Markets Service display page 3750 or appropriate successor
1.00 - Euro-Rate Reserve Percentage

where “Euro-Rate Reserve Percentage” means, the maximum effective percentage in effect on such day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including without limitation, supplemental, marginal, and emergency reserve requirements) with respect to eurocurrency funding (currently referred to as “Eurocurrency Liabilities”). The Euro-Rate shall be adjusted with respect to any Portion of Investment funded at the Yield Rate and based upon the Euro-Rate that is outstanding on the effective date of any change in the Euro-Rate Reserve Percentage as of such effective date. The applicable Purchaser Agent shall give prompt notice to the Seller of the Euro-Rate as determined or adjusted in accordance herewith (which determination shall be conclusive absent manifest error).

“Everyday Default Ratio” means the ratio (expressed as a percentage and rounded to the nearest 1/100 of 1%, with 5/1000th of 1% rounded upward) computed as of the last day of each calendar month by dividing: (a) the aggregate Outstanding Balance of all Pool Receivables identified by the Seller or the Servicer on the most recent Information Package as Receivables relating to everyday invoices and manual invoices that became Defaulted Receivables during such month by (b) the aggregate credit sales other than Seasonal Sales made by the Originators during the month that is six months before such month.

“Excess Concentration” means, on any date, the sum of the following amounts:

(i) the amount by which the Outstanding Balance of Eligible Receivables of each Obligor then in the Receivables Pool exceeds an amount equal to: (a) the applicable Concentration Percentage for such Obligor multiplied by (b) the Outstanding Balance of all Eligible Receivables on such date, plus

(ii) the amount by which the Outstanding Balance of all Eligible Receivables of the largest Group D Obligor exceeds 50% of the sum of the Outstanding Balance of all Eligible

Exh. I - 9

Receivables of the four largest Group D Obligors (in each case after taking into account any deduction for amounts relating to clause (i) of this definition), plus

(iii) the amount by which the Outstanding Balance of all Eligible Receivables then in the Receivables Pool the Obligor of which is a Governmental Entity exceeds 5.0% of the Outstanding Balance of all Eligible Receivables then in the Receivables Pool, plus

(iv) the amount by which the Outstanding Balance of all Eligible Receivables then in the Receivables Pool the Obligor of which is an Eligible Foreign Obligor exceeds 2% of the Outstanding Balance of all Eligible Receivables then in the Receivables Pool.

“Exiting Purchaser” has the meaning set forth in Section 1.4(b)(ii).

“Facility Termination Date” means the earliest to occur of: (a) with respect to each Purchaser, October 23, 2009, in each case subject to any extension pursuant to Section 1.20 of the Agreement (it being understood that if any such Purchaser does not extend its Commitment hereunder then the Purchase Limit shall be reduced by an amount equal to the Commitment of such Exiting Purchaser and the Commitment Percentages of the Purchasers within each remaining Purchaser Group shall be appropriately adjusted), (b) the date determined pursuant to Section 2.2 of the Agreement, (c) the date the Purchase Limit reduces to zero pursuant to Section 1.1(b) of the Agreement, (d) with respect to each Purchaser Group, the date that the commitments of all of the Liquidity Providers terminate under the related Liquidity Agreements or the date one or more of such Purchaser Group’s Program Support Agreements terminate (it being understood and agreed that the date set forth in the related Liquidity Agreement as the scheduled “purchase termination date” (or other similar term) shall not be amended by the applicable Purchasers and the related Liquidity Providers to be a date earlier than October 23, 2009) and (e) with respect to each Purchaser Group, the date that the commitments of all of the Related Committed Purchasers of such Purchaser Group terminate.

“Federal Funds Rate” means, for any day, the per annum rate set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Board (including any such successor, “H.15(519)”) for such day opposite the caption “Federal Funds (Effective).” If on any relevant day such rate is not yet published in H.15(519), the rate for such day will be the rate set forth in the daily statistical release designated as the Composite 3:30 p.m. Quotations for U.S. Government Securities, or any successor publication, published by the Federal Reserve Bank of New York (including any such successor, the “Composite 3:30 p.m. Quotations”) for such day under the caption “Federal Funds Effective Rate.” If on any relevant day the appropriate rate is not yet published in either H.15(519) or the Composite 3:30 p.m. Quotations, the rate for such day will be the arithmetic mean as determined by the applicable Purchaser Agent of the rates for the last transaction in overnight Federal funds arranged before 9:00 a.m. (New York time) on that day by each of three leading brokers of Federal funds transactions in New York City selected by such Purchaser Agent.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System, or any entity succeeding to any of its principal functions.

Exh. I - 10

“Fees” means the fees payable by the Seller to each Purchaser Group pursuant to the applicable Purchaser Group Fee Letter.

“Funded Purchase” shall mean a purchase or deemed purchase of undivided interests in the Purchased Interest under the Agreement which (i) is paid for in cash (other than through reinvestment of Collections pursuant to Section 1.4(b) of the Agreement), (ii) is treated as a Funded Purchase pursuant to Section 1.2(e) of the Agreement and/or any of the provisions set forth in Sections 1.11 through 1.19 of the Agreement or (iii) without double counting any of the amounts described in clause (i) or (ii), above, is funded by the issuance of Notes by the applicable Conduit Purchaser, pursuant to the Agreement or otherwise, and the proceeds of which are used to reimburse the LC Bank for each draw under any Letter of Credit, whether on, prior to or after the date any such draw is treated as or deemed to be a Funded Purchase under the Agreement.

“GAAP” means the generally accepted accounting principles and practices in the United States, consistently applied.

“Governmental Acts” has the meaning set forth in Section 1.19 of the Agreement.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any body or entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any court, and any Person owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

“Governmental Entity” means a federal agency, branch, or other governmental entity or authority of the United States or a state agency, branch, or governmental entity or authority of any state in the United States.

“Greetings” has the meaning set forth in the preamble to the Agreement.

“Group A Obligor” means an Obligor with a short-term senior unsecured indebtedness rating (or, if such Obligor does not have such a short-term rating, a long-term senior unsecured indebtedness rating) of at least “A-1” (or “A+”) by Standard & Poor’s and “P-1” (or “A1”) by Moody’s.

“Group B Obligor” means an Obligor with a short-term senior unsecured indebtedness rating (or, if such Obligor does not have such a short-term rating, a long-term senior unsecured indebtedness rating) of at least “A-2” (or “BBB+”) by Standard & Poor’s and “P-2” (or “Baa1”) by Moody’s, that is not a Group A Obligor.

“Group C Obligor” means an Obligor with a short-term senior unsecured indebtedness rating (or, if such Obligor does not have such a short-term rating, a long-term senior unsecured indebtedness rating) of at least “A-3” (or “BBB-”) by Standard & Poor’s and “P-3” (or “Baa3”) by Moody’s, that is not a Group A Obligor or a Group B Obligor.

“Group Commitment” means with respect to any Purchaser Group the aggregate of the Commitments of each Purchaser within such Purchaser Group.

Exh. I - 11

“Group D Obligor” means an Obligor which is not a Group A Obligor, a Group B Obligor or a Group C Obligor.

“Indemnified Amounts” has the meaning set forth in Section 3.1 of the Agreement.

“Indemnified Party” has the meaning set forth in Section 3.1 of the Agreement.

“Independent Director” has the meaning set forth in paragraph 3(c) of Exhibit IV to the Agreement.

“Information Package” means a report, in substantially the form of Annex A to the Agreement, furnished to the Administrator pursuant to the Agreement.

“Insolvency Proceeding” means: (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors of a Person or, composition, marshaling of assets for creditors of a Person, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors, in each of cases (a) and (b) undertaken under U.S. Federal, state or foreign law, including the Bankruptcy Code.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of the Internal Revenue Code also refer to any successor sections.

“Investment” means the aggregate amounts paid to the Seller in connection with Funded Purchases in respect of the Purchased Interest by each Purchaser pursuant to Section 1.2 of the Agreement (including Section 1.2(e)), as reduced from time to time by Collections distributed and applied on account of such Investment pursuant to Section 1.4(d) of the Agreement; provided, that if such Investment shall have been reduced by any distribution and thereafter all or a portion of such distribution is rescinded or must otherwise be returned for any reason, such Investment shall be increased by the amount of such rescinded or returned distribution as though it had not been made.

“ISP98 Rules” has the meaning set forth in Section 1.12 of the Agreement.

“LC Amount” shall mean, at any time, the sum, without duplication, of the then aggregate maximum amount available to be drawn under each outstanding Letter of Credit and the aggregate amount of all unreimbursed drawings with respect to each outstanding Letter of Credit..

“LC Bank” has the meaning set forth in the preamble to the Agreement.

“LC Collateral Account” means the account designated as the LC Collateral Account established and maintained by the Administrator (for the benefit of the LC Bank), or such other account as may be so designated as such by the Administrator.

Exh. I - 12

“LC Commitment” means, the “Commitment” of the LC Bank as set forth under its name on the signature pages to the Agreement or as set forth in any assignment agreement pursuant to which it became a party hereto.

“Letter of Credit” shall mean any stand-by letter of credit issued by the LC Bank for the account of the Seller pursuant to the Agreement.

“Letter of Credit Application” has the meaning set forth in Section 1.12 of the Agreement.

“Liquidity Agent” means each of the banks acting as agent for the various Liquidity Banks under each Liquidity Agreement.

“Liquidity Agreement” means any agreement entered into in connection with the Agreement pursuant to which a Liquidity Provider agrees to make purchases or advances to, or purchase assets from, any Conduit Purchaser in order to provide liquidity for such Conduit Purchaser’s Purchases.

“Liquidity Provider” means each bank or other financial institution that provides liquidity support to any Conduit Purchaser pursuant to the terms of a Liquidity Agreement.

“Lock-Box Account” means an account maintained at a bank or other financial institution for the purpose of, directly or indirectly, receiving Collections.

“Lock-Box Agreement” means an agreement among the Seller, the applicable Originator, the Servicer, the Administrator and a Lock-Box Bank.

“Lock-Box Bank” means any of the banks or other financial institutions holding one or more Lock-Box Accounts.

“Loss Reserve” means, on any date, an amount equal to (a) the sum of the Aggregate Investment plus the LC Amount at the close of business of the Servicer on such date multiplied by (b) (i) the Loss Reserve Percentage on such date divided by (ii) 100% minus the Loss Reserve Percentage on such date.

“Loss Reserve Percentage” means, on any date, the greater of 15% or the sum of the Sales Based Loss Reserve Percentage and the Receivables Based Loss Reserve Percentage.

“Majority Purchaser Agents” means, at any time, the Purchaser Agents whose Group Commitments aggregate 2/3rds or more of the aggregate of the Group Commitments of all Purchaser Groups; provided, however, that so long as any Purchaser Group’s Group Commitment is greater than 50% of the aggregate Group Commitments, then “Majority Purchaser Agents” shall mean a minimum of two Purchaser Agents whose Group Commitments aggregate more than 50% of the aggregate Group Commitments.

“Market Street” has the meaning set forth in the preamble to the Agreement.

Exh. I - 13

“Market Street Base Rate” means, in the case of Market Street or any Purchaser in its Purchaser Group, for any day, a fluctuating interest rate per annum as shall be in effect from time to time, which rate shall be at all times equal to the higher of:

(a) the rate of interest in effect for such day as publicly announced from time to time by PNC in Pittsburgh, Pennsylvania as its “prime rate.” Such “prime rate” is set by PNC based upon various factors, including PNC’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such announced rate, and

(b) 0.50% per annum above the latest Federal Funds Rate.

“Market Street CP Rate” means, with respect to Market Street for any Yield Period with respect to any Portion of Investment, the per annum rate equivalent to the “weighted average cost” (as defined below) related to the issuance of Market Street’s Notes that are allocated, in whole or in part, by Market Street (or by its Purchaser Agent) to fund or maintain such Portion of Investment (and which may also be allocated in part to the funding of other Portions of Investment hereunder or of other assets of Market Street); provided, however, that if any component of such rate is a discount rate, in calculating the “Market Street CP Rate” for such Portion of Investment for such Yield Period, Market Street shall for such component use the rate resulting from converting such discount rate to an interest bearing equivalent rate per annum. As used in this definition, Market Street’s “weighted average cost” shall consist of (x) the actual interest rate (or discount) paid to purchasers of Market Street’s Notes, together with the commissions of placement agents and dealers in respect of such Notes, to the extent such commissions are allocated, in whole or in part, to such Notes by Market Street (or by its Purchaser Agent) and (y) any incremental carrying costs incurred with respect to Market Street’s Notes maturing on dates other than those on which corresponding funds are received by Market Street. Notwithstanding the foregoing, the “Market Street CP Rate” for any day while a Termination Event exists shall be an interest rate equal to 2% above the Base Rate in effect on such day.

“Market Street Yield Rate” for any Yield Period for any Portion of Investment of the Purchased Interest in the case of Market Street or any Purchaser in its Purchaser Group, means an interest rate per annum equal to, at Seller’s option: (a) the rate set forth as the “Applicable Margin” in the Purchaser Group Fee Letter relating to Market Street above the Euro-Rate for such Yield Period, or (b) the Base Rate for such Yield Period; provided, however, that in the case of:

(i) any Yield Period on or before the first day of which the Administrator shall have been notified by any Purchaser or other Program Support Provider that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other Governmental Authority asserts that it is unlawful, for such Person, to fund any Euro-Rate Portion of Investment (and such Person shall not have subsequently notified the Administrator that such circumstances no longer exist),

(ii) any Yield Period of one to (and including) 29 days,

Exh. I - 14

(iii) any Yield Period as to which the Administrator does not receive notice before noon (New York City time) on the second Business Day preceding the first day of such Yield Period that the Seller desires that the related Portion of Investment be a Euro-Rate Portion of Investment, or

(iv) any Yield Period relating to a Portion of Investment that is less than $5,000,000,

the “Yield Rate” for each such Yield Period shall be an interest rate per annum equal to the Base Rate in effect on each day of such Yield Period. The “Yield Rate” for any day while a Termination Event exists shall be an interest rate equal to 2% per annum above the applicable Base Rate in effect on such day.

“Material Adverse Effect” means a material adverse effect on:

(a) the assets, operations, business or financial condition of the Seller, the Servicer, any Originator or Greetings.

(b) the ability of Seller, Servicer, Originator or Greetings to perform its obligations under the Agreement or any other Transaction Document to which it is a party,

(c) as to Seller, Servicer, any Originator or Greetings, the validity or enforceability of any other Transaction Document, or the validity, enforceability or collectibility of a material portion of the Pool Receivables, or

(d) the status, perfection, enforceability or priority of any Purchaser’s or the Seller’s interest in the Pool Assets.

“Moody’s” means Moody’s Investors Service, Inc.

“Net Receivables Pool Balance” means, at any time: (a) the Outstanding Balance of Eligible Receivables then in the Receivables Pool minus (b) the Excess Concentration; provided that such calculation shall exclude the Receivables for which the related Obligor has a net credit balance.

“Notes” means short-term promissory notes issued, or to be issued, by each Conduit Purchaser to fund its investments in accounts receivable or other financial assets.

“Obligor” means, with respect to any Receivable, the Person obligated to make payments pursuant to the Contract relating to such Receivable.

“Order” has the meaning set forth in Section 1.20 of the Agreement.

“Originator” means the “Originators” party in such capacity to the Receivables Sale Agreement and Greetings in its capacity as “Originator” under the Sale and Contribution Agreement from time to time.

Exh. I - 15

“Outstanding Balance” of any Receivable at any time means the then outstanding principal balance thereof.

“Permitted Holders” means Morry Weiss, Judith S. Weiss, Harry H. Stone, Gary Weiss, Jeffrey Weiss, Zev Weiss, Elie Weiss, the Irving I. Stone Limited Liability Co., The Irving Stone Irrevocable Trust originally dated April 21, 1947, as amended, the Irving I. Stone Oversight Trust, the Irving Stone Support Foundation, The Irving I. Stone Foundation, the 540 Investment Company Limited Partnership and the American Greetings Corporation Retirement Profit Sharing and Savings Plan or any Person controlled by, or any successor Person to, any of the foregoing.

“Permitted Lock-Box Bank” means any of the Banks listed on Schedule II and identified as such.

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.

“PNC” has the meaning set forth in the preamble to the Agreement.

“Pool Assets” has the meaning set forth in Section 1.2(d) of the Agreement.

“Pool Receivable” means a Receivable in the Receivables Pool.

“Portion of Investment” means, with respect to any Purchaser and its related Investment, the portion of such Investment being funded or maintained by such Purchaser by reference to a particular interest rate basis. In addition, at any time when the Investment of the Purchased Interest is not divided into two or more such portions, “Portion of Investment” means 100% of the Investment.

“Program Support Agreement” means and includes any Liquidity Agreement and any other agreement entered into by any Program Support Provider providing for: (a) the issuance of one or more letters of credit for the account of any Conduit Purchaser, (b) the issuance of one or more surety bonds for which the such Conduit Purchaser is obligated to reimburse the applicable Program Support Provider for any drawings thereunder, (c) the sale by such Conduit Purchaser to any Program Support Provider of the Purchased Interest (or portions thereof) maintained by such Conduit Purchaser and/or (d) the making of loans and/or other extensions of credit to any Conduit Purchaser in connection with such Conduit Purchaser’s securitization program contemplated in the Agreement, together with any letter of credit, surety bond or other instrument issued thereunder (but excluding any discretionary advance facility provided by the Administrator).

“Program Support Provider” means and includes with respect to each Conduit Purchaser any Liquidity Provider and any other Person (other than any customer of such Conduit Purchaser) now or hereafter extending credit or having a commitment to extend credit to or for the account of, or to make purchases from, such Conduit Purchaser pursuant to any Program Support Agreement.

Exh. I - 16

“Purchase” is defined in Section 1.1(a).

“Purchase Date” means the date on which a Funded Purchase or a reinvestment is made pursuant to the Agreement.

“Purchase Limit” means $150,000,000, as such amount may be reduced pursuant to Section 1.1(b) of the Agreement or increased pursuant to Section 1.2(f) of the Agreement. References to the unused portion of the Purchase Limit shall mean, at any time, the Purchase Limit minus the sum of the then-outstanding Aggregate Investment plus the LC Amount.

“Purchased Interest” means, at any time, the undivided percentage ownership interest in: (a) each and every Pool Receivable now existing or hereafter arising, (b) all Related Security with respect to such Pool Receivables and (c) all Collections with respect to, and other proceeds of, such Pool Receivables and Related Security. Such undivided percentage interest shall be computed as:

Aggregate Investment + LC Amount + Total Reserves

Net Receivables Pool Balance

The Purchased Interest shall be determined from time to time pursuant to Section 1.3 of the Agreement.

“Purchaser Agent” means each Person acting as agent on behalf of a Purchaser Group and designated as a Purchaser Agent for such Purchaser Group on the signature pages to the Agreement or any other Person who becomes a party to the Agreement as a Purchaser Agent pursuant to an Assumption Agreement or a Transfer Supplement.

“Purchaser Group” means, for each Conduit Purchaser, such Conduit Purchaser, its Related Committed Purchasers and its related Purchaser Agent and, in the case of Market Street Funding LLC, the LC Bank, in addition to itself and its Related Committed Purchasers and Purchaser Agent.

“Purchaser Group Fee Letter” has the meaning set forth in Section 1.5 of the Agreement.

“Purchasers” means each Conduit Purchaser, each Related Committed Purchaser and the LC Bank.

“Purchasers’ Share” of any amount means such amount multiplied by the Purchased Interest at the time of determination.

“Ratable Share” means, for each Purchaser Group, such Purchaser Group’s Group Commitment divided by the aggregate Group Commitments of all Purchaser Groups.

“Rating Agency Condition” means, if appropriate with respect to any material event or occurrence, receipt by the Administrator (or the applicable Purchaser Agent) of written confirmation from each of Standard & Poor’s and Moody’s that such event or occurrence shall not cause the rating on the then outstanding Notes of any applicable Purchaser to be downgraded or withdrawn.

Exh. I - 17

“Receivable” means any indebtedness and other obligations owed to the Seller or any Originator by, or any right of the Seller or any Originator to payment from or on behalf of, an Obligor, whether constituting an account, chattel paper, instrument or general intangible, arising in connection with the sale of goods or the rendering of services by an Originator and includes the obligation to pay any finance charges, fees and other charges with respect thereto. Indebtedness and other obligations arising from any one transaction, including indebtedness and other obligations represented by an individual invoice or agreement, shall constitute a Receivable separate from a Receivable consisting of the indebtedness and other obligations arising from any other transaction provided that Receivables shall not include obligations in respect of payments denominated in Canadian dollars due and owing from or on behalf of Obligors in respect of businesses located in Canada.

“Receivables Based Loss Reserve Percentage” means, on any date the percentage determined by the following formula:

2.0 x (DDR x RP) ÷ NRPB

DDR	=	the highest average of the Disputed Default Ratio for any three consecutive calendar months during the twelve most recent calendar months

RP	=	the aggregate Outstanding Balance of all Pool Receivables as of the date of such calculation

NRPB	=	the Net Receivables Pool Balance as of the date of such calculation

“Receivables Pool” means, at any time, all of the then outstanding Receivables purchased by the Seller pursuant to the Sale and Contribution Agreement prior to the Facility Termination Date.

“Receivables Sale Agreement” means the Amended and Restated Receivables Sale Agreement, dated as of October 24, 2006, among Greetings and the Originators party thereto as such agreement may be amended, amended and restated, supplemented or otherwise modified from time to time.

“Receivables Sale Indemnified Amounts” has the meaning set forth in Section 9.1 of the Receivables and Sale Agreement.

“Receivables Sale Indemnified Party” has the meaning set forth in Section 9.1 of the Receivables Sale Agreement.

“Receivables Sale Termination Date” has the meaning set forth in Section 1.4 of the Receivables Sale Agreement.

“Receivables Sale Termination Event” has the meaning set forth in Section 8.1 of the Receivables Sale Agreement.

Exh. I - 18

“Related Committed Purchaser” means each Person listed as such (with its respective Commitment) for each Conduit Purchaser as set forth on the signature pages of the Agreement or in any Assumption Agreement or Transfer Supplement.

“Related Rights” has the meaning set forth in Section 1.1 of the Sale and Contribution Agreement.

“Related Security” means, with respect to any Receivable:

(a) all of the Seller’s and the Originator thereof’s interest in any goods (including returned goods), and documentation of title evidencing the shipment or storage of any goods (including returned goods), relating to any sale giving rise to such Receivable,

(b) all instruments and chattel paper that may evidence such Receivable,

(c) all other security interests or liens and property subject thereto from time to time purporting to secure payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise, together with all UCC financing statements or similar filings relating thereto, and

(d) all of the Seller’s and the Originator thereof’s rights, interests and claims under the Contracts and all guaranties, indemnities, insurance and other agreements (including the related Contract) or arrangements of whatever character from time to time supporting or securing payment of such Receivable or otherwise relating to such Receivable, whether pursuant to the Contract related to such Receivable or otherwise.

“Sale and Contribution Agreement” means the Amended and Restated Sale and Contribution Agreement, dated as of the date hereof, among the Originators party thereto and Seller as such agreement may be amended, amended and restated, supplemented or otherwise modified from time to time.

“Sale and Contribution Indemnified Amounts” has the meaning set forth in Section 9.1 of the Sale and Contribution Agreement.

“Sale and Contribution Indemnified Party” has the meaning set forth in Section 9.1 of the Sale and Contribution Agreement.

“Sale and Contribution Termination Date” has the meaning set forth in Section 1.4 of the Sale and Contribution Agreement.

“Sale and Contribution Termination Event” has the meaning set forth in Section 8.1 of the Sale and Contribution Agreement.

“Sales Based Loss Reserve Percentage” means, on any date the percentage determined by the following formula:

2.0 x ((EDR x ESDH) + (SDR x SSDH)) ÷ NRPB

Exh. I - 19

EDR	=	the highest average of the Everyday Default Ratio for any three consecutive calendar months during the twelve most recent calendar months

ESDH	=	the aggregate credit sales, other than Seasonal Sales, made by the Originators during the seven most recent calendar months

SDR	=	the highest average of the Seasonal Default Ratio for any three consecutive calendar months during the twelve most recent calendar months

SSDH	=	the aggregate Seasonal Sales made by the Originators during the seven most recent calendar months

NRPB	=	the Net Receivables Pool Balance as of the date of such calculation

“Seasonal Default Ratio” means the ratio (expressed as a percentage and rounded to the nearest 1/100th of 1% with 5/1000th of 1% rounded upwards) computed as of the last day of each calendar month by dividing (a) the aggregate Outstanding Balance of all Seasonal Sales that became Defaulted Receivables during such month, by (b) the aggregate Outstanding Balance of all Seasonal Sales made by the Originators during the two months that are seven and eight months before such month.

“Seasonal Dilution Estimate” means, at any time, the balance as of the most recent calendar month-end of reserves or liabilities maintained on the books and records of the Seller or Servicer in the ordinary course of business according to policies consistently applied and reported on the Information Package related to, or in anticipation of, seasonal returns affecting the Receivables.

“Seasonal Receivable” means a Pool Receivable sold pursuant to the Sale and Contribution Agreement which was included, should have been included or should be included in the calculation of Seasonal Sales.

“Seasonal Sales” means those amounts identified by the Seller or Servicer on the periodic Information Packages as invoices related to specific seasonal shipments.

“Seller” has the meaning set forth in the preamble to the Agreement.

“Seller’s Share” of any amount means the greater of: (a) $0 and (b) such amount minus the product of (i) such amount multiplied by (ii) the Purchased Interest.

“Servicer” has the meaning set forth in the preamble to the Agreement.

“Servicing Fee” shall mean the fee referred to in Section 4.6 of the Agreement.

“Settlement Date” means the 22nd Day of each calendar month or, if such day is not a Business Day, the first Business Day thereafter or such other Business Day as otherwise consented to by the Administrator, the Purchasers, the Seller and the Servicer.

Exh. I - 20

“Solvent” means, with respect to any Person at any time, a condition under which:

(i) the fair value and present fair saleable value of such Person’s total assets is, on the date of determination, greater than such Person’s total liabilities (including contingent and unliquidated liabilities) at such time;

(ii) the fair value and present fair saleable value of such Person’s assets is greater than the amount that will be required to pay such Person’s probable liability on its existing debts as they become absolute and matured (“debts,” for this purpose, includes all legal liabilities, whether matured or unmatured, liquidated or unliquidated, absolute, fixed, or contingent);

(iii) such Person is and shall continue to be able to pay all of its liabilities as such liabilities mature; and

(iv) such Person does not have unreasonably small capital with which to engage in its current and in its anticipated business.

For purposes of this definition:

(A) the amount of a Person’s contingent or unliquidated liabilities at any time shall be that amount which, in light of all the facts and circumstances then existing, represents the amount which can reasonably be expected to become an actual or matured liability;

(B) the “fair value” of an asset shall be the amount which may be realized within a reasonable time either through collection or sale of such asset at its regular market value;

(C) the “regular market value” of an asset shall be the amount which a capable and diligent business person could obtain for such asset from an interested buyer who is willing to Purchase such asset under ordinary selling conditions; and

(D) the “present fair saleable value” of an asset means the amount which can be obtained if such asset is sold with reasonable promptness in an arm’s-length transaction in an existing and not theoretical market.

“Specifically Reserved Dilution Amount” means the greater of (A) the sum of (i) $15,000,000 and (ii) 75% of the total credits issued for seasonal returns in the 10th and 11th months prior to the current month or (B) the balance as of the most recent calendar month-end of reserves or liabilities maintained on the books and records of the Seller or Servicer and reported on the Information Package related to, or in anticipation of, (a) advertising allowances, (b) volume rebates and (c) Plus Mark, Inc. specific factors affecting the Receivables plus (ii) the Seasonal Dilution Estimate.

“Standard & Poor’s” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc.

Exh. I - 21

“Subsidiary” means, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock of each class or other interests having ordinary voting power (other than stock or other interests having such power only by reason of the happening of a contingency) to elect a majority of the Board of Directors or other managers of such entity are at the time owned, or management of which is otherwise controlled: (a) by such Person, (b) by one or more Subsidiaries of such Person or (c) by such Person and one or more Subsidiaries of such Person; provided, however, that The Hatchery, LLC shall not be deemed a Subsidiary hereunder unless and/or until Greetings or any of its Subsidiaries owns at least 80% of its equity interests and it has total assets of $5,000,000 or more.

“Tangible Net Worth” means, with respect to any Person, the tangible net worth of such Person as determined in accordance with GAAP.

“Taxes” has the meaning set forth in Section 1.10 of the Agreement.

“Termination Day” means: (a) each day on which the conditions set forth in Section 2 of Exhibit II to the Agreement are not satisfied or (b) each day that occurs on or after the Facility Termination Date.

“Termination Event” has the meaning specified in Exhibit V to the Agreement.

“Termination Fee” means, for any Yield Period, with respect to any Purchaser, the amount, if any, by which: (a) the additional Discount related to such Purchaser’s Investment (calculated without taking into account any Termination Fee or any shortened duration of such Yield Period) that would have accrued during such Yield Period on the reductions of Investment relating to such Yield Period had such reductions not been made, exceeds (b) the income, if any, received by such Purchaser from investing the proceeds of such reductions of Investment, as determined by the such Purchaser’s Purchaser Agent, which determination shall be binding and conclusive for all purposes, absent manifest error.

“Total Reserves” means, at any time, the sum of (a) the Yield Reserve, (b) the sum of the Loss Reserve and the Dilution Reserve and (c) the Specifically Reserved Dilution Amount.

“Transaction Documents” means the Agreement, the Lock-Box Agreements, each Purchaser Group Fee Letter, the Receivables Sale Agreement, the Sale and Contribution Agreement and all other certificates, instruments, UCC financing statements, reports, notices, agreements and documents executed or delivered under or in connection with any of the foregoing, in each case as the same may be amended, supplemented or otherwise modified from time to time in accordance with the Agreement.

“Transfer Supplement” has the respective meanings set forth in Sections 6.3(c) and 6.3(e). of the Agreement.

“UCC” means the Uniform Commercial Code as from time to time in effect in the applicable jurisdiction.

“Unmatured Receivables Sale Termination Event” means any event which, with the giving of notice or lapse of time, or both, would become a Receivables Sale Termination Event.

Exh. I - 22

“Unmatured Sale and Contribution Termination Event” means any event which, with the giving of notice or lapse of time, or both, would become a Sale and Contribution Termination Event.

“Unmatured Termination Event” means an event that, with the giving of notice or lapse of time, or both, would constitute a Termination Event.

“Yield Period” means, with respect to each Portion of Investment: (a) before the Facility Termination Date: (i) initially the period commencing on the date of the initial Purchase pursuant to Section 1.2 of the Agreement (or in the case of any fees payable hereunder, commencing on the Closing Date) and ending on (but not including) the next Settlement Date, and (ii) thereafter, each period commencing on such Settlement Date and ending on (but not including) the next Settlement Date, and (b) on and after the Facility Termination Date, such period (including a period of one day) as shall be selected from time to time by the Administrator or, in the absence of any such selection, each period of 30 days from the last day of the preceding Yield Period.

“Yield Rate” for any Yield Period for any Portion of Investment of the Purchased Interest (i) in the case of the Purchaser Group including Market Street, means the Market Street Yield Rate, and (ii) in the case of each other Purchaser Group, shall mean the rate set forth as the Yield Rate for such Purchaser Group in the related Purchaser Group Fee Letter.

“Yield Reserve” shall be equal to (i) the sum of the Aggregate Investment and the LC Amount multiplied by (ii) a percentage equal to (A) the Yield Reserve Percentage divided by (B) 100% minus the Yield Reserve Percentage.

“Yield Reserve Percentage” means, on any date, an amount equal to (i) the sum of the Base Rate as of the end of the most recent period plus 1.5%, multiplied by (ii) the product of 1.5 times the Days Sales Outstanding, divided by (iii) 360.

Other Terms. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles. All terms used in Article 9 of the UCC in the State of New York, and not specifically defined herein, are used herein as defined in such Article 9. Unless the context otherwise requires, “or” means “and/or,” and “including” (and with correlative meaning “include” and “includes”) means including without limiting the generality of any description preceding such term.

Exh. I - 23

EXHIBIT II

CONDITIONS OF PURCHASES

1. Conditions Precedent to Initial Purchase. The initial Purchase under this Agreement is subject to the following conditions precedent that the Administrator and each Purchaser Agent shall have received on or before the date of such Purchase, each in form and substance (including the date thereof) satisfactory to the Administrator and each Purchaser Agent:

(a) A counterpart of the Agreement and the other Transaction Documents executed by the parties thereto.

(b) Certified copies of: (i) the resolutions of the Board of Directors of each of the Seller, the Originators and Greetings authorizing the execution, delivery and performance by the Seller, such Originators and Greetings, as the case may be, of the Agreement and the other Transaction Documents to which it is a party; (ii) all documents evidencing other necessary organizational action and governmental approvals, if any, with respect to the Agreement and the other Transaction Documents and (iii) the certificate of incorporation and by-laws or code of regulations or certificate of formation and limited liability company agreement or any other organizational document, as applicable, of the Seller, each Originator and Greetings.

(c) A certificate of the Secretary or Assistant Secretary of the Seller, the Originators and Greetings certifying the names and true signatures of its officers who are authorized to sign the Agreement and the other Transaction Documents. Until the Administrator and each Purchaser Agent receives a subsequent incumbency certificate from the Seller, an Originator or Greetings, as the case may be, the Administrator and each Purchaser Agent shall be entitled to rely on the last such certificate delivered to it by the Seller, such Originator or Greetings, as the case may be.

(d) Acknowledgment copies, or time stamped receipt copies, of proper financing statements, duly filed on or before the date of such initial purchase under the UCC of all jurisdictions that the Administrator may deem necessary or desirable in order to perfect the interests of the Seller, Greetings and the Administrator (on behalf of each Purchaser) contemplated by the Agreement, the Sale and Contribution Agreement and the Receivables Sale Agreement.

(e) Acknowledgment copies, or time-stamped receipt copies, of proper financing statements, if any, necessary to release all security interests and other rights of any Person in the Receivables, Contracts or Related Security previously granted by the Originators, Greetings or the Seller (other than those in favor of the Administrator).

(f) Completed UCC search reports, dated on or shortly before the date of the initial purchase hereunder, listing the financing statements filed in all applicable jurisdictions referred to in subsection (e) above that name the Originators or the Seller as debtor, together with copies of such other financing statements, and similar search

Exh. II - 1

reports with respect to judgment liens, federal tax liens and liens of the Pension Benefit Guaranty Corporation in such jurisdictions, as the Administrator or any Purchaser Agent may request, showing no Adverse Claims on any Pool Assets.

(g) Copies of executed Lock-Box Agreements with each Lock-Box Bank.

(h) Favorable opinions of Thompson Hine LLP, counsel for the Seller, the Originators, Greetings and the Servicer, in form and substance reasonably satisfactory to the Administrator and each Purchaser Agent.

(i) Satisfactory results of a review and audit (performed by representatives of each Purchaser Agent) of the Servicer’s collection, operating and reporting systems, the Credit and Collection Policy of each Originator, historical receivables data and accounts, including satisfactory results of a review of the Servicer’s operating location(s).

(j) A pro forma Information Package representing the performance of the Receivables Pool for the calendar month before closing.

(k) Evidence of payment by the Seller of all accrued and unpaid fees (including those contemplated by each Purchaser Group Fee Letter), costs and expenses to the extent then due and payable on the date thereof, including any such costs, fees and expenses arising under or referenced in Section 6.4 of the Agreement and the Fee Letter.

(l) Each Purchaser Group Fee Letter (received only by the related Purchaser Group Agent) duly executed by the Seller and the Servicer.

(m) Good standing certificates with respect to each of the Seller, the Originators and the Servicer issued by the Secretary of State (or similar official) of the state of each such Person’s organization and principal place of business.

(n) To the extent required by each Conduit Purchaser’s commercial paper program, letters from each of the rating agencies then rating the Notes confirming the rating of such Notes after giving effect to the transaction contemplated by the Agreement.

(o) Each Liquidity Agreement (received only by the related Purchaser Group Agent) and all other Transaction Documents duly executed by the parties thereto.

(p) A computer file containing all information with respect to the Receivables as the Administrator or any Purchaser Agent may reasonably request.

(q) Such other approvals, opinions or documents as the Administrator or any Purchaser Agent may reasonably request.

2. Conditions Precedent to All Funded Purchases, Issuances of Letters of Credit and Reinvestments. Each Funded Purchase (including the initial Funded Purchase) and the issuance

Exh. II - 2

of any Letters of Credit and each reinvestment shall be subject to the further conditions precedent that:

(a) in the case of each Funded Purchase and the issuance of any Letters of Credit, the Servicer shall have delivered to the Administrator and each Purchaser Agent on or before such purchase or issuance, as the case may be, in form and substance satisfactory to the Administrator and such Purchaser Agent, a completed pro forma Information Package to reflect the level of Investment, the LC Amount and related reserves and the calculation of the Purchased Interest after such subsequent purchase or issuance, as the case may be, and a completed purchase notice in the form of Annex B; and

(b) on the date of such Funded Purchase, issuance or reinvestment the following statements shall be true (and acceptance of the proceeds of such Funded Purchase, issuance or reinvestment shall be deemed a representation and warranty by the Seller that such statements are then true):

(i) the representations and warranties contained in Exhibit III to the Agreement are true and correct in all material respects on and as of the date of such Funded Purchase, issuance or reinvestment as though made on and as of such date (except to the extent that such representations and warranties relate expressly to an earlier date, and in which case such representations and warranties shall be true and correct in all material respects as of such earlier date);

(ii) no event has occurred and is continuing, or would result from such Funded Purchase, issuance or reinvestment, that constitutes a Termination Event or an Unmatured Termination Event;

(iii) the sum of the Investment plus the LC Amount, after giving effect to any such Funded Purchase, issuance or reinvestment, as the case may be, shall not exceed the Purchase Limit; and

(iv) the Facility Termination Date has not occurred.

Exh. II - 3

EXHIBIT III

REPRESENTATIONS AND WARRANTIES

1. Representations and Warranties of the Seller. The Seller represents and warrants as follows:

(a) The Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and is duly qualified to do business and is in good standing as a foreign corporation in every jurisdiction where the nature of its business requires it to be so qualified, except where the failure to be so qualified would not have a Material Adverse Effect.

(b) The execution, delivery and performance by the Seller of the Agreement and the other Transaction Documents to which it is a party, including its use of the proceeds of purchases and reinvestments: (i) are within its corporate powers; (ii) have been duly authorized by all necessary corporate action; (iii) do not contravene or result in a default under or conflict with: (A) its charter or bylaws or code of regulations, as applicable (B) any law, rule or regulation applicable to it, (C) any indenture, loan agreement, mortgage, deed of trust or other material agreement or instrument to which it is a party or by which it is bound, or (D) any order, writ, judgment, award, injunction or decree binding on or affecting it or any of its property; and (iv) do not result in or require the creation of any Adverse Claim upon or with respect to any of its properties. The Agreement and the other Transaction Documents to which it is a party have been duly executed and delivered by the Seller.

(c) No authorization, approval or other action by, and no notice to or filing with, any Governmental Authority or other Person is required for its due execution, delivery and performance by the Seller of the Agreement or any other Transaction Document to which it is a party, other than the Uniform Commercial Code filings referred to in Exhibit II to the Agreement, all of which shall have been filed on or before the date of the first purchase hereunder and such approvals that have been obtained.

(d) Each of the Agreement and the other Transaction Documents to which the Seller is a party constitutes the legal, valid and binding obligation of the Seller enforceable against the Seller in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws from time to time in effect affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

(e) There is no pending or, to the Seller’s best knowledge, threatened action or proceeding affecting the Seller or any of its properties before any Governmental Authority or arbitrator.

(f) No proceeds of any purchase or reinvestment will be used to acquire any equity security of a class that is registered pursuant to Section 12 of the Securities Exchange Act of 1934.

Exh. III - 1

(g) The Seller is the legal and beneficial owner of the Pool Receivables and Related Security, free and clear of any Adverse Claim. Upon each Purchase or reinvestment, the Administrator (for the benefit of each Purchaser) shall acquire a valid and enforceable perfected undivided percentage ownership or security interest, to the extent of the Purchased Interest, in each Pool Receivable then existing or thereafter arising and in the Related Security, Collections and other proceeds with respect thereto, free and clear of any Adverse Claim. The Agreement creates a security interest in favor of the Administrator (for the benefit of each Purchaser) in the Pool Assets, and the Administrator (for the benefit of each Purchaser) has a first priority perfected security interest in the Pool Assets, free and clear of any Adverse Claims. No effective financing statement or other instrument similar in effect covering any Pool Asset is on file in any recording office, except those filed in favor of Greetings pursuant to the Receivables Sale Agreement, AGSC pursuant to the Purchase and Sale Agreement, the Seller pursuant to the Sale and Contribution Agreement and the Administrator (for the benefit of each Purchaser) pursuant to the Agreement, or in respect of which the Administrator has received evidence satisfactory to the Administrator of acknowledgment copies, or time-stamped receipt copies, of proper financing statements releasing or terminating, as applicable, all security interests and other rights of any Person in such Pool Asset.

(h) Each Information Package (if prepared by the Seller or one of its Affiliates, or to the extent that information contained therein is supplied by the Seller or an Affiliate of the Seller), information, exhibit, financial statement, document, book, record or report furnished or to be furnished, in each case, in writing, at any time by or on behalf of the Seller to the Administrator or any Purchaser Agent in connection with the Agreement or any other Transaction Document to which it is a party is or will be complete and accurate in all material respects as of its date or as of the date so furnished, and does not and will not contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein not misleading.

(i) [RESERVED].

(j) The names and addresses of all the Lock-Box Banks, together with the account numbers of the Lock-Box Accounts at such Lock-Box Banks, are specified in Schedule II to the Agreement (or at such other Lock-Box Banks and/or with such other Lock-Box Accounts as have been notified to the Administrator in accordance with the Agreement) and all Lock-Box Accounts are subject to Lock-Box Agreements (except as otherwise agreed to in writing by the Administrator and each Purchaser Agent or as provided in Section 4.3). Seller has not granted to any Person, other than the Administrator as contemplated by the Agreement, dominion and control of any Lock-Box Account, or the right to take dominion and control of any such account at a future time or upon the occurrence of a future event.

(k) The Seller is not in violation of any order applicable to it of any court, arbitrator or Governmental Authority.

Exh. III - 2

(l) The Seller does not have any direct or indirect ownership or other financial interest in any Purchaser.

(m) No proceeds of any purchase or reinvestment will be used for any purpose that violates any applicable law, rule or regulation, including Regulations T, U or X of the Federal Reserve Board.

(n) Each Pool Receivable included as an Eligible Receivable in the calculation of the Net Receivables Pool Balance is an Eligible Receivable.

(o) No event has occurred and is continuing that constitutes a Termination Event or an Unmatured Termination Event and no event would result from a purchase in respect of, or reinvestment in respect of, the Purchased Interest or from the application of the proceeds therefrom that constitutes a Termination Event or an Unmatured Termination Event.

(p) The Seller has complied in all material respects with the applicable Credit and Collection Policy.

(q) The Seller has complied in all material respects with all of the terms, covenants and agreements contained in the Agreement and the other Transaction Documents that are applicable to it and all laws, rules, regulations and orders that are applicable to it.

(r) The Seller’s complete corporate name is set forth in the preamble to the Agreement, and it does not use and has not during the last six years used any other corporate name, trade name, doing-business name or fictitious name, except as set forth on Schedule III to the Agreement and except for names first used after the date of the Agreement and set forth in a notice delivered to the Administrator pursuant to Section 1(k)(iv) of Exhibit IV to the Agreement.

(s) The Seller is not an “investment company,” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(t) Each Contract with respect to each Receivable is effective to create, and has created, a legal, valid and binding obligation of the related Obligor to pay the Outstanding Balance of the Receivable created thereunder and any accrued interest thereon, enforceable against the Obligor in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(u) Since its most recent fiscal year end, there has been no material adverse change in the business, operations, financial condition, properties or assets of the Seller.

Exh. III - 3

2. Representations and Warranties of Greetings (including in its capacity as the Servicer). Greetings, individually and in its capacity as the Servicer, represents and warrants as follows:

(a) Greetings is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Ohio, and is duly qualified to do business and is in good standing as a foreign corporation in every jurisdiction where the nature of its business requires it to be so qualified, except where the failure to be so qualified would not have a Material Adverse Effect.

(b) The execution, delivery and performance by Greetings, of the Agreement and the other Transaction Documents to which it is a party, including the Servicer’s use of the proceeds of purchases and reinvestments: (i) are within its corporate powers; (ii) have been duly authorized by all necessary corporate action; (iii) do not contravene or result in a default under or conflict with: (A) its charter or code of regulations, (B) any law, rule or regulation applicable to it, (C) any material indenture, loan agreement, mortgage, deed of trust or other material agreement or instrument to which it is a party or by which it is bound, or (D) any order, writ, judgment, award, injunction or decree binding on or affecting it or any of its property; and (iv) do not result in or require the creation of any Adverse Claim upon or with respect to any of its properties. The Agreement and the other Transaction Documents to which Greetings is a party have been duly executed and delivered by Greetings.

(c) No authorization, approval or other action by, and no notice to or filing with any Governmental Authority or other Person, is required for the due execution, delivery and performance by Greetings of the Agreement or any other Transaction Document to which it is a party, other than those that have been made or obtained.

(d) Each of the Agreement and the other Transaction Documents to which Greetings is a party constitutes the legal, valid and binding obligation of Greetings enforceable against Greetings in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws from time to time in effect affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

(e) The balance sheets of Greetings and its consolidated Subsidiaries as at February 28, 2006, and the related statements of income and retained earnings for the fiscal year then ended, copies of which have been furnished to the Administrator and each Purchaser Agent, fairly present the financial condition of Greetings and its consolidated Subsidiaries as at such date and the results of the operations of Greetings and its Subsidiaries for the period ended on such date, all in accordance with generally accepted accounting principles consistently applied, and since August 25, 2006, there has been no event or circumstances which have had a Material Adverse Effect.

(f) Except as disclosed in the most recent audited financial statements of Greetings furnished to the Administrator and each Purchaser Agent, there is no pending

Exh. III - 4

or, to its best knowledge, threatened action or proceeding affecting it or any of its Subsidiaries before any Governmental Authority or arbitrator that could reasonably be expected to have a Material Adverse Effect.

(g) No proceeds of any purchase or reinvestment will be used to acquire any equity security of a class that is registered pursuant to Section 12 of the Securities Exchange Act of 1934.

(h) Each Information Package (if prepared by Greetings or one of its Affiliates, or to the extent that information contained therein is supplied by Greetings or an Affiliate of Greetings), information, exhibit, financial statement, document, book, record or report furnished or to be furnished, in each case, in writing, at any time by or on behalf of the Servicer to the Administrator, any Purchaser or any Purchaser Agent in connection with the Agreement is or will be complete and accurate in all material respects as of its date or as of the date so furnished and does not and will not contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein not materially misleading.

(i) The principal place of business and chief executive office (as such terms are used in the UCC) of Greetings and the office where it keeps its records concerning the Pool Receivables are located at the address referred to in Section 2(b) of Exhibit IV to the Agreement.

(j) Greetings is not in violation of any order applicable to it of any court, arbitrator or Governmental Authority, which could reasonably be expected to have a Material Adverse Effect.

(k) [Reserved.]

(l) The Servicer has complied in all material respects with the applicable Credit and Collection Policy.

(m) Greetings has complied in all material respects with all of the terms, covenants and agreements contained in the Agreement and the other Transaction Documents that are applicable to it.

(n) Greetings is not an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(o) Since its most recent fiscal year end, there has been no change in the business, operations, financial condition, properties or assets of the Servicer which would have a Material Adverse Effect on its ability to perform its obligations under the Agreement or any other Transaction Document to which it is a party or would materially and adversely affect the transactions contemplated under the Agreement or such other Transaction Documents.

Exh. III - 5

(p) No license or approval is required for the Administrator or any successor Servicer to use any program used by the Servicer in the servicing of the Receivables, other than such licenses and approvals that have been obtained and are in full force and effect.

Exh. III - 6

EXHIBIT IV

COVENANTS

1. Covenants of the Seller. Until the latest of the Facility Termination Date, the date on which no Investment of or Discount in respect of the Purchased Interest shall be outstanding, the date on which an amount equal to 100% of the LC Amount has been deposited in the LC Collateral Account or the date all other amounts owed by the Seller under the Agreement to any Purchaser, Purchaser Agent, the Administrator and any other Indemnified Party or Affected Person shall be paid in full:

(a) Compliance with Laws, Etc. The Seller shall comply with all applicable laws, rules, regulations and orders, and preserve and maintain its corporate existence, rights, franchises, qualifications and privileges, except to the extent that the failure so to comply with such laws, rules, regulations and orders or the failure so to preserve and maintain such rights, franchises, qualifications and privileges would not have a Material Adverse Effect.

(b) Offices, Records and Books of Account, Etc. The Seller: (i) shall not move its principal place of business and chief executive office (as such terms or similar terms are used in the UCC) and the office where it keeps its records concerning the Pool Receivables to an address other than the address of the Seller set forth under its name on the signature page to the Agreement or, pursuant to clause (k)(iv) below, at any other locations in jurisdictions where all actions reasonably requested by the Administrator to protect and perfect the interest of the Administrator (for the benefit of the Purchasers) in the Pool Receivables and related items (including the Pool Assets) have been taken and completed and (ii) shall provide the Administrator with at least 30 days’ written notice before making any change in the Seller’s name or making any other change in the Seller’s identity or corporate structure (including a Change in Control) that could render any UCC financing statement filed in connection with this Agreement “seriously misleading” as such term (or similar term) is used in the UCC; each notice to the Administrator pursuant to this sentence shall set forth the applicable change and the effective date thereof. The Seller also will maintain and implement (or cause the Servicer to maintain and implement) administrative and operating procedures (including an ability to recreate records evidencing Pool Receivables and related Contracts in the event of the destruction of the originals thereof), and keep and maintain (or cause the Servicer to keep and maintain) all documents, books, records, computer tapes and disks and other information reasonably necessary or advisable for the collection of all Pool Receivables (including records adequate to permit the daily identification of each Pool Receivable and all Collections of and adjustments to each existing Pool Receivable). The Seller will (and will cause each Originator to) on or prior to the date of the Agreement, mark its master data processing records and other books and records relating to the Purchased Interest (and at all times thereafter (until the latest of the Facility Termination Date or the date all other amounts owed by the Seller under the Agreement shall be paid in full) continue to maintain such records) with a legend, acceptable to the Administrator, describing the Purchased Interest.

Exh. IV - 1

(c) Performance and Compliance with Contracts and Credit and Collection Policy. The Seller shall (and shall cause the Servicer to), at its expense, (i) timely perform and comply in all material respects with all provisions, covenants and other promises required to be observed by it under the Contracts related to the Pool Receivables unless the failure to so perform or comply does not involve a material portion of such Pool Receivables, and the Seller shall have complied with its obligations with respect to such Pool Receivables set forth in Section 1.4(e), and (ii) timely comply in all material respects with the applicable Credit and Collection Policies with regard to each Pool Receivable.

(d) Ownership Interest, Etc. The Seller shall (and shall cause the Servicer to), at its expense, take all action necessary or desirable to establish and maintain a valid and enforceable undivided percentage ownership or security interest, to the extent of the Purchased Interest which shall not be greater than 100%, in the Pool Receivables, the Related Security and Collections with respect thereto, and a first priority perfected security interest in the Pool Assets, in each case free and clear of any Adverse Claim, in favor of the Administrator (for the benefit of the Purchasers), including taking such action to perfect, protect or more fully evidence the interest of the Administrator (for the benefit of the Purchasers) as the Administrator may reasonably request.

(e) Sales, Liens, Etc. The Seller shall not sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Adverse Claim upon or with respect to, any or all of its right, title or interest in, to or under any Pool Assets (including the Seller’s undivided interest in any Pool Receivable, Related Security or Collections, or upon or with respect to any account to which any Collections of any Pool Receivables are sent), or assign any right to receive income in respect of any items contemplated by this paragraph.

(f) Extension or Amendment of Pool Receivables. Except as provided in the Agreement, the Seller shall not, and shall not permit the Servicer to, extend the maturity or adjust the Outstanding Balance or otherwise modify the terms of any Pool Receivable, or amend, modify or waive any term or condition of any related Contract in any manner that would modify the terms of any Pool Receivable.

(g) Change in Business or Credit and Collection Policy. The Seller shall not make (or permit any Originator to make) any change in the character of its business or any change in any Credit and Collection Policy that would have a Material Adverse Effect with respect to the Pool Receivables. The Seller shall not make (or permit any Originator to make) any other change in any Credit and Collection Policy without giving prior written notice thereof to the Administrator and each Purchaser Agent.

(h) Audits. The Seller shall (and shall cause each Originator to), from time to time during regular business hours, as reasonably requested in advance (unless a Termination Event or Unmatured Termination Event exists) by the Administrator or any Purchaser Agent, permit the Administrator, any Purchaser, any Purchaser Agent, or any agent or representatives of the foregoing: (i) to examine and make copies of and abstracts from all books, records and documents (including computer tapes and disks) in

Exh. IV - 2

the possession or under the control of the Seller (or any such Originator) relating to Pool Receivables and the Related Security, including the related Contracts, and (ii) to visit the offices and properties of the Seller and the Originators for the purpose of examining such materials described in clause (i) above, and to discuss matters relating to Pool Receivables and the Related Security or the Seller’s, Greetings’ or an Originator’s performance under the Transaction Documents or under the Contracts with any of the officers, employees, agents or contractors of the Seller, Greetings or an Originator having knowledge of such matters and (iii) without limiting clauses (i) and (ii) above, to engage certified public accountants or other auditors acceptable to the Seller and the Administrator to conduct, at the Seller’s expense, a review of the Seller’s books and records with respect to such Pool Receivables.

(i) Change in Lock-Box Banks, Lock-Box Accounts and Payment Instructions to Obligors. The Seller shall not, and shall not permit the Servicer or any Originator to, add or terminate any bank as a Lock-Box Bank or any account as a Lock-Box Account from those listed in Schedule II to the Agreement, or make any change in its instructions to Obligors regarding payments to be made to the Seller, the Originators, the Servicer or any Lock-Box Account (or related post office box), unless the Administrator and the Majority Purchaser Agents shall have consented thereto in writing, which consent shall not be unreasonably withheld or delayed, and the Administrator shall have received copies of all agreements and documents (including Lock-Box Agreements) that it may request in connection therewith. Notwithstanding anything contained in this paragraph (i) to the contrary, the Seller may add an account as a Lock-Box Account at a Lock-Box Bank, without the consent of the Administrator and the Purchasers upon delivery to the Administrator of a Lock-Box Agreement in form and substance reasonably acceptable to the Administrator.

(j) Deposits to Lock-Box Accounts. The Seller shall (or shall cause the Servicer to): (i) mail, wire or otherwise transfer, or cause to be so transferred, any Collections received by it, the Servicer or any Originator to Lock-Box Accounts not later than one Business Day after receipt thereof and (ii) instruct all Obligors to make payments of all Receivables to one or more Lock-Box Accounts or to post office boxes to which only Lock-Box Banks have access (and shall instruct the Lock-Box Banks to cause all items and amounts relating to such Receivables received in such post office boxes to be removed and deposited into a Lock-Box Account on a daily basis). Except as otherwise agreed to in writing by the Administrator and the Majority Purchaser Agents, each Lock-Box Account shall at all times be subject to a Lock-Box Agreement. The Seller will not (and will not permit the Servicer to) deposit or otherwise credit, or cause or permit to be so deposited or credited, to any Lock-Box Account cash or cash proceeds other than Collections.

(k) Reporting Requirements. The Seller will provide to the Administrator (in multiple copies, if requested by the Administrator) and each Purchaser Agent the following:

Exh. IV - 3

(i) as soon as available and in any event within 120 days after the end of each fiscal year of the Seller, unaudited financial statements for such year certified as to accuracy by the president or treasurer of the Seller;

(ii) as soon as possible and in any event within five days after the occurrence of each Termination Event or Unmatured Termination Event, a statement of the president or any vice president of the Seller setting forth details of such Termination Event or Unmatured Termination Event and the action that the Seller has taken or proposes to take with respect thereto;

(iii) promptly after the filing or receiving thereof, copies of all reports and notices that the Seller or any Affiliate other than a Permitted Holder files under ERISA with the Internal Revenue Service, the Pension Benefit Guaranty Corporation or the U.S. Department of Labor or that the Seller or any Affiliate other than a Permitted Holder receives from any of the foregoing or from any multiemployer plan (within the meaning of Section 4001(a)(3) of ERISA) to which the Seller or any of its Affiliates other than a Permitted Holder is or was, within the preceding five years, a contributing employer, in each case in respect of the assessment of withdrawal liability or an event or condition that could result in the imposition of liability on the Seller and/or any such Affiliate;

(iv) at least 30 days before any change in the Seller’s name or any other change requiring the amendment of UCC financing statements, a notice setting forth such changes and the effective date thereof;

(v) promptly after the Seller obtains knowledge thereof, notice of any: (A) adverse litigation, investigation or proceeding that may exist at any time between the Seller and any Person or (B) material litigation or proceeding relating to any Transaction Document;

(vi) promptly after the occurrence thereof, notice of a Material Adverse Effect in the business, operations, property or financial or other condition of the Seller, the Servicer, any Originator or Greetings; and

(vii) such other information respecting the Receivables or the condition or operations, financial or otherwise, of the Seller, the Servicer, any Originator or any of their Affiliates other than a Permitted Holder as the Administrator or any Purchaser Agent may from time to time reasonably request.

(l) Certain Agreements. Without the prior written consent of the Administrator and the Majority Purchaser Agents, the Seller will not amend, modify, waive, revoke or terminate any Transaction Document to which it is a party or any provision of Seller’s certificate of incorporation, by-laws or code of regulations, as applicable.

(m) Restricted Payments. (i) Except pursuant to clause (ii) below, the Seller will not: (A) purchase or redeem any shares of its capital stock, (B) declare or pay any dividend or set aside any funds for any such purpose, (C) prepay, purchase or redeem

Exh. IV - 4

any Debt, (D) lend or advance any funds or (E) repay any loans or advances to, for or from any of its Affiliates (the amounts described in clauses (A) through (E) being referred to as “Restricted Payments”).

(ii) Subject to the limitations set forth in clause (iii) below, the Seller may make Restricted Payments so long as such Restricted Payments are made only in one or more of the following ways: (A) the Seller may make cash payments (including prepayments) on the Company Notes in accordance with their terms, and (B) if no amounts are then outstanding under any Company Note, the Seller may declare and pay dividends.

(iii) The Seller may make Restricted Payments only out of the funds it receives pursuant to Sections 1.4(b)(ii) and (iv) of the Agreement or from the proceeds of capital contributions made to it. Furthermore, the Seller shall not pay, make or declare: (A) any dividend if, after giving effect thereto, the Seller’s tangible net worth would be less than $10,000,000 or (B) any Restricted Payment (including any dividend) if, after giving effect thereto, any Termination Event or Unmatured Termination Event shall have occurred and be continuing.

(n) Other Business. The Seller will not: (i) engage in any business other than the transactions contemplated by the Transaction Documents; (ii) create, incur or permit to exist any Debt of any kind (or cause or permit to be issued for its account any letters of credit or bankers’ acceptances) other than pursuant to this Agreement or the Company Notes; or (iii) form any Subsidiary or make any investments in any other Person; provided, however, that the Seller shall be permitted to incur minimal obligations to the extent necessary for the day-to-day operations of the Seller (such as expenses for stationery, audits, maintenance of legal status, etc.).

(o) [Reserved].

(p) Tangible Net Worth. The Seller will not permit its tangible net worth, at any time, to be less than $10,000,000.

2. Covenants of the Servicer and Greetings. Until the latest of the Facility Termination Date, the date on which no Investment of or Discount in respect of the Purchased Interest shall be outstanding, the date on which an amount equal to 100% of the LC Amount has been deposited in the LC Collateral Account or the date all other amounts owed by the Seller under the Agreement to the Purchaser Agents, the Purchasers, the Administrator and any other Indemnified Party or Affected Person shall be paid in full:

(a) Compliance with Laws, Etc. The Servicer and, to the extent that it ceases to be the Servicer, Greetings shall comply (and shall cause each Originator to comply) in all material respects with all applicable laws, rules, regulations and orders, and preserve and maintain its corporate existence, rights, franchises, qualifications and privileges, except to the extent that the failure so to comply with such laws, rules, regulations and orders or the failure so to preserve and maintain such existence, rights, franchises, qualifications and privileges would not have a Material Adverse Effect.

Exh. IV - 5

(b) Offices, Records and Books of Account, Etc. Servicer and, to the extent that it ceases to be the Servicer, Greetings, shall keep (and shall cause each Originator to keep) its principal place of business and chief executive office (as such terms or similar terms are used in the applicable UCC) and the office where it keeps its records concerning the Pool Receivables at the address of the Servicer set forth under its name on the signature page to the Agreement or, upon at least 30 days’ prior written notice of a proposed change to the Administrator, at any other locations in jurisdictions where all actions reasonably requested by the Administrator to protect and perfect the interest of the Administrator (for the benefit of each Purchaser) in the Pool Receivables and related items (including the Pool Assets) have been taken and completed. The Servicer and, to the extent that it ceases to be the Servicer, Greetings, also will (and will cause each Originator to) maintain and implement administrative and operating procedures (including an ability to recreate records evidencing Pool Receivables and related Contracts in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records, computer tapes and disks and other information reasonably necessary or advisable for the collection of all Pool Receivables (including records adequate to permit the daily identification of each Pool Receivable and all Collections of and adjustments to each existing Pool Receivable).

(c) Performance and Compliance with Contracts and Credit and Collection Policy. The Servicer and, to the extent that it ceases to be the Servicer, Greetings, shall (and shall cause each Originator to), at its expense, (i) timely perform and comply in all material respects with all provisions, covenants and other promises required to be observed by it under the Contracts related to the Pool Receivables unless the failure to so perform or comply does not involve a material portion of such Pool Receivables, and the Seller shall have complied with its obligations with respect to such Pool Receivables set forth in Section 1.4(e), and (ii) timely comply in all material respects with the applicable Credit and Collection Policies with regard to each Pool Receivable.

(d) Extension or Amendment of Pool Receivables. Except as provided in the Agreement, the Servicer and, to the extent that it ceases to be the Servicer, Greetings, shall not extend (and shall not permit any Originator to extend), the maturity or adjust the Outstanding Balance or otherwise modify the terms of any Pool Receivable, or amend, modify or waive any term or condition of any related Contract in any manner that would modify the terms of any Pool Receivable.

(e) Change in Business or Credit and Collection Policy. The Servicer and, to the extent that it ceases to be the Servicer, Greetings, shall not make (and shall not permit any Originator to make) any change in the character of its business or in any Credit and Collection Policy that would have a Material Adverse Effect. The Servicer and, to the extent that it ceases to be the Servicer, Greetings, shall not make (and shall not permit any Originator to make) any other change in any Credit and Collection Policy without giving prior written notice thereof to the Administrator and each Purchaser Agent.

(f) Audits. The Servicer and, to the extent that it ceases to be the Servicer, Greetings, shall (and shall cause each Originator to), from time to time during regular

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business hours as reasonably requested in advance (unless a Termination Event or Unmatured Termination Event exists) by the Administrator, Purchaser or any Purchaser Agent, permit (and cause each Originator) the Administrator, any Purchaser, any Purchaser Agent or any agent or representative of the foregoing: (i) to examine and make copies of and abstracts from all books, records and documents (including computer tapes and disks) in its possession or under its control (or the control of an Originator) relating to Pool Receivables and the Related Security, including the related Contracts; and (ii) to visit its offices and properties (and the offices and property of the Originators) for the purpose of examining such materials described in clause (i) above, and to discuss matters relating to Pool Receivables and the Related Security or Greetings’ or any Originator’s performance under the Transaction Documents or under the Contracts with any of their respective officers, employees, agents or contractors having knowledge of such matters and (iii) without limiting clauses (i) and (ii) above, to engage certified public accountants or other auditors acceptable to the Servicer and the Administrator to conduct, at the Servicer’s expense, a review of the Servicer’s books and records with respect to such Pool Receivables.

(g) Change in Lock-Box Banks, Lock-Box Accounts and Payment Instructions to Obligors. The Servicer and, to the extent that it ceases to be the Servicer, Greetings, shall not (and shall not permit any Originator to) add or terminate any bank as a Lock-Box Bank or any account as a Lock-Box Account from those listed in Schedule II to the Agreement, or make any change in its instructions to Obligors regarding payments to be made to the Servicer or any Lock-Box Account (or related post office box), unless the Administrator and the Majority Purchaser Agents shall have consented thereto in writing, which consent shall not be unreasonably withheld or delayed, and the Administrator shall have received copies of all agreements and documents (including Lock-Box Agreements) that it may request in connection therewith. Notwithstanding anything contained in this paragraph (g) to the contrary, the Servicer may add an account as a Lock-Box Account at a Lock-Box Bank, without the consent of the Administrator and the Purchasers upon delivery to the Administrator of a Lock-Box Agreement in form and substance reasonably acceptable to the Administrator.

(h) Deposits to Lock-Box Accounts. The Servicer shall: (i) mail, wire or otherwise transfer, or cause to be so transferred, any Collections received by it to Lock-Box Accounts not later than one Business Day after receipt thereof and (ii) instruct all Obligors to make payments of all Receivables to one or more Lock-Box Accounts or to post office boxes to which only Lock-Box Banks have access (and shall instruct the Lock-Box Banks to cause all items and amounts relating to such Receivables received in such post office boxes to be removed and deposited into a Lock-Box Account on a daily basis). Except as otherwise agreed to in writing by the Administrator and the Majority Purchaser Agents, each Lock-Box Account shall at all times be subject to a Lock-Box Agreement. The Servicer will not deposit or otherwise credit, or cause or permit to be so deposited or credited, to any Lock-Box Account cash or cash proceeds other than Collections.

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(i) Reporting Requirements. Greetings shall provide to the Administrator (in multiple copies, if requested by the Administrator) and each Purchaser Agent the following:

(i) as soon as available and in any event within 60 days after the end of the first three quarters of each fiscal year of Greetings, balance sheets of Greetings and its consolidated Subsidiaries and Seller as of the end of such quarter and statements of income, retained earnings and cash flow of Greetings and its consolidated Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, certified by the chief financial officer or treasurer of such Person;

(ii) as soon as available and in any event within 120 days after the end of each fiscal year of Greetings, a copy of the annual report for such year for Greetings and its consolidated Subsidiaries containing financial statements for such year audited by independent certified public accountants of nationally recognized standing;

(iii) as to the Servicer only, as soon as available and in any event not later than two Business Days prior to the Settlement Date, an Information Package as of the last day of such month or, within 10 Business Days of a request by the Administrator or any Purchaser Agent, an Information Package for such periods as is specified by the Administrator or such Purchaser Agent (including on a semi-monthly, weekly or daily basis);

(iv) as soon as possible and in any event within five days after becoming aware of the occurrence of each Termination Event or Unmatured Termination Event, a statement of the chief financial officer of Greetings setting forth details of such Termination Event or Unmatured Termination Event and the action that such Person has taken or proposes to take with respect thereto;

(v) promptly after the sending or filing thereof, copies of all reports that Greetings sends to any of its security holders, and copies of all reports and registration statements that Greetings or any Subsidiary files with the Securities and Exchange Commission or any national securities exchange;

(vi) promptly after the filing or receiving thereof, copies of all reports and notices that Greetings or any of its Affiliate other than a Permitted Holder files under ERISA with the Internal Revenue Service, the Pension Benefit Guaranty Corporation or the U.S. Department of Labor or that Greetings or any of its Affiliates other than a Permitted Holder receives from any of the foregoing or from any multiemployer plan (within the meaning of Section 4001(a)(3) of ERISA) to which Greetings or any of its Affiliates other than a Permitted Holder is or was, within the preceding five years, a contributing employer, in each case in respect of the assessment of withdrawal liability or an event or condition that could result in the imposition of a liability on Greetings and/or any such Affiliate other than a Permitted Holder;

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(vii) at least thirty days before any change in Greetings’s or any Originator’s name or any other change requiring the amendment of UCC financing statements, a notice setting forth such changes and the effective date thereof;

(viii) promptly after Greetings obtains knowledge thereof, notice of any: (A) litigation, investigation or proceeding that may exist at any time between Greetings or any of its Subsidiaries and any other Person that, if not cured or if adversely determined, as the case may be, would reasonably be expected to result in a Material Adverse Effect or (B) litigation or proceeding relating to any Transaction Document;

(ix) promptly after the occurrence thereof, notice of any Material Adverse Effect;

(x) such other information respecting the Receivables or the condition or operations, financial or otherwise, of Greetings, any Originator or any of their respective Affiliates other than a Permitted Holder as the Administrator or any Purchaser Agent may from time to time reasonably request; and

(xi) promptly after the occurrence thereof, notice of any material acquisition or investment by Greetings of or in any Person, business or operation.

3. Separate Existence. Each of the Seller and Greetings hereby acknowledges that the Purchasers, the Purchaser Agents, the Administrator and the Liquidity Providers are entering into the transactions contemplated by this Agreement and the other Transaction Documents in reliance upon the Seller’s and AGSC’s identity as a legal entity separate from Greetings and its Affiliates. Therefore, from and after the date hereof, each of the Seller and Greetings shall take all steps specifically required by the Agreement or reasonably required by the Administrator to continue the Seller’s and AGSC’s identity as separate legal entities and to make it apparent to third Persons that each of the Seller and AGSC is an entity with assets and liabilities distinct from those of Greetings and any other Person, and is not a division of Greetings, its Affiliates or any other Person. Without limiting the generality of the foregoing and in addition to and consistent with the other covenants set forth herein, each of the Seller and Greetings shall take such actions as shall be required in order that:

(a) The Seller will be a limited purpose corporation whose primary activities are restricted in its certificate of incorporation to: (i) purchasing or otherwise acquiring from the Originators, owning, holding, granting security interests or selling interests in Pool Assets, (ii) entering into agreements for the selling and servicing of the Receivables Pool, and (iii) conducting such other activities as it deems necessary or appropriate to carry out its primary activities;

(b) Seller shall not engage in any business or activity, or incur any indebtedness or liability, other than as set forth in clause (a) above or as otherwise expressly permitted by the Transaction Documents;

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(c) Not less than one member of the Seller’s Board of Directors (the “Independent Director”) shall be an individual who is not a direct, indirect or beneficial stockholder, officer, director, employee, affiliate, associate or supplier of Greetings or any of its Affiliates. The certificate of incorporation of the Seller shall provide that: (i) the Seller’s Board of Directors shall not approve, or take any other action to cause the filing of, a voluntary bankruptcy petition with respect to the Seller unless the Independent Director shall approve the taking of such action in writing before the taking of such action, and (ii) such provision cannot be amended without the prior written consent of the Independent Director;

(d) The Independent Director shall not at any time serve as a trustee in bankruptcy for the Seller, Greetings or any Affiliate thereof;

(e) Any employee, consultant or agent of the Seller or AGSC will be compensated from the Seller’s or AGSC’s funds (as appropriate) for services provided to the Seller or AGSC. Seller will not engage any agents other than its attorneys, auditors and other professionals and a servicer and any other agent contemplated by the Transaction Documents for the Receivables Pool, which servicer will be fully compensated for its services by payment of the Servicing Fee;

(f) The Seller will contract with the Servicer to perform for the Seller all operations required on a daily basis to service the Receivables Pool. The Seller will pay the Servicer the Servicing Fee pursuant to the Agreement. The Seller will not incur any material indirect or overhead expenses for items shared with Greetings (or any other Affiliate thereof) that are not reflected in the Servicing Fee. To the extent, if any, that the Seller or AGSC (or any Affiliate thereof) shares items of expenses not reflected in the Servicing Fee, such as legal, auditing and other professional services, such expenses will be allocated to the extent practical on the basis of actual use or the value of services rendered, and otherwise on a basis reasonably related to the actual use or the value of services rendered; it being understood that Greetings shall pay all expenses relating to the preparation, negotiation, execution and delivery of the Transaction Documents, including legal, agency and other fees;

(g) Neither the Seller’s nor AGSC’s operating expenses will be paid by Greetings or any other Affiliate thereof;

(h) All of the Seller’s and AGSC’s business correspondence and other communications shall be conducted in their respective names and on their own separate stationery;

(i) The Seller’s and AGSC’s books and records will be maintained separately from those of Greetings and any other Affiliate thereof;

(j) All financial statements of Greetings or any Affiliate thereof that are consolidated to include Seller or AGSC will contain detailed notes clearly stating that: (i) each is a special purpose corporation and a Subsidiary of Greetings, and (ii) the

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Originators have sold Receivables and other related assets to Seller and Seller has sold undivided interests therein to certain financial institutions and other entities;

(k) The Seller’s and AGSC’s assets will be maintained in a manner that facilitates their identification and segregation from those of Greetings or any Affiliate thereof;

(l) Each of the Seller and AGSC will strictly observe corporate formalities in its dealings with Greetings or any Affiliate thereof, and funds or other assets of the Seller will not be commingled with those of Greetings or any Affiliate thereof except as permitted by the Agreement in connection with servicing the Pool Receivables. The Seller shall not maintain joint bank accounts or other depository accounts to which Greetings and/or any Affiliate thereof (other than Greetings in its capacity as the Servicer and any permitted Sub-Servicer) has independent access. Neither the Seller nor AGSC has been named, nor has entered into any agreement to be named, directly or indirectly, as a direct or contingent beneficiary or loss payee on any insurance policy with respect to any loss relating to the property of Greetings or any Subsidiary or other Affiliate of Greetings. The Seller will pay to the appropriate Affiliate their respective share of the marginal increase or, in the absence of such increase, the market amount of their respective share of the portion of the premium payable with respect to any insurance policy that covers the Seller and such Affiliate;

(m) The Seller and AGSC will maintain arm’s-length relationships with Greetings (and any Affiliate thereof). Any Person that renders or otherwise furnishes services to the Seller and/or AGSC will be compensated by the Seller or AGSC (as appropriate) at market rates for such services it renders or otherwise furnishes to the Seller or AGSC (as appropriate). Neither the Seller or AGSC, on the one hand, nor Greetings, on the other hand, will be or will hold itself out to be responsible for the debts of the other or the decisions or actions respecting the daily business and affairs of the other. The Seller, AGSC and Greetings will immediately correct any known misrepresentation with respect to the foregoing, and they will not operate or purport to operate as an integrated single economic unit with respect to each other or in their dealing with any other entity; and

(n) Greetings shall not pay the salaries of Seller’s or AGSC’s employees, if any, for services rendered by such employees exclusively for the Seller.

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EXHIBIT V

TERMINATION EVENTS

Each of the following shall be a “Termination Event”:

(a) (i) the Seller, Greetings, any Originator or the Servicer shall fail to perform or observe any term, covenant or agreement under the Agreement or any other Transaction Document to be observed or performed by it, (ii) the Seller or the Servicer shall fail to make when due any payment or deposit to be made by it under the Agreement and such failure shall continue unremedied for one Business Day or (iii) Greetings shall resign as Servicer, and no successor Servicer reasonably satisfactory to the Administrator and the Majority Purchaser Agents shall have been appointed; provided that at all times when the Administrator is not permitted to demand that the Servicer segregate Collections pursuant to Section 1.4(b), no Termination Event or Unmatured Termination Event shall arise solely from the Seller’s or Servicer’s (whether as Greetings or as Servicer) failure to comply with the first sentence of Sections 1(j) or 2(h) of Exhibit IV to this Agreement (respectively) with respect to Collections received as wire transfers, unless and until the Servicer shall fail to transfer Collections received by it at any time the aggregate amount of such Collections during any calendar month and not previously transferred shall exceed $100,000 for such calendar month; provided, further, that with respect to the failure described in clause (a)(i) hereinabove, if such failure may be cured without any potential or actual detriment to any Purchaser, then the Seller, Greetings, any Originator or the Servicer, as applicable, shall have ten days from the earlier of (A) such Person’s knowledge of such failure and (B) notice to such Person of such failure to so cure any such failure before a Termination Event shall occur, so long as such Person is diligently attempting to effect such cure.

(b) Greetings (or any Affiliate thereof) shall fail to transfer to any successor Servicer when required any rights pursuant to the Agreement that Greetings (or such Affiliate) then has as Servicer;

(c) any representation or warranty made or deemed made by the Seller, Greetings or any Originator (or any of their respective officers) under or in connection with the Agreement or any other Transaction Document, or any information or report delivered by the Seller, Greetings or any Originator or the Servicer pursuant to the Agreement or any other Transaction Document, shall prove to have been incorrect or untrue in any material respect when made or deemed made or delivered; provided, however, that if the representation and warranty contained in Sections 1(g), 1(n) or 1(t) of Exhibit III to this Agreement shall prove to have been incorrect or untrue in any material respect when made or deemed made or delivered, such breach shall not constitute a Termination Event if the Seller shall have complied with its obligations with respect to such Receivable set forth in Section 1.4(e); provided, further, that if such breach may be cured without any potential or actual detriment to any Purchaser, then the Seller, Greetings or any Originator, as applicable, shall have ten days from the earlier of (A) such Person’s knowledge of such breach and (B) notice to such Person of such

Exh. V - 1

breach to so cure any such breach before a Termination Event shall occur, so long as such Person is diligently attempting to effect such cure.

(d) the Seller or the Servicer shall fail to deliver the Information Package pursuant to the Agreement, and such failure shall remain unremedied for two Business Days;

(e) the Agreement or any Purchase or reinvestment pursuant to the Agreement shall for any reason: (i) cease to create, or the Purchased Interest shall for any reason cease to be, a valid and enforceable perfected undivided percentage ownership or security interest to the extent of the Purchased Interest in each Pool Receivable, the Related Security and Collections with respect thereto, free and clear of any Adverse Claim, or (ii) cease to create with respect to the Pool Assets, or the interest of the Administrator (for the benefit of the Purchasers) with respect to such Pool Assets shall cease to be, a valid and enforceable first priority perfected security interest, free and clear of any Adverse Claim;

(f) the Seller, Greetings, AGSC or any Originator shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Seller, Greetings, AGSC or any Originator seeking to adjudicate it bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against Greetings, the Seller, AGSC or any Originator (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 60 days (provided, however, that if any such proceeding against the Seller remains undismissed or unstayed on any following day after such proceeding is filed, then any Purchaser Agent may declare the occurrence of a Termination Event by giving notice to all parties), or any of the actions sought in such proceeding (including the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or the Seller, Greetings, AGSC or any Originator shall take any organizational action to authorize any of the actions set forth above in this paragraph;

(g) (i) (A) the Everyday Default Ratio shall exceed 5.0%, (B) the Disputed Default Ratio shall exceed 3.0%, (C) the Seasonal Default Ratio shall exceed 3.0%, (D) the Delinquency Ratio shall exceed 38% or (ii) the average for three consecutive calendar months of (A) the Everyday Default Ratio shall exceed 4.0%, (B) the Disputed Default Ratio shall exceed 2.5%, (C) the Seasonal Default Ratio shall exceed 2.5%, (D) the Delinquency Ratio shall exceed 34%, or (E) the Dilution Ratio shall exceed 7%; or (iii) Days Sales Outstanding shall exceed 100.

(h) a Change in Control shall occur with respect to Seller, any Originator or Greetings;

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(i) at any time (i) the sum of (A) the Aggregate Investment plus (B) the LC Amount plus (C) the Total Reserves, exceeds (ii) the sum of (A) the Net Receivables Pool Balance at such time plus (B) the Purchasers’ Share of the amount of Collections then on deposit in the Lock-Box Accounts (other than amounts set aside therein representing Discount and Fees), plus (C) the sum of all amounts then on deposit in the LC Collateral Account, and such circumstance shall not have been cured within two Business Days;

(j) (i) Greetings or any of its Subsidiaries shall fail to pay any principal of or premium or interest on any of its Debt that is outstanding in a principal amount of at least $20,000,000 in the aggregate when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement, mortgage, indenture or instrument relating to such Debt (and shall have not been waived); or (ii) any other event shall occur or condition shall exist under any agreement, mortgage, indenture or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement, mortgage, indenture or instrument (and shall have not been waived), if, in either case: (a) the effect of such non-payment, event or condition is to give the applicable debtholders the right (whether acted upon or not) to accelerate the maturity of such Debt, or (b) any such Debt shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), redeemed, purchased or defeased, or an offer to repay, redeem, purchase or defease such Debt shall be required to be made, in each case before the stated maturity thereof;

(k) either: (i) a contribution failure shall occur with respect to any Benefit Plan sufficient to give rise to a lien under Section 302(f) of ERISA, (ii) the Internal Revenue Service shall file a notice of lien asserting a claim or claims pursuant to the Internal Revenue Code with regard to any of the assets of Seller, any Originator, Greetings or any ERISA Affiliate and such lien shall have been filed and not released within 10 days, or (iii) the Pension Benefit Guaranty Corporation shall, or shall indicate its intention in writing to the Seller, any Originator, Greetings or any ERISA Affiliate to, either file a notice of lien asserting a claim pursuant to ERISA with regard to any assets of the Seller, any Originator, Greetings or any ERISA Affiliate or terminate any Benefit Plan that has unfunded benefit liabilities, or any steps shall have been taken to terminate any Benefit Plan subject to Title IV of ERISA so as to result in any liability in excess of $1,000,000 and such lien shall have been filed and not released within 10 days;

(l) one or more final judgments for the payment of money shall be entered against the Seller or (ii) one or more final judgments for the payment of money in an amount in excess of $20,000,000, individually or in the aggregate, shall be entered against the Servicer on claims not covered by insurance or as to which the insurance carrier has denied its responsibility, and such judgment shall continue unsatisfied and in effect for sixty (60) consecutive days without a stay of execution;

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(m) Any Letter of Credit is drawn upon and, unless as a result of the LC Bank’s failure to provide the notice required by Section 1.14(b), not fully reimbursed pursuant to Section 1.14 (including, if applicable, with the proceeds of any funding by the applicable Conduit Purchaser) within two Business Days from the date of such draw.

(n) the “Receivables Sale Termination Date” under and as defined in the Receivables Sale Agreement shall occur under the Receivables Sale Agreement or any Originator thereunder shall for any reason (other than as a result of or in connection with its merger into, or its transfer of all or substantially all of its assets or business to, another Originator) cease to transfer, or cease to have the legal capacity to transfer, or otherwise be incapable of transferring Receivables under the Receivables Sale Agreement;

(o) the “Sale and Contribution Termination Date” under and as defined in the Sale and Contribution Agreement shall occur under the Sale and Contribution Agreement or Greetings shall for any reason (other than as a result of or in connection with its merger into, or its transfer of all or substantially all of its assets or business to, another Originator) cease to transfer, or cease to have the legal capacity to transfer, or otherwise be incapable of transferring Receivables under the Sale and Contribution Agreement;

(p) Moody’s or Standard & Poor’s shall request any amendment, supplement or other modification of the Agreement or any other Transaction Document which is not consented to by the Seller and Greetings within 10 Business Days after the applicable Purchaser Agent has provided notice thereof to the parties hereto;

(q) the amount of dilutions recorded on any Information Package (i) with respect to Receivables originated by any Originator other than Plus Mark, Inc., for any of (a) seasonal returns, (b) advertising allowances or (c) volume rebates or (ii) with respect to Receivables originated by Plus Mark, Inc., for any of the Plus Mark, Inc. specific factors, exceeds the reserves or liabilities reported on the immediately prior Information Package related to such dilution category; or

(r) Greetings shall breach, default on or fail to comply with the “Leverage Ratio” as required under the Credit Agreement; provided, however, that it shall not be a Termination Event under the Agreement if such breach, default or failure is waived by the requisite lenders under the Credit Agreement.

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